As filed with the Securities and Exchange
                         Commission on June 9, 2004.

                                                    Registration No. 333-114976
                                                                      811-05192

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933          [ ]

                        Pre-Effective Amendment No. 1                       [X]

                       Post Effective Amendment No. _                       [ ]

             REGISTRATION STATEMENT UNDER THE INVESTMENT ACT OF 1940

                              Amendment No. 119                             [X]


                            ------------------------

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                                  (Registrant)

                            ------------------------

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                                   (Depositor)
                                 5900 "O" Street
                             Lincoln, Nebraska 68510

                            ------------------------

                                DONALD R. STADING
                  Vice President, Secretary and General Counsel
                    Ameritas Variable Life Insurance Company
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                 (402) 467-7465

                            ------------------------



Approximate Date of Proposed Public Offering: As soon as practicable after effective date.

    TITLE OF SECURITIES BEING REGISTERED: SECURITIES OF UNIT INVESTMENT TRUST

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                              Variable Annuity - TN

                  CROSS REFERENCE TO ITEMS REQUIRED BY FORM N-4

PART A
Form N-4       Item                                    Heading in Prospectus
Item 1.        Cover Page..............................Cover Page
Item 2.        Definitions.............................Definitions
Item 3.        Synopsis or Highlights..................Policy Overview; Charges Tables
Item 4.        Condensed Financial Information.........Financial Information
Item 5.        General Description of Registrant,
               Depositor and Portfolio Companies
               a) Depositor............................Miscellaneous: About Our Company
               b) Registrant...........................Appendix A: Variable Investment Option Portfolios
               c) Portfolio Company....................Appendix A: Variable Investment Option Portfolios
               d) Prospectus...........................Investment Options
               e) Voting...............................Miscellaneous: Voting Rights
               f) Administrator........................N/A
Item 6.        Deductions and Expenses
               a) Deductions...........................Charges Table; Charges
               b) Sales Load...........................Charges Table; Charges
               c) Special purchase plans...............Charges Table; Charges
               d) Commissions..........................Miscellaneous: Distribution of the Policies
               e) Portfolio company deductions and
               expenses................................Charges Tables
               f) Registrant's expenses................N/A
Item 7.        General Description of Variable
               Annuity Contracts
               a) Rights...............................Important Policy Provisions; Miscellaneous: Voting Rights
               b) Provisions and limitations...........Important Policy Provisions
               c) Changes in contracts or operations...Important Policy Provisions
               d) Contract owner inquiries.............Cover Page; Last Page
Item 8.        Annuity Period
               a) Level of benefits....................Policy Distributions
               b) Annuity commencement date............Important Policy Provisions
               c) Annuity payments.....................Policy Distributions
               d) Assumed investment return............N/A
               e) Minimums.............................Important Policy Provisions
               f) Rights to change options or
               transfer investment base................Investment Options
Item 9.        Death Benefit
               a) Death benefit calculation............Policy Distributions
               b) Forms of benefits....................Important Policy Provisions
Item 10.       Purchases and Contract Values
               a) Procedures for purchases.............Cover Page; Important Policy Provisions
               b) Accumulation unit value..............Policy Distributions
               c) Calculation of accumulation unit
               value...................................Policy Distributions
               d) Principal underwriter................Miscellaneous: Distribution of the Policies
Item 11.       Redemptions
               a) Redemption procedures................Policy Distributions
               b) Texas Optional Retirement Program....N/A
               c) Delay................................Policy Distributions
               d) Lapse................................Policy Distributions
               e) Revocation of rights.................Important Policy Provisions



Item 12.       Taxes
               a) Tax consequences.....................Tax Matters
               b) Qualified plans......................Tax Matters
               c) Impact of taxes......................Tax Matters
Item 13.       Legal Proceedings.......................Miscellaneous: Legal Proceedings
Item 14.       Table of Contents for Statement of
               Additional Information..................Last Page

PART B
Form N-4       Item                                    Heading in Statement of Additional Information

Item 15.       Cover Page..............................Cover Page
Item 16.       Table of Contents.......................Table of Contents
Item 17.       General Information and History
               a) Name change/Suspended Sales..........N/A
               b) Attribution of Assets................N/A
               c) Control of Depositor.................General Information and History
Item 18.       Services
               a) Fees, expenses and costs.............N/A
               b) Management-related services..........Services
               c) Custodian and independent public
               accountant..............................Services
               d) Other custodianship..................N/A
               e) Administrative servicing agent.......N/A
               f) Depositor as principal
               underwriter.............................N/A
Item 19.       Purchase of Securities Being Offered
               a) Manner of Offering...................N/A
               b) Sales load...........................N/A
Item 20.       Underwriters
               a) Depositor or affiliate as principal
               underwriter.............................Underwriters
               b) Continuous offering..................Underwriters
               c) Underwriting commissions.............Underwriters
               d) Payments of underwriter..............N/A
Item 21.       Calculation of Performance Data.........Calculation of Performance
Item 22.       Annuity Payments........................N/A
Item 23.       Financial Statements
               a) Registrant...........................Financial Statements
               b) Depositor............................Financial Statements

PROSPECTUS:June 9, 2004

Form 4889
Flexible Premium
Deferred Variable Annuity Policy
                  Ameritas Variable Life Insurance Company Separate Account VA-2

     This prospectus describes the Policy, especially its Separate Account. The Policy is designed to help you, the Policy Owner, invest on a tax-deferred basis and meet long-term financial goals. It provides a menu of optional features for you to select from to meet your particular needs; ask your sales representative or us which of these are available in your state. As an annuity, it also provides you with several ways to receive regular income from your investment. An initial minimum payment is required. Further investment is optional.

     You may allocate all or part of your investment among variable investment options (where you have the investment risk, including possible loss of principal) with allocated indirect interests in non-publicly traded portfolios from these series funds:

--------------------------- ------------------------------------------- -----------------------------------------------
                                Series Fund issuing the Subaccount
     Referred to as:                  underlying portfolios:                     Portfolio Advisor - Subadvisors
-------------------------- ------------------------------------------- -----------------------------------------------
 ALGER                         The Alger American Fund                   Fred Alger Management, Inc.
------------------------------ ---------------------------------------- -------------------------------------------------
 AMERICAN CENTURY              American Century Variable Portfolios,     American Century Investment Management, Inc.
                               Inc.
------------------------------ ---------------------------------------- -------------------------------------------------

AMERITAS PORTFOLIOS            Calvert Variable Series, Inc. Ameritas    Ameritas Investment Corp.
                               Portfolios                                -Calvert Asset Management Company, Inc.
                                                                         (Calvert)
                                                                         -David L. Babson & Company Inc. (Babson)
                                                                         -Fred Alger Management, Inc. (Fred Alger)
                                                                         -Harris Associates, Inc. (Harris/Oakmark)
                                                                         -John McStay Investment Counsel (McStay)
                                                                         -State Street Global Advisors (State Street)
                                                                         -Thornburg Investment Management, Inc.
                                                                         (Thornburg)

------------------------------ ---------------------------------------- -------------------------------------------------
 CALVERT PORTFOLIOS            Calvert Variable Series, Inc. Calvert     Calvert Asset Management Company, Inc.
                               Portfolios
------------------------------ ---------------------------------------- -------------------------------------------------
 DREYFUS                       Dreyfus Investment Portfolios             The Dreyfus Corporation
------------------------------ ---------------------------------------- -------------------------------------------------
 FIDELITY                      Variable Insurance Products: Service      Fidelity Management & Research Company
                               Class 2
------------------------------ ---------------------------------------- -------------------------------------------------

 AIM FUNDS                     AIM Variable Insurance Funds              AIM Advisors, Inc.

------------------------------ ---------------------------------------- -------------------------------------------------
 MFS                           MFS Variable Insurance Trust              Massachusetts Financial Services Company
------------------------------ ---------------------------------------- -------------------------------------------------
 SALOMON BROTHERS              Salomon Brothers Variable Series Funds    Salomon Brothers Asset Management Inc.
                               Inc.
------------------------------ ---------------------------------------- -------------------------------------------------
 SUMMIT PINNACLE SERIES        Summit Mutual Funds, Inc. Summit          Summit Investment Partners, Inc.
                               Pinnacle Series
------------------------------ ---------------------------------------- -------------------------------------------------

 THIRD AVENUE                  Third Avenue Variable Series Trust        Third Avenue Management LLC

------------------------------ ---------------------------------------- -------------------------------------------------
 VAN KAMPEN                    The Universal Institutional Funds, Inc.   Morgan Stanley Investment Management Inc. dba
                                                                         "Van Kampen"
-------------------------------------------------------------------------------------------------------------------------

     A Statement of Additional Information and other information about us and the Policy, with the same date as this prospectus, is on file with the Securities and Exchange Commission ("SEC") and is incorporated into this prospectus by reference. For a free copy, access it on the SEC's Web site (www.sec.gov, select "Filings" and type "Ameritas Variable"), then select file #333-114976 or write or call us. The Table of Contents for the Statement of Additional Information is on the last page of this prospectus.

Please Read this Prospectus Carefully and Keep It for Future Reference. It provides information you should consider before investing in a Policy. Prospectuses for the portfolios underlying the Subaccount variable investment options are available without charge from your sales representative or from our Service Center.

           The SEC does not pass upon the accuracy or adequacy of this prospectus, and has not approved or disapproved the
                 Policy. Any representation to the contrary is a
                                criminal offense.

          NOT FDIC INSURED - MAY LOSE VALUE - NO BANK GUARANTEE

             Ameritas Variable Life Insurance Company (we, us, our)
            Service Center, P.O. Box 82550, Lincoln, Nebraska 68501.
                     1-800-745-1112. variable.ameritas.com

Contacting Us. To answer your questions or to send additional premium, contact your sales representative or write or call us at:

                             Ameritas Variable Life
                               Insurance Company,
                                 Service Center
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501
                                       Or
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                            Telephone: 1-800-745-1112
                               Fax: 1-402-467-6153
                              variable.ameritas.com

Express mail packages should be sent to our street address, not our P.O. Box address.

Sending Forms, Written Notice and Written Requests in "Good Order." If you are writing to change your beneficiary, request a withdrawal or for any other purpose, contact us or your sales representative to learn what information is required for the request to be in "good order". We can only act upon requests that are received in good order.

Remember, the Correct Form is important for us to accurately process your Policy elections and changes. Many can be found on the on-line services section of our Web site. Or, call us at our toll-free number and we will send you the form you need.

Make checks payable to: "Ameritas Variable Life Insurance Company"

TABLE OF CONTENTS                                          Begin on Page

     DEFINED TERMS...............................................3
     POLICY OVERVIEW.............................................4
     CHARGES TABLES..............................................6
     FINANCIAL INFORMATION.......................................8
     IMPORTANT POLICY PROVISIONS.................................8
         Policy Application and Issuance
         Your Policy Value
         Telephone Transactions
         Death of Annuitant
         Delay of Payments
         Beneficiary
         Policy Changes
         Policy Termination
     INVESTMENT OPTIONS.........................................12
         Separate Account Variable Investment Options
         Transfers
         Third Party Services
         Model Asset Allocation
         Systematic Transfer Programs:
            Dollar Cost Averaging, Portfolio Rebalancing, Earnings Sweep
     CHARGES....................................................15
         Withdrawal Charge
         Mortality and Expense Risk Charge
         Administrative Charges
              Administrative Expense Fee, Annual Policy Fee
         Transfer Fee
         Tax Charges
         Fees Charged by the Portfolios
     POLICY DISTRIBUTIONS.......................................17
         Withdrawals
         Death Benefits
         Annuity Income Phase
     TAX MATTERS................................................21
         Taxation of Nonqualified Policies
         Possible Tax Law Changes
     MISCELLANEOUS..............................................23
         About Our Company
         Distribution of the Policies
         Voting Rights
         Distribution of Materials
         Advertising
         Legal Proceedings
     APPENDIX A: Variable Investment Option Portfolios..........A:1
     Thank You.  If You Have Questions,......................Last Page
     Statement of Additional Information Table of Contents...Last Page

DEFINED TERMS
-------------------------------------------------------------------------------

Accumulation Units are an accounting unit of measure used to calculate the Policy value allocated to Subaccounts of the Separate Account. It is similar to a share of a mutual fund. The Policy describes how Accumulation Units are calculated.

Annuity Date is the date annuity income payments are scheduled to begin. This date is identified on the Policy Schedule page of your Policy. You may change this date, as permitted by the Policy and described in this prospectus.

Business Day is each day that the New York Stock Exchange is open for trading.

Cash Surrender Value is the Policy value less applicable withdrawal charge, Policy fee, outstanding loans, and any premium tax charge not previously deducted.

Owner, you, your is you -- the person(s) or legal entity who may exercise all rights and privileges under the Policy. If there are joint Owners, the signatures of both Owners are needed to exercise rights under the Policy.

Policy Year/Month/Anniversary are measured from respective anniversary dates of the date of issue of this Policy.

Subaccount is a division within the Separate Account for which Accumulation Units are separately maintained. Each Subaccount corresponds to a single underlying non-publicly traded portfolio issued through a series fund.

We, us, our, Ameritas, AVLIC -- Ameritas Variable Life Insurance Company.

Written Notice or Request -- Written notice, signed by you, on a form approved by or acceptable to us, that gives us the information we require and is received at AVLIC, Service Center, P.O. Box 82550, Lincoln, NE 68501 (or 5900 "O" Street, Lincoln, NE 68510), fax 1-402-467-6153. Call us if you have questions about what form or information is required.

           This prospectus may only be used to offer the Policy where the Policy may lawfully be sold. The Policy, and certain
         features described in this prospectus, may not be available in all states.

POLICY OVERVIEW

         The following is intended as a summary. Please read each section of this prospectus for additional detail.

         This Policy is a variable annuity savings vehicle offered on a tax-nonqualified basis and offering a variety of investment options to help meet long-term financial goals. Charges are discussed in this prospectus' CHARGES TABLES and CHARGES sections. You can allocate your premiums among a wide spectrum of investment options. In the Separate Account variable investment options you may gain or lose money on your investment. The investment options are described on this prospectus' cover and the INVESTMENT OPTIONS section.

         COMPARISON TO OTHER POLICIES AND INVESTMENTS

         Compared to fixed annuities. The Policy is like a fixed annuity in most ways except for its variable investment features. The Policy is different from fixed-interest annuities in that your Policy value will reflect the investment experience of the selected variable investment options, so you have both the investment risk (including possible loss of principal) and opportunity, not us.

         Compared to mutual funds. Although the Separate Account variable investment options' underlying portfolios operate like publicly traded mutual funds and have the same investment risks, in many ways the Policy differs from publicly traded mutual fund investments. Unlike publicly traded mutual funds, the Policy has these features:

A significant advantage of the Policy is that it provides the ability to accumulate capital on a tax-deferred basis. The Policy also provides benefits such as lifetime income payments and guaranteed fees.

o    Accumulates capital on a tax-deferred basis.
o Can provide annuity payments for the rest of your life or for some other period.
o Generally defers federal income tax liability on any earnings until you receive a distribution from the Policy.
o You can transfer money from one underlying investment portfolio to another without tax liability.
o Automatically reinvests dividends and capital gains distributed by the variable investment options' underlying portfolios and reflects them in the portfolio's value.
o Deducts from Policy value charges for insurance benefits not available with direct mutual fund investments.
o Withdrawals before age 59 1/2 generally are subject to a 10% federal tax penalty. Also, Policy earnings that would be treated as capital gains in a mutual fund are treated as ordinary income when distributed, although taxation of them is deferred until such earnings are distributed. Taxable earnings are considered to be paid out first followed by the return of your premiums.
o    Withdrawals can result in a withdrawal charge.
o You have a short time period to review your Policy and cancel it for a return of premium paid. The terms of this "right to examine" period vary by state (see the cover of your Policy).
o We, not you, own the shares of the variable investment options' underlying portfolios. You have interests in the Separate Account Subaccounts that invest in the underlying portfolios that you select.

POLICY OPERATION & FEATURES
Premiums.
o    Minimum initial premium: $25,000.
o    Minimum additional premium: $1,000.
o Additional premiums will not be accepted, without our approval, on or after the later of (i) the Policy anniversary following your or the annuitant's 85th birthday or (ii) the Annuity Date.

Investment Options.
o Variable investment option allocations are invested in Subaccounts of the Separate Account, which in turn invest in corresponding underlying portfolios.
o You may transfer among investments, subject to limits. Dollar cost averaging, portfolio rebalancing and earnings sweep systematic investment programs are available.

Deductions from Assets.
(See CHARGES TABLES on next pages.)
Deductions from entire Policy value:
o Generally, premium taxes, if any. (Some states levy this tax when premium is paid.)
o    Policy fee, if any.
o    Withdrawal charge, if any.
o    Mortality and expense risk charge.
o    Administrative expense charge.
o    Underlying portfolio investment advisory fees and operating expenses.

Withdrawals.
o Withdrawal charges apply to withdrawals under the base Policy. After a premium is received, withdrawal charges apply for 9 years.
o    Each withdrawal must be at least $250.

                      ----------------
                         Premiums
                      ----------------
---------------------------------------------------------
        Ameritas Variable Life Insurance Company
--------------------- ----------------- -----------------
                   Investment Options
------------- --- ---------------------------------------
                        Ameritas Variable Life Insurance
                                     Company
                              Separate Account VA-2
                           Variable Investment Options
                      Policy value may vary daily depending
                       upon the investment performance of
                           the underlying portfolios.
------------- --- ---------------------------------------
                             The Subaccounts
------------- --- ------------ ------------ -------------
                       A            B           Etc.
------------- --- ------------ ------------ -------------
                  Underlying   Underlying       Etc.
                  Portfolio A  Portfolio B
-------------     ------------ ------------ -------------
---------------------------------------------------------
            Charges (Deductions from Assets)
------------------- -- -------------- --- ---------------
-------------------    --------------     ---------------
   Withdrawals             Death             Annuity
                          Benefit         Income Options
-------------------    --------------     ---------------

Annuity Income.
o    Several fixed annuity income options are available.

Death Benefit.
o    A standard death benefit is paid upon the death of the Owner.

         POLICY PHASES

         The Policy is a deferred annuity: it has an accumulation (or deferral) phase and an annuity income phase.

         Accumulation Phase. During the accumulation phase, any earnings that you leave in the Policy are not taxed. During this phase you can invest additional money into the Policy, transfer amounts among the investment options, and withdraw some or all of the value of your Policy. Some restrictions may apply to transfers. Withdrawals may be subject to a withdrawal charge, income tax and a penalty tax.

         Annuity Income Phase. The accumulation phase ends and the annuity income phase begins on a date you select or the later of the fifth Policy Anniversary or Anniversary nearest the annuitant's 85th birthday. During the annuity income phase, we will make periodic payments to the annuitant, unless you specify otherwise. You can select payments that are guaranteed to last for the annuitant's entire life or for some other period. Some or all of each payment will be taxable.

CHARGES TABLES
--------------------------------------------------------------------------------

         The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Policy. The first table describes the fees and expenses that you will pay at the time that you buy the Policy, surrender the Policy, or transfer Policy value between investment options. State premium taxes may also be deducted. (Schedules will differ when required by state law.)

--------------------------------------------------------------------------------------------------------------------
TRANSACTION FEES
--------------------------------------------------------------------------------------------------------------------
                                                                  Current Fees and Guaranteed Maximum Fees
                                                          ----------------------------------------------------------
Premium Withdrawal Charges                                            Years since receipt of premium:
(deducted as a % of each premium withdrawn)                1     2     3     4     5     6    7     8     9     10+
-------------------------------------------------------- ----- ----- ----- ----- ----- ---- ----- ----- ----- ------
Y   9-Year Base Policy Withdrawal Charge                   8%    8%    8%    7%    7%   6%    5%    4%    2%    0%
-------------------------------------------------------- ----- ----- ----- ----- ----- ---- ----- ----- ----- ------

--------------------------------------------------------------------------------------------------------------------
                                                                                                     Guaranteed
                                                                                    Current Fees        Maximum
                                                                                                         Fees
---------------------------------------------------------------------------------- --------------- -----------------
TRANSFER FEE (per transfer)
Y   First 15 transfers per year                                                         NONE             NONE
Y   Over 15 transfers in one Policy Year, we may charge ...                             $10              $10
---------------------------------------------------------------------------------- --------------- -----------------
PREMIUM TAXES (Amount varies by state.)
(Depending upon your state, deducted either when premium is submitted or upon          0% - 3.5%       0% - 3.5%
allocating policy value to an annuity income option)
---------------------------------------------------------------------------------- --------------- -----------------

        The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, to equal the annualized charges shown, not including Subaccount portfolio operating fees and expenses.
--------------------------------------------------------------------------------------------------------------------
ANNUAL FEES and EXPENSES
--------------------------------------------------------------------------------------------------------------------
                                                                                                     Guaranteed
                                                                                    Current Fees        Maximum
                                                                                                         Fees
---------------------------------------------------------------------------------- --------------- -----------------
ANNUAL POLICY FEES                                                                       NONE             $40
     Waived if Policy value is at least $50,000 on a Policy Anniversary.
---------------------------------------------------------------------------------- --------------- -----------------
SEPARATE ACCOUNT ANNUAL EXPENSES
     Deducted daily from assets allocated to the Separate Account to equal the annual % shown.
--------------------------------------------------------------------------------- ---------------- -----------------
Y    MORTALITY & EXPENSE RISK CHARGE                                                     0.60%            0.75%
Y    ADMINISTRATIVE EXPENSE FEE                                                          0.20%            0.25%
--------------------------------------------------------------------------------- ---------------- -----------------

         PORTFOLIO COMPANY OPERATING EXPENSES

         The next table shows the minimum and maximum total operating expenses charged by the portfolio companies, before any waivers or reductions, that you may pay periodically during the time that you own the contract, followed by a table showing additional information for each portfolio company. More detail concerning each portfolio company's fees and expenses is contained in the prospectus for each portfolio company.

---------------------------------------------------------------------------- -------------------- --------------------
TOTAL ANNUAL PORTFOLIO COMPANY OPERATING EXPENSES
   Expenses that are deducted from portfolio company assets, including               Minimum              Maximum
   management fees, distribution and/or service (12b-1) fees, and other expenses
---------------------------------------------------------------------------- -------------------- --------------------
Before any Waivers and Reductions                                                      0.36% (1)           2.42% (2)
------------------------------------------------------------------------------- ------------------ ------------------

After any Waivers and Reductions (explained in the footnotes to these tables)          0.36% (1)           2.42% (2)
---------------------------------------------------------------------------------------------------------------------

(1) Ameritas Money Market Portfolio.

(2) Calvert CVS Social International Equity Portfolio. "Total Fees" reflect an indirect fee and fees before waivers. Indirect fees result from the portfolio's offset arrangement with the custodian bank whereby the custodian's and transfer agent's fees may be paid indirectly by credits earned on the portfolio's uninvested cash balances. These credits are used to reduce the portfolio's expenses. Net operating expenses after reductions for fees paid indirectly and fee waivers would be 2.24%.

         EXAMPLES OF EXPENSES

         The Examples below are intended to help you compare the cost of investing in the Policy with the cost of investing in other variable annuity policies. These costs include Policy owner transaction expenses, contract fees, separate account annual expenses, and Subaccount underlying portfolio fees and expenses.

         The Examples assume that you invest $10,000 in the Policy for the time periods indicated. The Examples also assume that your investment has a 5% return each year and assume the underlying portfolio and Policy fees and expenses indicated. The example amounts are illustrative only, and should not be considered a representation of past or future expenses. Your actual expenses may be higher or lower than those shown in the chart. Please note that although the examples assume $10,000 premium to aid comparisons, our minimum premium for this Policy is $25,000.

--------------------------------------------------------------------------------------------------------------------------------
                              Surrender Policy at the end of    Annuitize Policy at the end of     Policy is neither surrendered
                              the time period. ($)                   the time period. ($)                nor annuitized. ($)
-------------------------------------------------------------- -------------------------------- --------------------------------
EXAMPLE                         1 Yr   3 Yr    5 Yr    10 Yr    1 Yr    3 Yr    5 Yr    10 Yr    1 Yr  3 Yr    5 Yr    10 Yr
-------------------------------------------------------------- -------------------------------- --------------------------------
Maximum Policy Expenses (1)    $1,184  $1,964  $2,661  $4,031   $1,184  $1,964  $2,661  $4,031   $384  $1,164  $1,961  $4,031

Minimum Policy Expenses(2)       $918  $1,168  $1,338  $1,409     $918    $368    $638  $1,409   $118    $368    $638  $1,409
--------------------------------------------------------------------------------------------------------------------------------

(1) Maximum Policy Expense Fees. This example assumes maximum charges of 1.00% for Separate Account annual expenses, a $40 guaranteed maximum Policy fee (which is equivalent to 0.37% of average Policy value), plus the maximum fees and expenses before any waivers or reductions of any of the portfolio companies. Note that the current base Policy fee is $0.

(2) Minimum Policy Expense Fees. This example assumes current charges of 0.80% for Separate Account annual expenses, plus the minimum fees and expenses after any waivers or reductions of any of the portfolio companies.

FINANCIAL INFORMATION

         We provide Accumulation Unit value history for each of the Separate Account variable investment options. Financial statements of the Subaccounts of the Separate Account and our company are included in the Statement of Additional Information. To learn how to get a copy, see the front or back page of this prospectus.

IMPORTANT POLICY PROVISIONS
--------------------------------------------------------------------------------

         The OVERTURE MEDLEY! Policy is a flexible premium deferred variable annuity policy issued on a tax-nonqualified basis. The Policy allows you to save and invest your assets on a tax-deferred basis. A feature of the Policy distinguishing it from non-annuity investments is its ability to guarantee annuity payments to you for as long as the annuitant lives or for some other period you select. In addition, if you die before those payments begin, the Policy will pay a death benefit to your beneficiary. Many key rights and benefits under the Policy are summarized in this prospectus; however, you must refer to the Policy itself for the actual terms of the Policy. You may obtain a copy of the Policy from us. The Policy remains in force until surrendered for its Cash Surrender Value, or until all proceeds have been paid under an annuity income option or as a death benefit.

         POLICY APPLICATION AND ISSUANCE

         To purchase a Policy, you must submit an application and a minimum initial premium. A Policy usually will be issued only if you and the annuitant are age 0 through 85, rounded to the nearest birthday. We reserve the right to reject any application or premium for any reason.

      Replacing an existing annuity policy is not always your best choice.
                      Evaluate any replacement carefully.

         If your application is in good order upon receipt, we will credit your initial net premium to the Policy value in accordance with the "right to examine" rules in your state within two Business Days after the later of the date we receive your application or the date we receive your premium. If the application is incomplete or otherwise not in good order, we will contact you within five Business Days to explain the delay; at that time we will refund your initial premium unless you consent to our retaining it to apply it to your Policy once all Policy issuance requirements are met.

         The Policy Date is the date two Business Days after we receive your application and initial premium. It is the date used to determine Policy Anniversaries and Policy Years. No Policy will be dated on or after the 29th day of a month. (This does not affect how premium is credited; see the paragraph above.)

o        Application in Good Order
         All application questions must be answered, but particularly note these requirements:
          o The Owner's and the annuitant's full name, Social Security number, and date of birth must be included.
          o Your premium allocations must be completed in whole percentages, and total 100%.
          o    Initial premium must meet minimum premium requirements.
          o Your signature and your agent's signature must be on the application.
          o    City, state and date application was signed must be completed.
          o    If you have one, please give us your e-mail address to facilitate receiving updated Policy information by electronic delivery.
          o    There may be forms in addition to the application required by law or regulation, especially when a qualified plan or replacement is involved.
          o    Your agent must be both properly licensed and appointed with us.

Premium Requirements
         Your premium checks should be made payable to "Ameritas Variable Life Insurance Company." We may postpone crediting any payment made by check to your Policy until the check has been honored by your bank. Payment by certified check, banker's draft, or cashier's check will be promptly applied. Under our electronic fund transfer program, you may select a monthly payment schedule for us to automatically deduct premiums from your bank account or other sources. Total premiums for all annuities held with us for the same annuitant or Owner may not exceed $1 million without our consent.

         Initial Premium
          o    The only premium required. All others are optional.
          o    Must be at least $25,000.

         Additional Premiums
          o Must be at least $1,000. We have the right to change these premium requirements.
          o Will not be accepted, without our approval, on or after the later of (i) the Policy Anniversary following your or the annuitant's 85th birthday or (ii) the Annuity Date.

o        Allocating Your Premiums
         You may allocate your premiums among the variable investment options. Initial allocations in your Policy application will be used for additional premiums until you change your allocation.

          o    Allocations must be in whole percentages, and total 100%.
          o You may change your allocation by sending us Written Notice or through an authorized telephone transaction. The change will apply to premiums received on or after the date we receive your Written Notice or authorized telephone transaction.
          o All premiums will be allocated pursuant to your instructions on record with us, except your initial premium and any additional premiums received during your Policy's "right to examine" period may be subject to special requirements.

         "Right to Examine" Period Allocations
         Return of Value State. In states that permit us to refund your Policy value upon your cancellation of the Policy during the "right to examine" period, we will allocate your initial premium to your selected variable investment options on the date of issue of the Policy.

         Return of Premium States. In states that require us to refund at least your full premium upon your cancellation of the Policy during the "right to examine" period, we will hold your initial premium in the Ameritas Money Market Subaccount for 13 days. Then, we will invest your initial premium in the investment options pursuant to your application instruction. (Any additional premiums we receive during the "right to examine" period plus 3 days will be allocated in the same manner.) If, at the end of the "right to examine" period, you decide to cancel your Policy, we will refund the greater of the Policy value or premiums paid.

         YOUR POLICY VALUE

         On your Policy's date of issue, the Policy value equals the initial premium less any charge for applicable premium taxes. On any Business Day thereafter, the Policy value equals the sum of the values in the Separate Account variable investment options. The Policy value is expected to change from day to day, reflecting the expenses and investment experience of the selected variable investment options as well as the deductions for charges under the Policy.

o        Separate Account Value
         Premiums or transfers allocated to Subaccounts are accounted for in Accumulation Units. The Policy value held in the Separate Account Subaccounts on any Business Day is determined by multiplying each Subaccount's Accumulation Unit value by the number of Subaccount units allocated to the Policy. Each Subaccount's Accumulation Unit value is calculated at the end of each Business Day as follows:
          (a) the per share net asset value of the Subaccount's underlying portfolio as of the end of the current Business Day plus any dividend or capital gain distribution declared and unpaid by the underlying portfolio during that Business Day, times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus
          (b)  the daily administrative expense fee; minus
          (c) the daily mortality and expense risk charge; and this result divided by
          (d) the total number of Accumulation Units held in the Subaccount on the Business Day before the purchase or redemption of any Accumulation Units on that day.

         When transactions are made to or from a Subaccount, the actual dollar amounts are converted to Accumulation Units. The number of Accumulation Units for a transaction is equal to the dollar amount of the transaction divided by the Accumulation Unit value on the Business Day the transaction is made.

         An investment in money market funds is neither insured nor guaranteed by the U.S. Government. There can be no assurance that the funds will be able to maintain a stable net asset value of $1.00 per share.

         TELEPHONE TRANSACTIONS

Telephone Transactions Permitted
o    Transfers among investment options.
o    Establish systematic transfer programs.
o    Change of premium allocations.

How to Authorize Telephone Transactions
o Upon your authorization on the Policy application or in Written Notice to us, you, your registered representative or a third person named by you may do telephone transactions on your behalf. You bear the risk of the accuracy of any designated person's instructions to us.

Telephone Transaction Rules
o Must be received by close of the New York Stock Exchange ("NYSE") (usually 3 p.m. Central Time); if later, the transaction will be processed the next day the NYSE is open.
o    Will be recorded for your protection.
o For security, you or your authorized designee must provide your Social Security number and/or other identification information.
o    May be discontinued at any time as to some or all Owners.

We are not liable for following telephone transaction instructions we reasonably believe to be genuine.

DEATH OF ANNUITANT

         Upon the annuitant's death prior to 30 days before the Annuity Date, you may generally name a new annuitant. If any Owner is the annuitant, then upon that Owner's death, the Policy's applicable death benefit becomes payable to the named beneficiary(ies). However, if the beneficiary is the deceased Owner's spouse, then upon that Owner's death the spouse may be permitted under federal tax law to become the new Owner of the Policy and to name an annuitant and different beneficiaries.

         DELAY OF PAYMENTS

         We will usually pay any amounts requested as a full surrender or partial withdrawal from the Separate Account within 7 days after we receive your Written Notice. We can postpone such payments or any transfers out of a Subaccount if: (i) the NYSE is closed for other than customary weekend and holiday closings; (ii) trading on the NYSE is restricted; (iii) an emergency exists as determined by the SEC, as a result of which it is not reasonably practical to dispose of securities, or not reasonably practical to determine the value of the net assets of the Separate Account; or (iv) the SEC permits delay for the protection of security holders. The applicable rules of the SEC will govern as to whether the conditions in (iii) or (iv) exist.

         BENEFICIARY

         You may change your beneficiary by sending Written Notice to us, unless the named beneficiary is irrevocable. Once we record and acknowledge the change, it is effective as of the date you signed the Written Notice. The change will not apply to any payments made or other action taken by us before recording. If the named beneficiary is irrevocable you may change the named beneficiary only by Written Notice signed by both you and the beneficiary. If more than one named beneficiary is designated, and you fail to specify their interest, they will share equally.

         If there are joint Owners, the surviving joint Owner will be deemed the beneficiary, and the beneficiary named in the Policy application or subsequently changed will be deemed the contingent beneficiary. If both joint Owners die simultaneously, the death benefit will be paid to the contingent beneficiary.

         If the beneficiary is your surviving spouse, the spouse may elect either to receive the death benefit, in which case the Policy will terminate, or to continue the Policy in force with the spouse as Owner.

         If the named beneficiary dies before you, then your estate is the beneficiary until you name a new beneficiary.

POLICY CHANGES

         Any change to your Policy is only effective if on a form acceptable to us, and then only once it is received at our Service Office and recorded on our records. Information on how to contact us to determine what information is needed and where you can get various forms for Policy changes is shown on this Prospectus' first two pages and last page.

         POLICY TERMINATION

         We may treat any partial withdrawal that leaves a Cash Surrender Value of less than $1,000 as a complete surrender of the Policy. See this prospectus' POLICY DISTRIBUTIONS: Withdrawals section for more information.

         If you have paid no premiums during the previous 36-month period, we have the right to pay you the total value of your Policy in a lump sum and cancel the Policy if (i) the Cash Surrender Value is less than $1,000 or (ii) the paid-up life-time income annuity benefit at maturity, based on an accumulation of the Policy value to maturity, would be less than $20 per month. We will not impose a withdrawal charge on involuntary terminations.

INVESTMENT OPTIONS

         We recognize you have very personal goals and investment strategies. The Policy allows you to choose from a wide array of investment options - each chosen for its potential to meet specific investment objectives.

         You may allocate all or a part of your premiums among the Separate Account variable investment options or the Fixed Account fixed interest rate option. Allocations must be in whole percentages and total 100%. The variable investment options, which invest in underlying portfolios, are listed and described in Appendix A to this prospectus.

The value of your Policy will go up () or down () based on the investment performance of the variable investment options you choose. The investment results of each variable investment option are likely to differ significantly, and vary over time. They do not earn a fixed interest rate. Please consider carefully, and on a continuing basis, which investment options best suit your long-term investment objectives and risk tolerance.

         SEPARATE ACCOUNT VARIABLE INVESTMENT OPTIONS (also see Appendix A)

         The Separate Account provides you with variable investment options in the form of underlying portfolio investments. Each underlying portfolio is an open-end investment management company. When you allocate investments to an underlying portfolio, those investments are placed in a Subaccount of the Separate Account corresponding to that portfolio, and the Subaccount in turn invests in the portfolio. The Policy value of your Policy depends directly on the investment performance of the portfolios that you select.

         The Separate Account is registered with the SEC as a unit investment trust. However, the SEC does not supervise the management or the investment practices or policies of the Separate Account or AVLIC. The Separate Account was established as a separate investment account of AVLIC under Nebraska law on May 28, 1987. Under Nebraska law, we own the Separate Account assets, but they are held separately from our other assets and are not charged with any liability or credited with any gain of business unrelated to the Separate Account. Any and all distributions made by the underlying portfolios, with respect to the shares held by the Separate Account, will be reinvested in additional shares at net asset value. We are responsible to you for meeting the obligations of the Policy, but we do not guarantee the investment performance of any of the variable investment options' underlying portfolios. We do not make any representations about their future performance.

The underlying portfolios in the Separate Account are NOT publicly traded mutual funds, and are NOT the same as publicly traded mutual funds with very similar names. They are only available as separate account investment options in life insurance or variable annuity policies issued by insurance companies, or through participation in certain qualified pension or retirement plans.

Even if the investment options and policies of some underlying portfolios available under the Policy may be very similar to the investment objectives and policies of publicly traded mutual funds that may be managed by the same investment adviser, the investment performance and results of the portfolios available under the Policy may vary significantly from the investment results of such other publicly traded mutual funds.

You should read the prospectuses for the underlying portfolios together with this prospectus for more information.

                 You bear the risk that the variable investment
                    options you select may fail to meet their
                  objectives, that they could go down in value,
                       and that you could lose principal.

         Each Subaccount's underlying portfolio operates as a separate investment fund, and the income or losses of one generally has no effect on the investment performance of any other. Complete descriptions of each variable investment option's investment objectives and restrictions and other material information related to an investment in the variable investment option are contained in the prospectuses for each of the series funds which accompany this prospectus.

         Adding, Deleting, or Substituting Variable Investment Options
         We do not control the Subaccounts' underlying portfolios, so we cannot guarantee that any of the portfolios will always be available. We retain the right to change the investments of the Separate Account, and to eliminate the shares of any Subaccount's underlying portfolio and substitute shares of another series fund portfolio. If the shares of the underlying portfolio are no longer available for investment or if, in our judgment, investment in the portfolio would be inappropriate in view of the purposes of the Separate Account, we will first notify you and receive any necessary SEC and state approval before making such a change.

         New Separate Account underlying portfolios may be added, or existing funds eliminated, when, in our sole discretion, conditions warrant a change. If a portfolio is eliminated, we will ask you to reallocate any amount in the eliminated portfolio. If you do not reallocate these amounts, we will automatically reinvest them in the Ameritas Money Market Subaccount.

         If we make a portfolio substitution or change, we may change the Policy to reflect the substitution or change. Our Separate Account may be (i) operated as an investment management company or any other form permitted by law, (ii) deregistered with the SEC if registration is no longer required, or (iii) combined with one or more other separate accounts. To the extent permitted by law, we also may transfer assets of the Separate Account to other accounts.

         TRANSFERS

         The Policy is designed for long-term investment, not for use with professional "market timing" services or use with programmed, large or frequent transfers. Excessive transfers could harm other policy owners, annuitants and beneficiaries by having a detrimental effect on investment portfolio management. In addition to the right of the Portfolio to impose redemption fees on short-term trading, we reserve the right to reject any specific premium allocation or transfer request, if in the judgment of a Subaccount portfolio fund advisor, a Subaccount portfolio would be unable to invest effectively in accordance with its investment objectives and policies, or if Policy owners would otherwise potentially be adversely affected.

         Transferring money out of a Subaccount within 60 days of a purchase may be considered market timing. However, any portfolio fund advisor may establish their own standards, and each transaction may be evaluated on its own. Ultimately the portfolio fund advisor has the authority to make this determination.

          Subject to restrictions during the "right to examine period" and prior to the annuity Date, you may transfer Policy value from one Subaccount to another, subject to these rules:

         Transfer Rules:
          o A transfer is considered any single request to move assets from one or more Subaccounts to one or more of the other Subaccounts.
          o We must receive notice of the transfer - either Written Notice, an authorized telephone transaction, or by Internet when available. Transfer requests by facsimile, telephone, or Internet must be sent to us by 3:00 p.m. Central Time for same-day processing. Requests received later are processed on the next trading day. Fax requests must be sent to us at 402-467-7923. If requests are faxed elsewhere, we will process them as of the day they are received by our trading unit.
          o The transferred amount must be at least $250, or the entire Subaccount value if it is less. (If the value remaining after a transfer will be less than $250 in a Subaccount, we will include that amount as part of the transfer.)
               - If the Dollar Cost Averaging systematic transfer program is used, then the minimum transfer amount out of a Subaccount or the Fixed Account is the lesser of $100 or the balance in the Subaccount.
               - The Portfolio Rebalancing and Earnings Sweep systematic transfer programs have no minimum transfer limits.
          o The first 15 transfers each Policy Year are free. Thereafter, transfers may result in a $10 charge for each transfer. This fee is deducted on a pro-rata basis from balances in all Subaccounts; it is not subtracted from the amount of the transfer. Transfers under any systematic transfer program do count toward the 15 free transfer limit.
          o We reserve the right to limit transfers, or to modify transfer privileges, and we reserve the right to change the transfer rules at any time.
          o If the Policy value in any Subaccount falls below $250, we may transfer the remaining balance, without charge, to the Ameritas Money Market Subaccount.

         THIRD-PARTY SERVICES

         Where permitted and subject to our rules, we may accept your authorization to have a third party (such as your sales representative or someone else you name) exercise transfers or investment allocations on your behalf. Third-party transfers and allocations are subject to the same rules as all other transfers and allocations. You can make this election on the application or by sending us Written Notice. Please note that any person or entity you authorize to make transfers or allocations on your behalf, including any investment advisory, asset allocation, money management or timing service, does so independently from any agency relationship they may have with us for the sale of the Policies. They are accountable to you alone for such transfers or allocations. We are not responsible for such transfers or allocations on your behalf, or recommendations to you, by such third-party services. You should be aware that fees charged by such third parties for their service are separate from and in addition to fees paid under the Policy.

         Model Asset Allocation

         We may offer model asset allocation to rebalance your Policy value based on the terms of the program. Different asset allocation models may be available over the lifetime of the Policy; however, only one such program can be in effect at any one time.

         SYSTEMATIC TRANSFER PROGRAMS

         We offer several systematic transfer programs. We reserve the right to alter or terminate these programs upon thirty days written notice.

o        Dollar Cost Averaging
         The Dollar Cost Averaging program allows you to automatically transfer, on a periodic basis, a set dollar amount or percentage from the Ameritas Money Market Subaccount to any other Subaccount(s). Requested percentages are converted to a dollar amount. You can begin Dollar Cost Averaging when you purchase the Policy or later. You can increase or decrease the amount or percentage of transfers or discontinue the program at any time. Dollar Cost Averaging is intended to limit loss by resulting in the purchase of more Accumulation Units when a portfolio's value is low, and fewer units when its value is high. However, there is no guarantee that such a program will result in a higher Policy value, protect against a loss, or otherwise achieve your investment goals.

         Dollar Cost Averaging Program Rules:
          o There is no additional charge for the Dollar Cost Averaging program.
          o We must receive notice of your election and any changed instruction - either Written Notice, by telephone transaction instruction, or by Internet when available.
          o    Automatic transfers can only occur monthly.
          o The minimum transfer amount out of the Ameritas Money Market Subaccount is the lesser of $250 or the balance in the Subaccounts.
          o Dollar Cost Averaging program transfers cannot begin before the end of a Policy's "right to examine" period.
          o You may specify that transfers be made on the 1st through the 28th day of the month. Transfers will be made on the date you specify (or if that is not a Business Day, then on the next Business Day). If you do not select a date, the program will begin on the next Policy Month anniversary following the date the Policy's "right to examine" period ends.
          o You can limit the number of transfers to be made, in which case the program will end when that number has been made. Otherwise, the program will terminate when the amount remaining in the Ameritas Money Market Subaccount is less than $100.
          o Dollar Cost Averaging is not available when the Portfolio Rebalancing Program is elected.

o        Portfolio Rebalancing
         The Portfolio Rebalancing program allows you to rebalance your Policy value among designated Subaccounts only as you instruct. You may change your rebalancing allocation instructions at any time. Any change will be effective when the next rebalancing occurs.

         Portfolio Rebalancing Program Rules:
          o There is no additional charge for the Portfolio Rebalancing program.
          o You must request the rebalancing program, give us your rebalancing instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
          o You may have rebalancing occur quarterly, semi-annually or annually.

o        Earnings Sweep
         The Earnings Sweep program allows you to sweep earnings from your Subaccounts to be rebalanced among designated investment options, either based on your original Policy allocation of premiums or pursuant to new allocation instructions. You may change your Earnings Sweep program instructions at any time. Any change will be effective when the next sweep occurs.

         Earnings Sweep Program Rules:
          o    There is no additional charge for the Earnings Sweep program.
          o You must request the Earnings Sweep program, give us your allocation instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
          o You may have your earnings sweep quarterly, semi-annually or annually.

CHARGES

         The following adds to information provided in the CHARGES TABLES section. Please review both prospectus sections for information on charges.

         WITHDRAWAL CHARGE

         We will deduct a withdrawal charge from Policy value upon a full surrender or partial withdrawal. We may also deduct a withdrawal charge from Policy value on the date annuity income payments begin from amounts applied to provide annuity payments. We do not assess a withdrawal charge on premiums after the second year since receipt that are then applied to the Life or Joint and Last Survivor annuity income options. This charge partially covers our distribution costs, including commissions and other promotional costs. Any deficiency is met from our general account, including amounts derived from the mortality and expense risk charge.

         The amount of a partial withdrawal you request plus any withdrawal charge is deducted from the Policy value on the date we receive your withdrawal request. Partial withdrawals (including any charge) are deducted from the Subaccounts and the Fixed Account on a pro rata basis, unless you instruct us otherwise. The oldest premium is considered to be withdrawn first, the next oldest premium is considered to be withdrawn next, and so on (a "first-in, first-out" basis). Withdrawals are treated as "premium first" before earnings for purposes of assessing a withdrawal charge, but must be treated as "earnings first" before premiums for purposes of any required tax withholding.

         MORTALITY AND EXPENSE RISK CHARGE

         We impose a daily fee to compensate us for the mortality and expense risks we have under the Policy. This fee is reflected in the Accumulation Unit values for each Subaccount.

         Our mortality risk arises from our obligation to make annuity payments and to pay death benefits prior to the Annuity Date. The mortality risk we assume is that annuitants will live longer than we project, so our cost in making annuity payments will be higher than projected. However, an annuitant's own longevity, or improvement in general life expectancy, will not affect the periodic annuity payments we pay under your Policy. Another mortality risk we assume is that at your death the death benefit we pay will be greater than the Cash Surrender Value.

         Our expense risk is that our costs to administer your Policy will exceed the amount we collect through administrative charges.

         If the mortality and expense risk charge does not cover our costs, we bear the loss, not you. If the charge exceeds our costs, the excess is our profit. If the withdrawal charge does not cover our Policy distribution costs, the deficiency is met from our general account assets, which may include amounts, if any, derived from this mortality and expense risk charge.

         ADMINISTRATIVE CHARGES

         Administrative fees help us cover our cost to administer your Policy.

         Administrative Expense Fee
         This annual fee is reflected in the Accumulation Unit values for each Subaccount.

         Annual Policy Fee
         We reserve the right to charge an annual Policy fee.

         Any Policy fee is deducted from your Policy value on the last Business Day of each Policy Year and upon a complete surrender. This fee is levied by canceling Accumulation Units. It is deducted from each Subaccount in the same proportion that the value in each Subaccount bears to the total Policy value. We currently waive any Policy fee if the Policy value is at least $50,000 on a Policy Anniversary.

         TRANSFER FEE

         The first 15 transfers per Policy Year among Subaccounts are free. A transfer fee may be imposed for any transfer in excess of 15 per Policy Year. The transfer fee is deducted pro rata from each Subaccount in which the Owner is invested.

         TAX CHARGES

         Some states and municipalities levy a tax on annuities, currently ranging from 0% to 3.5% of your premiums. These tax rates, and the timing of the tax, vary and may change. Presently, we deduct the charge for the tax in those states with a tax either (a) from premiums as they are received, or (b) upon applying proceeds to an annuity income option.

         No charges are currently made for taxes other than premium taxes. We reserve the right to levy charges in the future for taxes or other economic burdens resulting from taxes that we determine are properly attributable to the Separate Account.

         FEES CHARGED BY THE PORTFOLIOS

         Each Subaccount's underlying portfolio has investment advisory fees and expenses. They are set forth in this prospectus' CHARGES TABLES section and described in more detail in each fund's prospectus. A portfolio's fees and expenses are not deducted from your Policy value. Instead, they are reflected in the daily value of portfolio shares which, in turn, will affect the daily Accumulation Unit value of the Subaccounts. These fees and expenses help to pay the portfolio's investment advisory and operating expenses.

WAIVER OF CERTAIN CHARGES

         When the Policy is sold in a manner that results in savings of sales or administrative expenses, we reserve the right to waive all or part of any fee we charge under the Policy (excluding fees charged by the portfolios). Factors we consider include one or more of the following: size and type of group to whom the Policy is issued; amount of expected premiums; relationship with us (employee of us or an affiliated company, receiving distributions or making transfers from other policies we or one of our affiliates issue or transferring amounts held under qualified retirement plans we or one of our affiliates sponsor); type and frequency of administrative and sales services provided; or level of annual maintenance fee and withdrawal charges. In an exchange of another policy we or an affiliated company issued and where the withdrawal charge has been waived, the withdrawal charge for this Policy may be determined based on the dates premiums were received in the prior policy.

         Any fee waiver will not be discriminatory and will be done according to our rules in effect at the time the Policy is issued. We reserve the right to change these rules. The right to waive any charges may be subject to state approval.

POLICY DISTRIBUTIONS

         There are several ways to take all or part of your investment out of your Policy, both before and after the Annuity Date. Tax penalties and withdrawal charges may apply to amounts taken out of your Policy before the Annuity Date. Your Policy also provides a death benefit that may be paid upon your death prior to the Annuity Date. All or part of a death benefit may be taxable.

         WITHDRAWALS

         You may withdraw, by Written Notice, all or part of your Policy's Cash Surrender Value prior to the Annuity Date. Amounts withdrawn are subject to a withdrawal charge. Following a full surrender of the Policy, or at any time the Policy value is zero, all your rights in the Policy end. Total surrender requires you to return your Policy to us.

Withdrawals may be subject to:
    -   Income Tax
    -   Penalty Tax
    -   Withdrawal Charge

         For purposes of the withdrawal charge only, premiums are deemed to be withdrawn before any earnings; this means that there may be no withdrawal charge if the amount of the withdrawal is less than or equal to premiums received at least "x" years prior to the withdrawal and not considered having been previously withdrawn, where "x" is the number of years in the withdrawal charge period. Of premium considered withdrawn, the oldest premium is considered withdrawn first, the next oldest premium is considered withdrawn next, and so on (a "first-in, first-out" procedure). (This is different than taxation order, which generally considers earnings to be withdrawn before premiums and the last premium withdrawn first - a "last-in, first-out" procedure.)

         Withdrawal Rules
          o Withdrawals must be by Written Notice. A request for a systematic withdrawal plan must be on our form and must specify a date for the first payment, which must be the 1st through 28th day of the month.
          o    Minimum withdrawal is $250.
          o We may treat any partial withdrawal that leaves a Cash Surrender Value of less than $1,000 as a complete surrender of the Policy.
          o Withdrawal results in cancellation of Accumulation Units from each applicable Subaccount. If you do not specify which investment option(s) from which to take the withdrawal, it will be taken from each investment option in the proportion that the Policy value in each investment option bears to the total Policy value.
          o The total amount paid to you upon total surrender of the Policy (taking any prior partial withdrawals into account) may be less than the total premiums made, because we will deduct any charges owed but not yet paid (including withdrawal charges), a premium tax charge may apply to withdrawals, and because you bear the investment risk of the Separate Account.
          o Unless you give us Written Notice not to withhold taxes from a withdrawal, we must withhold 10% of the taxable amount withdrawn to be paid as a federal tax, as well as any amounts required by state laws to be withheld for state income taxes.

         We will allow facsimile request forms and signatures to be used for the purpose of a "Written Notice" authorizing withdrawals from your Policy. You may complete and execute a withdrawal form and send it to our Service Center fax number, 402-467-6153. We offer this method of withdrawal as a service to meet your needs when turnaround time is critical. However, by not requiring an original signature there is a greater possibility that unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge.

o        Systematic Withdrawal Plan
         The systematic withdrawal plan allows you to automatically withdraw payments of a pre-determined dollar amount or fixed percentage of Policy value from a specified investment option monthly, quarterly, semi-annually or annually. We can support and encourage your use of electronic fund transfer of systematic withdrawal plan payments to an account of yours that you specify to us. The fixed dollar amount of systematic withdrawals may be calculated in support of Internal Revenue Service minimum distribution requirements over the lifetime of the annuitant. No systematic withdrawal may be established after the 28th of each month. Although this plan mimics annuity payments, each distribution is a withdrawal that may be taxable and subject to the charges and expenses described above; you may wish to consult a tax advisor before requesting this plan.

         DEATH BENEFITS

         We will pay the Policy value as a death benefit after we receive Due Proof of Death of an Owner's death or as soon thereafter as we have sufficient information about the beneficiary to make the payment. Death benefits may be paid pursuant to an annuity income option to the extent allowed by applicable law and any settlement agreement in effect at your death. If the beneficiary does not make an annuity income option election within 60 days of our receipt of Due Proof of Death, we will issue a lump-sum payment to the beneficiary.

A death benefit is payable upon:
        -    Your Policy being in force;
        -    Receipt of Due Proof of Death of the first Owner to die;
        -    Election of an annuity income option; and
        - Proof that the Owner died before any annuity payments begin. "Due Proof of Death" is a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, a written statement by the attending physician, or any other proof satisfactory to us.

         If an Owner of the Policy is a corporation, trust or other non-individual, we treat the primary annuitant as an Owner for purposes of the death benefit. The "primary annuitant" is that individual whose life affects the timing or the amount of the death benefit payout under the Policy. A change in the primary annuitant will be treated as the death of an Owner.

         If the annuitant is an Owner or joint Owner, the annuitant's death is treated as the Owner's death.

         If the annuitant is not an Owner and the annuitant dies before the Annuity Date, the Owner may name a new annuitant if such Owner(s) is not a corporation or other non-individual. If the Owner does not name a new annuitant, the Owner will become the annuitant.

         If your spouse is the Policy beneficiary, annuitant, or a joint Owner, special tax rules apply. See the IRS Required Distribution Upon Owner's Death section below.

         We will deduct any applicable premium tax not previously deducted from the death benefit payable.

o        Standard Death Benefit
         Upon any Owner's death before the Annuity Date, the Policy will end, and we will pay a death benefit to your beneficiary. The death benefit equals your Policy value (without deduction of the withdrawal charge) on the later of the date we receive Due Proof of Death or an annuity payout option election less any charge for applicable premium taxes;

         Upon any Owner's death on or after the Annuity Date and before all proceeds have been paid, no death benefit is payable, but any remaining proceeds will be paid to the designated annuity benefit payee based on the annuity income option in effect at the time of death.

o        IRS Required Distribution Upon Death of Owner
         Federal law requires that if your Policy is tax non-qualified and you die before the Annuity Date, then the entire value of your Policy must be distributed within 5 years of your death. The 5-year rule does not apply to that portion of the proceeds which (a) is for the benefit of an individual beneficiary; and (b) will be paid over the lifetime or the life expectancy of that beneficiary as long as payments begin not later than one year after the date of your death. Special rules may apply to your surviving spouse. The Statement of Additional Information has a more detailed description of these rules.

Tables Illustrating Benefits Upon Death

         The following tables illustrate benefits payable, if any, upon death of a party to the Policy for most, but not necessarily all, situations. The terms of any Policy rider or qualified plan funded by the Policy may change this information. Please consult your own legal and tax advisor for advice. You may contact us for more information.

                                 If death occurs before the Annuity Date:
If the deceased is...  and...              and...                    then the...
--------------------- ------------------- ------------------------- ------------------------------------------------
any Policy Owner      - - -               - - -                     Policy beneficiary receives the death benefit.
--------------------- ------------------- ------------------------- ------------------------------------------------
any Policy Owner      There is no         the beneficiary is the    surviving spouse may elect to become the
                      surviving joint     Policy Owner's            Policy Owner and continue the Policy, or may
                      Policy Owner who    surviving spouse,         have the Policy end and receive the death
                      is the deceased     unless the spouse is      benefit.
                      Owner's spouse      the surviving joint
                                          Policy Owner
--------------------- ------------------- ------------------------- ------------------------------------------------
the annuitant         a Policy Owner is   there is no named         the Policy continues with the Policy Owner as
                      living              contingent or joint       the Policy annuitant unless the Owner names a
                                          annuitant                 new annuitant.
--------------------- ------------------- ------------------------- ------------------------------------------------
the annuitant         the Policy Owner    - - -                     the annuitant's death is treated as a Policy
                      is a non-person                               Owner's death.
--------------------- ------------------- ------------------------- ------------------------------------------------
an annuitant          a Policy Owner is   the contingent or joint   contingent annuitant becomes the annuitant,
                      living              annuitant is living       and the Policy continues.
--------------------- ------------------- ------------------------- ------------------------------------------------

                               If death occurs on or after the Annuity Date:
If the deceased is...  and...              then the...
--------------------- ------------------- --------------------------------------------------------------------------
any Policy Owner      There is a living   surviving Policy Owner remains as Owner for purposes of distributing any
                      joint Owner, and    remaining Policy proceeds pursuant to the annuity income option then in
                      the annuitant is    effect. If the annuity benefit payee was the deceased Policy Owner, the
                      living              surviving Owner receives the proceeds. If the payee is other than the deceased Owner, proceeds continue to be paid to the payee until the payee's death, then are paid to the Policy beneficiary.
--------------------- ------------------- --------------------------------------------------------------------------
any Policy Owner      There is no         Policy beneficiary becomes the Policy Owner for purposes of distributing
                      surviving joint     any remaining Policy proceeds pursuant to the annuity income option then
                      Owner, and          in effect. If the annuity benefit payee was the Owner, then the Policy
                      the annuitant is    beneficiary receives the proceeds. If the payee is other than the
                      living              Owner, proceeds continue to be paid to the payee until the payee's death, then are paid to the Policy beneficiary.
--------------------- ------------------- --------------------------------------------------------------------------
any Policy annuitant  any Policy Owner    Policy Owner (or other named payee) receives distribution of any
                      is living           remaining Policy proceeds pursuant to the annuity income option then in effect.
--------------------- ------------------- --------------------------------------------------------------------------
the annuitant         the annuitant is    Policy beneficiary becomes the Policy Owner for purposes of distributing
                      also the Policy     any remaining Policy proceeds pursuant to the annuity income option then
                      Owner               in effect.  If the annuity benefit payee was the Owner, then the Policy beneficiary receives the proceeds. If the payee is other than the Owner, proceeds continue to be paid to the payee until the payee's death, then are paid to the Policy beneficiary.
--------------------- ------------------- --------------------------------------------------------------------------

         ANNUITY INCOME PHASE

         A primary function of an annuity contract, like this Policy, is to provide annuity payments to the payee(s) you name. You will receive the annuity benefits unless you designate another payee(s). The level of annuity payments is determined by your Policy value, the annuitant's sex (except where prohibited by law) and age, and the annuity income option selected. All or part of your Policy Cash Surrender Value may be placed under one or more annuity income options.

Value allocated to annuity payments:
     - required to be allocated to our general account, so are not variable.
     -  may be subject to a withdrawal charge.
     -  may be taxable and, if premature, subject to a tax penalty

         Policy value allocated to annuity payments may be subject to a withdrawal charge. A withdrawal charge is not applied on the Annuity Date for premiums applied after the second year since receipt to the Life or Joint and Last Survivor annuity income options. However, the withdrawal charge does apply to Policy value placed under other annuity income options.

         Annuity payments must be made to individuals receiving payments on their own behalf, unless otherwise agreed to by us. Any annuity income option is only effective once we acknowledge it. We may require initial and ongoing proof of the Owner's or annuitant's age or survival. Unless you specify otherwise, the payee is the Owner.

         Payments under the annuity income options are fixed annuity payments based on a fixed rate of interest at or higher than the minimum effective annual rate which is guaranteed to yield 1 1/2% on an annual basis. We have sole discretion whether or not to pay a higher interest rate for annuity income options 1, 2, or 3 (see below). Current annuity rates for options 4 or 5 for the same class of annuities are used if higher than the guaranteed amounts (guaranteed amounts are based upon the tables contained in the Policy). The guaranteed amounts are based on the

Annuity 2000 Mortality Table projected 15 years, and an interest rate which is guaranteed to yield 1 1/2% on an annual basis. Current interest rates, and further information, may be obtained from us. The amount of each fixed annuity payment is set and begins on the Annuity Date, and does not change.

o        When Annuity Income Payments Begin
         You select the Annuity Date by completing an election form that you can request from us at any time. This date may not be any earlier than the fifth Policy Anniversary. If you do not specify a date, the Annuity Date will be the later of the Policy Anniversary nearest the annuitant's 85th birthday or the fifth Policy Anniversary. You may change this date by sending Written Notice for our receipt at least 30 days before the then current Annuity Date.

o        Selecting an Annuity Income Option
         You choose the annuity income option by completing an election form that you can request from us at any time. You may change your selection during your life by sending Written Notice for our receipt at least 30 days before the date annuity payments are scheduled to begin. If no selection is made by then, we will apply the Policy Cash Surrender Value to make annuity payments under annuity income option 4 providing lifetime income payments.

The longer the guaranteed or projected annuity income option period, the lower the amount of each annuity payment.

         If you die before the Annuity Date (and the Policy is in force), your beneficiary may elect to receive the death benefit under one of the annuity income options (unless applicable law or a settlement agreement dictate otherwise).

o        Annuity Income Options
         Once fixed annuity payments under an annuity income option begin, they cannot be changed. (We may allow the beneficiary to transfer amounts applied under options 1, 2 or 3 to option 4, 5 or 6 after the Annuity Date. However, we reserve the right to discontinue this practice.) When the Owner dies, we will pay any unpaid guaranteed payments to your beneficiary. Upon the last payee's death, we will pay any unpaid guaranteed payments to that payee's estate.

         Note: If you elect an annuity income option based on a life contingency (option 4 or 5), it is possible that only one annuity payment would be made under the annuity option if the annuitant dies before the due date of the second annuity payment, only two annuity payments would be made if the annuitant died before the due date of the third annuity payment, etc. This would not happen if you elect an annuity income option guaranteeing either the amount or duration of payments, or just paying interest (options 1, 2 or 3).

         Part or all of any annuity payment may be taxable as ordinary income. If, at the time annuity payments begin, you have not given us Written Notice to not withhold federal income taxes, we must by law withhold such taxes from the taxable portion of each annuity payment and remit it to the Internal Revenue Service.

         We may pay your Policy proceeds to you in one sum if they are less than $1,000, or when the annuity income option chosen would result in periodic payments of less than $20. If any annuity payment would be or becomes less than $20, we also have the right to change the frequency of payments to an interval that will result in payments of at least $20. In no event will we make payments under an annuity option less frequently than annually.

         The annuity income options are:

(1) Interest Payment. While proceeds remain on deposit, we annually credit interest to the proceeds. The interest may be paid to the payee or added to the amount on deposit.

(2) Designated Amount Annuity. Proceeds are paid in monthly installments of a specified amount over at least a 5-year period until proceeds, with interest, have been fully paid.

(3) Designated Period Annuity. Proceeds are paid in monthly installments for the specified period chosen. Monthly incomes for each $1,000 of proceeds, which include interest, are illustrated by a table in the Policy.

(4) Lifetime Income Annuity. Proceeds are paid as monthly income during the annuitant's life. Variations provide for guaranteed payments for a period of time.

(5) Joint and Last Survivor Lifetime Income Annuity. Proceeds are paid as monthly income during the joint annuitants' lives and until the last of them dies.

(6)  Lump Sum. Proceeds are paid in one sum.

TAX MATTERS

         The following discussion is general in nature and is not intended as tax advice. Each person concerned should consult a competent tax advisor. No attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a Policy. This discussion of federal income tax consideration relating to the Policy is based upon our understanding of laws as they now exist and are currently interpreted by the Internal Revenue Service ("IRS").

         When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money - generally for retirement purposes.

         TAXATION OF NONQUALIFIED POLICIES

         If a non-natural person (e.g., a corporation or a trust) owns a Nonqualified Policy, the taxpayer generally must include in income any increase in the excess of the Policy value over the investment in the Policy (generally, the premiums paid for the Policy) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax adviser.

         The following discussion generally applies to Policies owned by natural persons.

o Withdrawals. When a withdrawal from a Nonqualified Policy occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the Policy value immediately before the distribution over the Owner's investment in the Policy (generally, the premiums paid for the Policy, reduced by any amount previously distributed from the Policy that was not subject to tax) at that time. In the case of a surrender under a Nonqualified Policy, the amount received generally will be taxable only to the extent it exceeds the Owner's investment in the Policy.

o Penalty Tax on Certain Withdrawals. In the case of a distribution from a Nonqualified Policy, a federal tax penalty equal to 10% of the amount treated as income may be imposed. In general, however, there is no penalty on distributions:
   -  made on or after the taxpayer reaches age 59 1/2;
   -  made on or after an Owner's death;
   -  attributable to the taxpayer's becoming disabled; or
   - made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

   Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. You should consult a tax adviser with regard to exceptions from the penalty tax.

o Annuity Payments. Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Policy ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the Policy has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

o Taxation of Death Benefit Proceeds. Amounts may be distributed from the Policy because of your death or the death of the annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Policy, or (ii) if distributed under an annuity income option, they are taxed in the same way as annuity payments.

o Transfers, Assignment or Exchanges of a Policy. A transfer or assignment of ownership of the Policy, the designation of an annuitant, the selection of certain dates for annuity payments to begin, or the exchange of the Policy may result in certain tax consequences to you that are not discussed here. An Owner contemplating any such transfer, assignment, or exchange, should consult a tax advisor as to the tax consequences.

o Withholding. Annuity distributions are generally subject to withholding for the recipient's federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.

o Withholding for Nonresident Alien Owners. Generally, the amount of any payment of interest to a non-resident alien of the United States shall be subject to withholding of a tax equal to 30% of such amount or, if applicable, a lower treaty rate. A payment may not be subject to withholding where the recipient sufficiently establishes that such payment is effectively connected to the recipient's conduct of a trade or business in the United States and such payment is included in the recipient's gross income.

o Multiple Policies. All Non-Qualified deferred annuity contracts that are issued by us (or our affiliates) to the same Owner during any calendar year are treated as one annuity contract for purposes of determining the amount of gain includable in such Owner's income when a taxable distribution occurs.

o Further Information. We believe that the Policy qualifies as an annuity contract for Federal income tax purposes and the above discussion is based on that assumption. Further details can be found in the Statement of Additional Information under the heading "Tax Status of the Policy."

         POSSIBLE TAX LAW CHANGES

         Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Policy could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the Policy.

         We have the right to modify the Policy in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract Owners currently receive. We make no guarantee regarding the tax status of any Policy and do not intend the above discussion as tax advice.

MISCELLANEOUS

         ABOUT OUR COMPANY

         Ameritas Variable Life Insurance Company issues the Policy described in this prospectus and is responsible for providing each Policy's insurance and annuity benefits. We are a stock life insurance company organized under the insurance laws of the State of Nebraska in 1983. As part of the Ameritas Acacia Companies, we are an indirect majority-owned subsidiary of Ameritas Acacia Mutual Holding Company, the ultimate parent company of Ameritas Life Insurance Corp. ("Ameritas Life"), Nebraska's first insurance company - in business since 1887, and Acacia Life Insurance Company, a District of Columbia domiciled company chartered by an Act of the United States Congress in 1869. Our home office and Service Office address is 5900 "O" Street, Lincoln, Nebraska, 68510. (See page 2 of this prospectus, or the cover page or last page for information on how to contact us.)

         We are engaged in the business of issuing life insurance and annuities throughout the United States (except New York), with an emphasis on products with variable investment options in underlying portfolios. The Ameritas Acacia Companies are a diversified family of financial services businesses offering the above listed products and services as well as mutual funds and other investments, financial planning, retirement plans and 401(k) plans, group dental and vision insurance, banking and public financing.

         DISTRIBUTION OF THE POLICIES

         Ameritas Investment Corp. ("AIC"), 5900 "O" Street, Lincoln, Nebraska 68510, an affiliate of ours, is the principal underwriter of the Policies. Like us, AIC is also an indirect majority-owned subsidiary of Ameritas Acacia Mutual Holding Company. AIC enters into contracts with various broker-dealers ("Distributors") to distribute Policies. All persons selling the Policy will be registered representatives of the Distributors, and will also be licensed as insurance agents to sell variable insurance products. AIC is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Commissions paid to all distributors may be up to a total of 7% of premiums. We may also pay other distribution expenses such as production incentive bonuses. These distribution expenses do not result in any additional charges under the Policy other than those described in this prospectus' CHARGES section.

         VOTING RIGHTS

         As a Policy Owner, you may have voting rights in the portfolios whose shares underlie the Subaccounts you are invested in. You will receive proxy material, reports, and other materials relating to each underlying portfolio in which you have voting rights.

         If you send us written voting instructions, we will follow your instructions in voting the Portfolio shares attributable to your Policy. If you do not send us written instructions, we will vote the shares attributable to your Policy in the same proportions as we vote the shares for which we have received instructions from other Policy Owners. We will vote shares that we hold in the same proportions as we vote the shares for which we have received instructions from other Policy Owners.

         DISTRIBUTION OF MATERIALS

         We will distribute proxy statements, updated prospectuses and other materials to you from time to time. In order to achieve cost savings, we may send consolidated mailings to several owners with the same last name who share a common address or post office box.

         ADVERTISING

         From time to time, we may advertise several types of performance for the Subaccount variable investment options. We may also advertise ratings, rankings or other information related to us, the Subaccounts or the underlying portfolios. The following is a description of types of performance reporting:

         Total return is the overall change in the value of an investment in a Subaccount variable investment option over a given period of time.

         Standardized average annual total return is calculated in accordance with SEC guidelines. This shows the percentage return on $1,000 invested in the Subaccounts over the most recent 1, 5 and 10 year periods. If the variable investment option was not available for the full period, we give a history from the date money was first received in that option. This return reflects deduction of all recurring Policy charges during each period (i.e. mortality and expense risk charges, annual Policy fee, administrative expenses, and any applicable withdrawal charges). Standardized returns may reflect current waiver of any fees or current charges that are lower than our guaranteed maximum charges.

         Non-standardized average annual total return may be for periods other than those required or may otherwise differ from standardized average annual total return. For example, if a Subaccount's underlying portfolio has been in existence longer than the Subaccount, we may show non-standardized performance for periods that begin on the inception date of the underlying portfolio, rather than the inception date of the Subaccount. Otherwise, non-standardized average annual total return is calculated in a similar manner as that stated above, except we do not include the deduction of any applicable withdrawal charge (e.g., we assume the Policy continues beyond the period shown), and some non-standardized returns may be based on Policy sizes where the Policy fee would be waived.

         LEGAL PROCEEDINGS

         As of the date of this Prospectus, there are no proceedings affecting the Separate Account, or that are material in relation to our total assets.

APPENDIX A:  Variable Investment Option Portfolios

         The Separate Account Subaccount underlying portfolios listed below are designed primarily as investments for variable annuity and variable life insurance policies issued by insurance companies. They are not publicly traded mutual funds available for direct purchase by you. There is no assurance the investment objectives will be met.

         This information is just a summary for each underlying portfolio. You should read the series fund prospectus for an underlying portfolio accompanying this prospectus for more information about that portfolio, including detailed information about the portfolio's fees and expenses, investment strategy and investment objective. To get a copy of any portfolio prospectus, contact your representative or us as shown on the Table of Contents page or the last page of this prospectus.

---------------------------------------------- -----------------------------------------------------------------------
         Separate Account                                    Summary of Investment Strategy/Fund Type
Portfolio
---------------------------------------------- -----------------------------------------------------------------------
              ALGER - Class O                                Offered through The Alger American Fund
                                                              Advised by Fred Alger Management, Inc.
---------------------------------------------- -----------------------------------------------------------------------
Alger American Balanced                        Income and Growth.
---------------------------------------------- -----------------------------------------------------------------------
Alger American Leveraged AllCap                Common stocks of companies with growth potential.
---------------------------------------------- -----------------------------------------------------------------------
              AMERICAN CENTURY                      Offered through American Century Variable Portfolios, Inc.
                                                     Advised by American Century Investment Management, Inc.
---------------------------------------------- -----------------------------------------------------------------------
VP Income & Growth                             Income and Growth.
---------------------------------------------- -----------------------------------------------------------------------
      AMERITAS PORTFOLIOS (subadvisor)          Offered through Calvert Variable Series, Inc. Ameritas Portfolios
                                                               Advised by Ameritas Investment Corp.
---------------------------------------------- -----------------------------------------------------------------------
Ameritas Core Strategies (Thornburg)           Growth.
---------------------------------------------- -----------------------------------------------------------------------
Ameritas Growth (Fred Alger)                   Growth.
---------------------------------------------- -----------------------------------------------------------------------
Ameritas Income & Growth (Fred Alger)          Income and Growth.
---------------------------------------------- -----------------------------------------------------------------------
Ameritas Index 500 (State Street)              Common stocks of U.S. companies on the S&P 500 Index.
---------------------------------------------- -----------------------------------------------------------------------
Ameritas MidCap Growth (Fred Alger)            Growth.
---------------------------------------------- -----------------------------------------------------------------------
Ameritas Money Market (Calvert)                Money Market.
---------------------------------------------- -----------------------------------------------------------------------
Ameritas Select (Harris/Oakmark)               Growth.
---------------------------------------------- -----------------------------------------------------------------------
Ameritas Small Capitalization (McStay)         Growth.
---------------------------------------------- -----------------------------------------------------------------------
Ameritas Small Company Equity (Babson)         Growth.
---------------------------------------------- -----------------------------------------------------------------------
             CALVERT PORTFOLIOS                  Offered through Calvert Variable Series, Inc. Calvert Portfolios
                                                        Advised by Calvert Asset Management Company, Inc.
---------------------------------------------- -----------------------------------------------------------------------
CVS Income                                     Income.
---------------------------------------------- -----------------------------------------------------------------------
CVS Social Balanced                            Income and Growth.
---------------------------------------------- -----------------------------------------------------------------------
CVS Social Equity                              Growth.
---------------------------------------------- -----------------------------------------------------------------------
CVS Social International Equity                Growth.
---------------------------------------------- -----------------------------------------------------------------------
CVS Social Mid Cap Growth                      Growth.
---------------------------------------------- -----------------------------------------------------------------------
CVS Social Small Cap Growth                    Growth.
---------------------------------------------- -----------------------------------------------------------------------
                                                           Offered through Dreyfus Investment Portfolios
                DREYFUS                                          Advised by The Dreyfus Corporation
---------------------------------------------- -----------------------------------------------------------------------
MidCap Stock - Service Shares                  Seeks investment results that are greater than the total return performance of publicly traded common stocks of medium-size domestic companies in the aggregate, as represented by the
                                               Standard & Poor's MidCap 400 (R) Index.
---------------------------------------------- -----------------------------------------------------------------------

                                      -A:1-

---------------------------------------------- -----------------------------------------------------------------------
         Separate Account                                     Summary of Investment Strategy/Fund Type
Portfolio
---------------------------------------------- -----------------------------------------------------------------------
         FIDELITY (Service Class 2)                Offered through Variable Insurance Products: Service Class 2
                                                       Advised by Fidelity Management and Research Company
---------------------------------------------- -----------------------------------------------------------------------
VIP Asset Manager                              Allocated investments among stocks, bonds and short-term/money market investments. Investment objective is high total return with reduced risk over the long-term.
---------------------------------------------- -----------------------------------------------------------------------
VIP Asset Manager: Growth                      Allocated investments among stocks, bonds and short-term/money market investments.  Investment objective is high total return.
---------------------------------------------- -----------------------------------------------------------------------
VIP Contrafund                                 Common stocks of companies whose value is not fully recognized.
                                               Investment objective is long-term capital growth.
---------------------------------------------- -----------------------------------------------------------------------
VIP Equity-Income                              Income.
---------------------------------------------- -----------------------------------------------------------------------
VIP Growth                                     Growth.
---------------------------------------------- -----------------------------------------------------------------------
VIP High Income                                Income.
---------------------------------------------- -----------------------------------------------------------------------
VIP Investment Grade Bond                      Bond.
---------------------------------------------- -----------------------------------------------------------------------
VIP Overseas                                   Income and Growth.
---------------------------------------------- -----------------------------------------------------------------------
                  AIM FUNDS                                 Offered through AIM Variable Insurance Funds
                                                        (formerly INVESCO Variable Investment Funds, Inc.)
                                                                  Advised by AIM Advisors, Inc.
---------------------------------------------- -----------------------------------------------------------------------
INVESCO VIF-Dynamics - Series I                Common stocks of mid size companies. Investment objective is long-term capital growth.
---------------------------------------------- -----------------------------------------------------------------------
                     MFS                                   Offered through MFS Variable Insurance Trust
                                                       Advised by Massachusetts Financial Services Company
---------------------------------------------- -----------------------------------------------------------------------
New Discovery                                  Common stocks of smaller cap emerging growth companies that are early in their life cycles. Investment objective is capital growth.
---------------------------------------------- -----------------------------------------------------------------------
Strategic Income                               Income.
---------------------------------------------- -----------------------------------------------------------------------
Utilities                                      Income.
---------------------------------------------- -----------------------------------------------------------------------
              SALOMON BROTHERS                     Offered through Salomon Brothers Variable Series Funds Inc.
                                                        Advised by Salomon Brothers Asset Management, Inc.
---------------------------------------------- -----------------------------------------------------------------------
Variable All Cap                               Growth.
---------------------------------------------- -----------------------------------------------------------------------
           SUMMIT PINNACLE SERIES                Offered through Summit Mutual Funds, Inc. Summit Pinnacle Series
                                                           Advised by Summit Investment Partners, Inc.
---------------------------------------------- -----------------------------------------------------------------------
Nasdaq-100 Index                               Growth.
---------------------------------------------- -----------------------------------------------------------------------
Russell 2000 Small Cap Index                   Growth.
---------------------------------------------- -----------------------------------------------------------------------
S&P MidCap 400 Index                           Growth.
---------------------------------------------- -----------------------------------------------------------------------
                THIRD AVENUE                            Offered through Third Avenue Variable Series Trust
                                                              Advised by Third Avenue Management LLC
---------------------------------------------- -----------------------------------------------------------------------
Third Avenue Value                             Long term capital appreciation.
---------------------------------------------- -----------------------------------------------------------------------
                 VAN KAMPEN                          Offered through The Universal Institutional Funds, Inc.
                                                            Advised by Morgan Stanley Asset Management
---------------------------------------------- -----------------------------------------------------------------------
                                               Long-term capital appreciation by investing primarily in
Emerging Markets Equity - Class I              growth-oriented equity securities of issuers in emerging markets countries.
---------------------------------------------- -----------------------------------------------------------------------
Global Value Equity - Class I                  Long-term capital appreciation by investing primarily in equity securities of issuers throughout the world, including U.S. issuers.

---------------------------------------------- -----------------------------------------------------------------------
International Magnum - Class I                 Long-term capital appreciation by investing primarily in equity securities of  non-U.S. issuers domiciled in EAFE countries.
---------------------------------------------- -----------------------------------------------------------------------
                                               Above average current income and long-term capital appreciation by
U.S. Real Estate - Class I                     investing primarily in equity securities of companies in the U.S. real estate industry, including real estate investment trusts.
----------------------------------------------------------------------------------------------------------------------

                                      -A:2-

       IMSA

       We are a member of the Insurance Marketplace Standards Association ("IMSA"). IMSA is a voluntary membership organization created by the life insurance industry to promote ethical market conduct for individual life insurance and annuity products. Our membership in IMSA applies to us only and not to our products or affiliates.

                                    THANK YOU
for reviewing this Prospectus. You should also review the series fund prospectuses for those Subaccount variable investment option underlying portfolios you wish to select.

                             IF YOU HAVE QUESTIONS,
                      contact your sales representative, or
                              write or call us at:

                    Ameritas Variable Life Insurance Company
                                 Service Center
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501
                                       or
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                            Telephone: 1-800-745-1112
                               Fax: 1-402-467-6153
                              variable.ameritas.com

                           REMEMBER, THE CORRECT FORM
is important for us to accurately process your Policy elections and changes. Many can be found in the "on-line services" section of our Web Site. Or, call us at our toll-free number and we will send you the form you need.

       STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS

       A Statement of Additional Information and other information about us and the Policy with the same date as this prospectus contains more details concerning the disclosures in this prospectus.

       For a free copy, access it on the SEC's Web Site (www.sec.gov, select "Filings", type "Ameritas Variable"), then select file #333-114976, or write or call us. Here is the Table of Contents for the Statement of Additional
Information:

                                            Begin on
                                              Page

------------------------------------------ -----------
General Information and History                1
Services
------------------------------------------ -----------
Purchase of Securities Being Offered           2
Underwriters
Calculation of Performance
  Standardized Performance Reporting
  Non-Standardized Performance Reporting
  Our Performance Reports
  Yields
------------------------------------------ -----------
Additional Tax Information                     5
  General
  Withholding Tax on Distributions
  Diversification
  Owner Control
  Multiple Contracts
  Partial 1035 Exchanges
  Contracts Owned by other than Natural
      Persons
  Death Benefits
  Tax Treatment of Assignments
  Tax Treatment of Withdrawals
----------------------------------------- -----------
Other Information                               8
Service Marks & Copyright
Licensing Agreement
Financial Statements
------------------------------------------ -----------


                                   Last Page

Statement of Additional Information: June 9, 2004
to accompany Policy Prospectus dated:June 9, 2004
Form 4889
Flexible Premium
Deferred Variable Annuity Policy
                  Ameritas Variable Life Insurance Company Separate Account VA-2


           TABLE OF CONTENTS                     Page

General Information and History....................1
Services

Purchase of Securities Being Offered...............2
Underwriters
Calculation of Performance
    Standardized Performance Reporting
    Non-Standardized Performance Reporting
    Our Performance Reports
    Yields

Additional Tax Information.........................5
    General
    Withholding Tax on Distributions
    Diversification
    Owner Control
    Multiple Contracts
    Partial 1035 Exchanges
    Contracts Owned by Other than Natural Persons
    Death Benefits
    Tax Treatment of Assignments
    Tax Treatment of Withdrawals

Other Information................................. 8
Service Marks and Copyright
Licensing Agreement
Financial Statements

This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the Policy prospectus and should be read in conjunction with the prospectus. The Policy prospectus may be obtained from our Service Center by writing us at P.O. Box 82550, Lincoln, Nebraska 68501, by e-mailing us through our Web site at variable.ameritas.com, or by calling us at 1-800-745-1112. Defined terms used in the current prospectus for the Policies are incorporated in this Statement.

                         GENERAL INFORMATION AND HISTORY

Ameritas Variable Life Insurance Company Separate Account VA-2 is a separate investment account of Ameritas Variable Life Insurance Company ("we, us, our, Ameritas"). We are a stock life insurance company organized under the insurance laws of the State of Nebraska in 1983. We are owned by AMAL Corporation ("AMAL"), a joint venture holding company. AMAL is an indirect majority-interest owned subsidiary of Ameritas Acacia Mutual Holding Company, the ultimate parent company of Ameritas Life Insurance Corp. ("Ameritas Life"), Nebraska's first insurance company - in business since 1887, and Acacia Life Insurance Company, a District of Columbia domiciled company chartered by an Act of the United States Congress in 1869. We issue life insurance and annuities throughout the United States (except New York), with an emphasis on products with variable investment options in underlying portfolios managed by advisors of nationally prominent mutual fund companies.

                                    SERVICES

The financial statements of Ameritas Variable Life Insurance Company as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and the financial statements of the Subaccounts of Ameritas Variable Life Insurance Company Separate Account VA-2 as of December 31, 2003, and for each of the periods in the two years then ended, included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, 1248 "O" Street, Suite 716, Lincoln, Nebraska 68508, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

All matters of state and federal law pertaining to the Policies have been reviewed by our internal legal staff.

                                     SAI:1

                      PURCHASE OF SECURITIES BEING OFFERED

The Policy will be sold by licensed insurance agents in states where the Policies may be lawfully sold. The agents will be registered representatives of broker-dealers that are registered under the Securities Exchange Act of 1934 and members of the National Association of Securities Dealers, Inc. (NASD).

                                  UNDERWRITERS

The Policy is offered continuously and is distributed by Ameritas Investment Corp. ("AIC"), 5900 "0" Street, Lincoln, Nebraska 68510. AIC is also a subsidiary of AMAL Corporation, and therefore is an affiliate of ours. AIC enters into contracts with various broker-dealers ("Distributors") to distribute the Policies.

                                                           ---------------- ---------------- ----------------
                                                    YEAR:       2001             2002             2003
---------------------------------------------------------- ---------------- ---------------- ----------------
Variable annuity commission we paid to AIC that was paid      $9,692,554       $9,326,013       $9,174,454
to other broker-dealers and representatives (not kept by
AIC).
---------------------------------------------------------- ---------------- ---------------- ----------------
Variable annuity commission earned and kept by AIC.              $14,551          $57,323          $17,775
---------------------------------------------------------- ---------------- ---------------- ----------------
Fees we paid to AIC for variable annuity Principal              $332,428         $200,538         $179,639
Underwriter services.

---------------------------------------------------------- ---------------- ---------------- ----------------

                           CALCULATION OF PERFORMANCE

When we advertise performance for a Subaccount (except any Money Market Subaccount), we will include quotations of standardized average annual total return to facilitate comparison with standardized average annual total return advertised by other variable annuity separate accounts. Standardized average annual total return for a Subaccount will be shown for periods beginning on the date the Subaccount first invested in a corresponding series fund portfolio. We will calculate standardized average annual total return according to the standard methods prescribed by rules of the Securities and Exchange Commission ("SEC").

We report average annual total return information via Internet and periodic printed reports. Average annual total return quotations on our Internet Web site will be current as of the previous Business Day. Printed average annual total return information may be current to the last Business Day of the previous calendar week, month, or quarter preceding the date on which a report is submitted for publication. Both standardized average annual total return quotations and non-standardized total return quotations will cover at least periods of one, five, and ten years, or a period covering the time the Subaccount has been in existence, if it has not been in existence for one of the prescribed periods. If the corresponding series fund portfolio has been in existence for longer than the Subaccount, the non-standardized total return quotations will show the investment performance the Subaccount would have achieved (reduced by the applicable charges) had it been invested in the series fund portfolio for the period quoted; this is referred to as "adjusted historical" performance reporting. Standardized average annual total return is not available for periods before the Subaccount was in existence.

Quotations of standardized average annual total return and non-standardized total return are based on historical earnings and will fluctuate. Any quotation of performance should not be considered a guarantee of future performance. Factors affecting the performance of a Subaccount and its corresponding series fund portfolio include general market conditions, operating expenses and investment management. An Owner's withdrawal value upon surrender of a Policy may be more or less than the premium invested in the Policy.

Standardized Performance Reporting
Standardized average annual total return for a specific period is calculated by taking a hypothetical $1,000 investment in a Subaccount at the offering on the first day of the period ("initial investment"), and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and expressed as a percentage, carried to at least the nearest hundredth of a percent. Standardized average annual total return is annualized and reflects the deduction of the mortality and expense fee, the administrative expense charge, the annual Policy Fee (if any), and is presented both with and without the most expensive of each of the types of optional features. Current fees are used, not the guaranteed maximum fees. The redeemable value also reflects the effect of any applicable withdrawal charge that may be imposed at the end of the period. No deduction is made for premium taxes which may be assessed by certain states.

                                     SAI:2

Non-Standardized Performance Reporting
We may also advertise non-standardized total return. Non-standardized total return may assume: (1) the Policy is not surrendered, so no withdrawal charges are levied; (2) the Subaccounts have existed for periods other than those required to be presented; (3) current charges are incurred if they are less than the Policy's guaranteed maximum charges; or (4) may differ from standardized average annual total return in other ways disclosed in the table description. Non-standardized total return may also assume a larger initial investment which more closely approximates the size of a typical Policy. For these reasons, non-standardized total returns for a Subaccount are usually higher than standardized total returns for a Subaccount.

Our Performance Reports
Since the Separate Account Subaccounts under the Policy just commenced operations on the effective date of this Prospectus, we do not have any standardized average annual total returns to report for each investment portfolio (except the Ameritas Money Market Subaccount). When we do, they will be shown for 1, 5, and 10 year periods and since inception of each Separate Account Subaccount under the Policy. (More recent returns may be more or less than the stated returns due to market volatility.)

The non-standardized average annual total returns that each Subaccount (except any Money Market Subaccount) would have achieved if it had been invested in the corresponding series fund portfolio for the periods indicated, calculated in a manner similar to standardized average annual total return (more recent returns may be more or less than the stated returns due to market volatility) are:

NON-STANDARDIZED ADJUSTED HISTORICAL AVERAGE ANNUAL TOTAL RETURN
FOR PERIOD ENDING ON 12/31/2003

(Reflects current base Policy charges that are applicable to the Separate Account only; e.g., no Policy fee, and no withdrawal charges. Also reflects experience of the Subaccount underlying portfolio for periods beyond the Subaccount's own inception date.)
(Computed on the same basis as Standardized total return except no Policy fee is reflected, and no withdrawal charges are reflected since the Policy is intended for long term investment.) Reflects these current expenses deducted daily from Policy Separate Account assets to equal the annual % shown: mortality and expense risk charge of 0.60%, and administrative expense charge of 0.20%.

-------------------------------------------------------------------------------------------------------------------
Subaccount (inception date)                                                                  Ten Year or, if less,
(inception date of underlying series fund                  One Year           Five Year         Since Inception
portfolio where Subaccount has less than               Continue Policy     Continue Policy      Continue Policy
10 year's experience.)
-------------------------------------------------------------------------------------------------------------------
ALGER - Class O
o        Alger American Balanced (9/5/89)                    18.10                 4.38                 9.80
o        Alger American Leveraged AllCap (1/25/95)           33.67                -0.72                15.07
AMERICAN CENTURY
o        VP Income & Growth (10/30/97)                       28.34                -0.68                 4.17
AMERITAS PORTFOLIOS (subadvisor)
o        Ameritas Core Strategies (Thornburg)(1/1/2001)      30.60                  N/A               -13.25
o        Ameritas Growth (Fred Alger) (1/9/89)               34.44                -2.70                 9.40
o        Ameritas Income & Growth (Fred Alger)(11/15/88)     29.02                 1.42                10.69
o        Ameritas Index 500 (State Street) (8/1/95)          27.24                -1.71                 8.98
o        Ameritas MidCap Growth (Fred Alger)(5/3/93)         46.14                 6.54                12.11
o        Ameritas Select (Harris/Oakmark) (1/1/2001)         28.22                  N/A                 6.01
o        Ameritas Small Capitalization (McStay)(9/21/88)     37.78                -7.62                 1.82
o        Ameritas Small Company Equity (Babson)(1/1/2001)    34.85                  N/A                15.04
CALVERT PORTFOLIOS
o        CVS Income (4/30/2002)                              11.82                  N/A                10.76
o        CVS Social Balanced (9/2/86)                        18.39                 0.43                 6.85
o        CVS Social Equity (4/30/2002)                       21.22                  N/A                 2.45
o        CVS Social International Equity (6/30/92)           30.65                -2.30                 3.77
o        CVS Social Mid Cap Growth (7/16/91)                 30.65                -0.93                 7.11
o        CVS Social Small Cap Growth (3/15/95)               38.48                 7.95                 6.79
DREYFUS
o        MidCap Stock - Service Shares (11/1/2002)           30.45                 5.57                 5.13
FIDELITY - Service Class 2
o        VIP Asset Manager (9/6/89)                          16.74                -1.60                -0.10
o        VIP Asset Manager: Growth (1/3/95)                  22.06                -2.65                 5.19
o        VIP Contrafund (1/3/95)                             27.19                 2.25                12.97
o        VIP Equity-Income (10/9/86)                         29.01                 2.44                 9.84
o        VIP Growth (10/9/86)                                31.50                -2.28                 8.63
o        VIP High Income (9/19/85)                           25.77                -1.57                 3.04
o        VIP Investment Grade Bond (12/5/88)                  4.12                 5.67                 5.79
o        VIP Overseas (1/28/87)                              41.91                -0.15                 4.25

                                     SAI:3

-------------------------------------------------------------------------------------------------------------------
Subaccount (inception date)                                                                  Ten Year or, if less,
(inception date of underlying series fund                  One Year           Five Year         Since Inception
portfolio where Subaccount has less than               Continue Policy     Continue Policy      Continue Policy
10 year's experience.)
-------------------------------------------------------------------------------------------------------------------
AIM FUNDS
o        INVESCO VIF Dynamics - Series I (8/27/97)           36.75                -1.32                 2.55
MFS
o        New Discovery (5/1/98)                              32.67                 7.27                 7.60
o        Strategic Income (6/14/94)                           9.52                 4.29                 4.49
o        Utilities (1/3/95)                                  34.84                 1.40                10.74

SALOMON BROTHERS
o        Variable All Cap (2/1/98)                           37.95                 7.28                 8.34
SUMMIT PINNACLE SERIES
o        Nasdaq-100 Index (4/26/2000)                        47.47                  N/A               -23.12
o        Russell 2000 Small Cap Index (4/26/2000)            45.07                  N/A                 2.28
o        S & P Mid Cap 400 Index (5/3/99)                    33.69                  N/A                 6.33
THIRD AVENUE
o        Third Avenue Value (9/21/99)                        41.42                  N/A                19.72
VAN KAMPEN
o        Emerging Markets Equity - Class I (10/1/96)         48.49                 7.86                 1.53
o        Global Value Equity - Class I (1/2/97)              27.95                 3.20                 6.58
o        International Magnum - Class I (1/2/97)             26.42                -2.02                 0.55
o        U.S. Real Estate - Class I (3/3/97)                 36.44                12.96                10.28
-------------------------------------------------------------------------------------------------------------------

Yields
We may advertise the current annualized yield for a 30-day period for a Subaccount. The annualized yield of a Subaccount refers to the income generated by the Subaccount over a specified 30-day period. Because this yield is annualized, the yield generated by a Subaccount during the 30-day period is assumed to be generated each 30-day period. The yield is computed by dividing the net investment income per Accumulation Unit earned during the period by the price per unit on the last day of the period, according to the following formula:
                            YIELD=2[(a - b +1)6 - 1]
                                       cd
Where a=net investment income earned during the period by the portfolio company attributable to shares owned by the Subaccount, b=expenses accrued for the period (net of reimbursements), c=the average daily number of Accumulation Units outstanding during the period, and d=the maximum offering price per Accumulation Unit on the last day of the period. The yield reflects the base Policy mortality and expense risk fee and administrative expense charge. Net investment income will be determined according to rules established by the SEC. The yield assumes an average Policy size of $75,000, so no Policy fee is currently applicable, and also assumes the Policy will continue (since the Policy is intended for long term investment) so does not reflect any withdrawal charge.

Because of the charges and deductions imposed by the Separate Account, the yield for a Subaccount will be lower than the yield for the corresponding series fund portfolio. The yield on amounts held in the Subaccount normally will fluctuate over time. Therefore, the disclosed yield for any given period is not an indication or representation of future yields or rates of return. A Subaccount's actual yield will be affected by the types and quality of portfolio securities held by the series fund and the series fund's operating expenses.

Any current yield quotations of the Ameritas Money Market Subaccount, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. We may advertise yield for the Subaccount based on different time periods, but we will accompany it with a yield quotation based on a seven day calendar period. The Ameritas Money Market Subaccount's yield will be calculated by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing Policy having a balance of one Accumulation Unit at the beginning of the base period, subtracting a hypothetical charge reflecting those Policy deductions stated above, and dividing the net change in Policy value by the value of the Policy at the beginning of the period to obtain a base period return and multiplying the base period return by (365/7). The Ameritas Money Market Subaccount's effective yield is computed similarly but includes the effect of assumed compounding on an annualized basis of the current yield quotations of the Subaccount.

                       As of 12/31/2003
         Reflecting current charges           Yield        Effective Yield
         Ameritas Money Market Subacccount     N/A               N/A

                                     SAI:4

The Ameritas Money Market Subaccount's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the series fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the series fund's expenses. Although we determine the Subaccount's yield on the basis of a seven calendar day period, we may use a different time period on occasion. The yield quotes may reflect the expense limitations described in the series fund's prospectus or Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will be maintained for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that neither a Policy owner's investment in the Ameritas Money Market Subaccount nor that Subaccount's investment in the Ameritas Money Market series fund portfolio is guaranteed or insured. Yields of other money market funds may not be comparable if a different base or another method of calculation is used.

                           ADDITIONAL TAX INFORMATION

NOTE: This information should not be substituted for the advice of a personal tax advisor. We do not make any guarantee regarding the tax status of any Policy or transaction involving the Policy. Purchasers bear the complete risk that the Policy may not be treated as "annuity contracts" under federal income tax laws. The following discussion is not exhaustive and special rules not described in the Policy prospectus may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws.

General
Section 72 of the Internal Revenue Code of 1986, as amended (the "Code"), governs taxation of annuities in general. An individual owner is not taxed on increases in Policy value until distribution occurs, either in the form of a withdrawal or as annuity payments under the annuity option elected. For a withdrawal received as a total surrender (total withdrawal or a death benefit), the recipient is taxed on the portion of the payment that exceeds the cost basis of the Policy. For a payment received as a partial withdrawal, federal tax liability is generally determined on a last-in, first-out basis, meaning taxable income is withdrawn before the Policy's cost basis is withdrawn. For Policies issued in connection with non-qualified plans, the cost basis is generally the premiums, while for contracts issued in connection with qualified plans there may be no cost basis. The taxable portion of a withdrawal is taxed at ordinary income tax rates. Tax penalties may also apply.

For annuity payments, a portion of each payment in excess of an exclusion amount is includable in taxable income. The exclusion amount for payment based on a fixed annuity income option (paid in periodic installments over a period of more than one year) is determined by multiplying the payment by the ratio that the cost basis of the Policy (the amount of the investment adjusted for any period certain or refund feature) bears to the expected return under the Policy. Payments received after the investment in the Policy has been recovered (i.e. when the total of the excludable amounts equals the investment in the Policy) are fully taxable. The taxable portion is taxed at ordinary income tax rates. For certain types of qualified plans there may be no cost basis in the Policy within the meaning of Section 72 of the Code. Owners, Annuitants and Beneficiaries under a Policy should seek competent financial advice about the tax consequences of distributions.

We are taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from us.

Withholding Tax on Distributions
The Code generally requires us to withhold tax on the taxable portion of any distribution or withdrawal from a contract.

Withdrawals or distributions from a Policy other than eligible rollover distributions are subject to withholding on the estimated taxable portion of the distribution, but the owner may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a married individual claiming three withholding exemptions.

Generally, the amount of any payment of interest to a non-resident alien of the United States shall be subject to

                                     SAI:5
withholding of a tax equal to thirty (30%) percent of such amount or, if applicable, a lower treaty rate. A payment may not be subject to withholding where the recipient sufficiently establishes that such payment is effectively connected to the recipient's conduct of a trade or business in the United States and such payment is included in the recipient's gross income.

Diversification
Section 817(h) of the Code provides that in order for a variable annuity policy based on a segregated asset account to qualify as an annuity contract under the Code, the investments made by such policy must be "adequately diversified." The Treasury regulations issued under Section 817(h) (Treas. Reg. 1.817-5) apply a diversification requirement to each of the Subaccounts of the Separate Account. The Separate Account, through the series funds and their portfolios, intends to comply with those diversification requirements. We and the series funds have entered into agreements regarding participation in the series funds that require the series funds and their portfolios to comply with the Treasury regulations.

Owner Control
The Treasury Department has indicated that the diversification regulations do not provide guidance regarding the circumstances in which Policy owner control of the investments of the Separate Account will cause the Policy owner to be treated as the owner of the assets of the Separate Account, thereby resulting in the loss of favorable tax treatment of the Policy. At this time it cannot be determined whether additional guidance will be provided and what standards may be contained in such guidance.

The amount of Owner control which may be exercised under the Policy is different in some respects from the situations addressed in published rulings issued by the Internal Revenue Service in which it was held that the policy owner was not the owner of the assets of the separate account. It is unknown whether these differences, such as the Owner's ability to transfer among investment choices or the number and type of investment choices available, would cause the Owner to be considered as the owner of the assets of the Separate Account resulting in the imposition of federal income tax to the Owner with respect to earnings allocable to the contract prior to receipt of payments under the Policy.

Due to the uncertainty in this area, we reserve the right to modify the Policy in an attempt to maintain favorable tax treatment.

Multiple Contracts
The Code provides that multiple annuity contracts which are acquired for a single consideration, such as an obligation to pay an annuity to an individual for his life, accompanied by an obligation to pay an annuity to a separate individual for his life, there being a single consideration paid for both obligations (whether paid by one or more persons in equal or different amounts, and whether paid in a single sum or otherwise) are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such multiple contracts. For purposes of this rule, contracts received in a Section 1035 exchange will be considered issued in the year of the exchange. Owners should consult a tax adviser prior to purchasing more than one annuity contract in any calendar year.

Partial 1035 Exchanges
Section 1035 of the Code provides that an annuity contract may be exchanged in a tax-free transaction for another annuity contract. The Internal Revenue Service has stated that it will challenge transactions where taxpayers enter into a series of partial exchanges and annuitizations as part of a design to avoid application of the 10% prematuredistribution penalty or other limitations imposed on annuity contracts under the Code. In the absence of further guidance from the Internal Revenue Service it is unclear what specific types of partial exchange designs and transactions will be challenged by the Internal Revenue Service. Due to the uncertainty in this area, Owners should consult their own tax advisers prior to entering into a partial exchange of an annuity contract.


                                     SAI:6

Contracts Owned by Other than Natural Persons
Under Section 72(u) of the Code, the investment earnings on policy premiums will be taxed currently to the owner if the owner is a non-natural person, e.g., a corporation or certain other entities. Such policies generally will not be treated as annuities for federal income tax purposes. However, this treatment is not applied to policies held by a trust or other entity as an agent for a natural person nor to policies held by certain qualified plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Policy to be owned by a non-natural person.

Death Benefits
Any death benefits paid under the Policy are taxable to the beneficiary. The rules governing the taxation of payments from an annuity policy, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate taxes may also apply. To be treated as an annuity contract, a contract must provide that: (1) if any holder dies: (a) on or after the annuity starting date, and (b) before the entire interest in the contract has been distributed, the balance will be distributed at least as rapidly as under the method being used at the date of death, and (2) if the holder dies before the annuity starting date the entire interest must be distributed within five years of his death. If the beneficiary is the surviving spouse of the contract holder, then the surviving spouse will be considered the contract holder, making it possible to continue the deferral of tax on the accrued and future income under the contract until payments are made to the surviving spouse.

Tax Treatment of Assignments
An assignment or pledge of a Policy may have tax consequences, and may also be prohibited by the Code and ERISA in some circumstances. Owners should, therefore, consult competent legal advisers should they wish to assign or pledge their Policy.

Tax Treatment of Withdrawals

                               Non-Qualified Plans
Section 72 of the Code governs treatment of distributions from annuity policies. It provides that if the policy value exceeds the aggregate premiums made, any amount withdrawn not in the form of an annuity payment will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings are included in a taxpayer's gross income. Section 72 further provides that a 10% penalty will apply to the income portion of any distribution. The penalty is not imposed on amounts received: (1) after the taxpayer reaches 59 1/2; (2) upon the death of the owner; (3) if the taxpayer is totally disabled as defined in Section 72(m)(7) of the Code; (4) in a series of substantially equal periodic payments made at least annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his beneficiary; (5) under an immediate annuity; or (6) which are allocable to premium payments made prior to August 14, 1982; or under certain other limited circumstances set forth in Code Section 72(q)(2).

With respect to (4) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

                                     SAI:7

                                OTHER INFORMATION

A registration statement has been filed with the SEC under the Securities Act of 1933, as amended, with respect to the Policy described in this Statement of Additional Information. Not all information set forth in the registration statement is addressed in the Policy prospectus or this Statement. Information in the prospectus and this Statement are intended to be summaries. For a complete description of the terms of the registration, refer to the documents we file with the SEC. They may be accessed on the SEC's Web site at www.sec.gov, select "Filings" and type in "Ameritas Variable" or you may review and copy it (for a fee) at the SEC's Public Reference Room in Washington D.C. (Call the SEC at 1-800-SEC-0330 for details and public hours.)

                           SERVICE MARKS AND COPYRIGHT

"Ameritas" and the bison symbol are registered service marks of Ameritas Life Insurance Corp., which licenses their use to Ameritas Variable Life Insurance Company. "OVERTURE MEDLEY!" is a registered service mark of Ameritas Variable Life Insurance Company. The Policy and Policy prospectus are copyrighted by Ameritas Variable Life Insurance Company.

                               LICENSING AGREEMENT

The Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Policy or any member of the public regarding the advisability of investing in securities generally or in the Policy particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Licensee ("Ameritas") is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the Product. S&P has no obligation to take the needs of the Licensee or the owners of the Policy into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Policy or the timing of the issuance or sale of the Product or in the determination or calculation of the equation by which the Policy is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Policy.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE POLICY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                              FINANCIAL STATEMENTS

Our financial statements follow this page of this Statement. They bear only on our ability to meet our obligations under the Policy, and should not be considered as bearing on the investment performance of the assets held in the Separate Account.

                                     SAI:8

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ameritas Variable Life Insurance Company
Lincoln, Nebraska

We have audited the accompanying statements of net assets of each of the subaccounts listed in Note 1 which comprise Ameritas Variable Life Insurance Company Separate Account VA-2 as of December 31, 2003, and the related statements of operations and changes in net assets for each of the periods in the two years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2003, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the subaccounts constituting Ameritas Variable Life Insurance Company Separate Account VA-2 as of December 31, 2003, and the results of their operations and changes in net assets for each of the periods in the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
February 24, 2004

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2003

ASSETS
INVESTMENTS AT FAIR VALUE:

    Variable Insurance Products (Fidelity):
       VIP Equity-Income Portfolio: Initial Class (Equity-Income IC) -
         3,683,032.971 shares at $23.18 per share (cost $74,995,763)                             $       85,372,704
       VIP Equity-Income Portfolio: Service Class (Equity-Income SC) -
         603,156.052 shares at $23.11 per share (cost $13,561,604)                                       13,938,936
       VIP Equity-Income Portfolio: Service Class 2 (Equity-Income SC2) -
         618,519.670 shares at $22.96 per share (cost $12,566,498)                                       14,201,212
       VIP Growth Portfolio: Initial Class (Growth IC) -
         2,093,482.782 shares at $31.04 per share (cost $62,175,492)                                     64,981,706
       VIP Growth Portfolio: Service Class (Growth SC) -
         505,246.013 shares at $30.92 per share (cost $21,173,859)                                       15,622,207
       VIP Growth Portfolio: Service Class 2 (Growth SC2) -
         288,254.278 shares at $30.72 per share (cost $8,181,528)                                         8,855,171
       VIP High Income Portfolio: Initial Class (High Income IC) -
         4,247,964.778 shares at $6.95 per share (cost $26,876,971)                                      29,523,355
       VIP High Income Portfolio: Service Class (High Income SC) -
         913,442.847 shares at $6.92 per share (cost $6,078,569)                                          6,321,025
       VIP High Income Portfolio: Service Class 2 (High Income SC2) -
         1,256,434.558 shares at $6.87 per share (cost $7,741,814)                                        8,631,705
       VIP Overseas Portfolio: Initial Class (Overseas IC) -
         1,340,659.866 shares at $15.59 per share (cost $17,735,149)                                     20,900,887
       VIP Overseas Portfolio: Service Class (Overseas SC) -
         314,020.268 shares at $15.53 per share (cost $5,832,333)                                         4,876,735
       VIP Overseas Portfolio: Service Class 2 (Overseas SC2) -
         211,474.803 shares at $15.50 per share (cost $2,784,010)                                         3,277,859
       VIP Asset Manager Portfolio: Initial Class (Asset Mgr. IC) -
         3,784,479.456 shares at $14.46 per share (cost $60,909,439)                                     54,723,573
       VIP Asset Manager Portfolio: Service Class (Asset Mgr. SC) -
         708,297.322 shares at $14.37 per share (cost $11,256,982)                                       10,178,233
       VIP Asset Manager Portfolio: Service Class 2 (Asset Mgr. SC2) -
         227,780.995 shares at $14.27 per share (cost $3,046,597)                                         3,250,435
       VIP Investment Grade Bond Portfolio: Initial Class (Inv. Bond IC) -
         4,814,079.026 shares at $13.65 per share (cost $60,798,710)                                     65,712,179
       VIP Investment Grade Bond Portfolio: Service Class 2 (Inv. Bond SC2) -
         1,241,403.415 shares at $13.50 per share (cost $16,194,480)                                     16,758,946
       VIP Contrafund Portfolio: Initial Class (Contrafund IC) -
         2,449,036.240 shares at $23.13 per share (cost $48,199,543)                                     56,646,208
       VIP Contrafund Portfolio: Service Class (Contrafund SC) -
         757,104.800 shares at $23.06 per share (cost $17,803,349)                                       17,458,837


                                      FS-2


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2003

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

    Variable Insurance Products (Fidelity), continued:
       VIP Contrafund Portfolio: Service Class 2 (Contrafund SC2) -
         457,035.465 shares at $22.93 per share (cost $9,006,522)                                $       10,479,823
       VIP Asset Manager: Growth Portfolio: Initial Class (Asset Mgr. Gr. IC) -
         632,127.218 shares at $12.33 per share (cost $8,868,553)                                         7,794,129
       VIP Asset Manager: Growth Portfolio: Service Class (Asset Mgr. Gr. SC) -
         145,365.507 shares at $12.25 per share (cost $2,144,405)                                         1,780,727
       VIP Asset Manager: Growth Portfolio: Service Class 2 (Asset Mgr. Gr. SC2) -
         52,049.920 shares at $12.19 per share (cost $580,054)                                              634,489
    The Alger American Fund (Alger):
       Alger American Balanced Portfolio (Balanced) -
         2,849,439.075 shares at $13.16 per share (cost $37,234,725)                                     37,498,618
       Alger American Leveraged AllCap Portfolio (Leveraged) -
         1,012,611.944 shares at $28.09 per share (cost $35,462,722)                                     28,444,270
    MFS Variable Insurance Trust (MFS):
       Strategic Income Series (Strategic Inc.) -
         795,603.493 shares at $11.02 per share (cost $8,262,367)                                         8,767,550
       Utilities Series (Utilities) -
         2,180,211.934 shares at $15.95 per share (cost $40,158,741)                                     34,774,380
       New Discovery Series (New Discovery) -
         981,765.897 shares at $13.96 per share (cost $11,884,350)                                       13,705,452
    The Universal Institutional Funds, Inc. (Morgan Stanley):
       Emerging Markets Equity Portfolio - Class I (Emerging Markets) -
         854,589.559 shares at $9.04 per share (cost $6,262,105)                                          7,725,490
       Global Value Equity Portfolio - Class I (Global Value) -
         1,353,989.094 shares at $12.69 per share (cost $15,659,321)                                     17,182,122
       International Magnum Portfolio - Class I (Intl. Magnum) -
         489,466.921 shares at $9.90 per share (cost $4,060,815)                                          4,845,723
       U.S. Real Estate Portfolio - Class I (U.S. Real Estate) -
         1,220,249.901 shares at $15.58 per share (cost $15,280,850)                                     19,011,493
    Calvert Variable Series, Inc. Ameritas Portfolios (Ameritas):
       Ameritas Core Strategies (Core Strat.) -
         3,447,513.704 shares at $15.44 per share (cost $50,990,207)                                     53,229,612
       Ameritas Growth Portfolio (Growth) -
         1,509,750.154 shares at $43.36 per share (cost $79,898,510)                                     65,462,767
       Ameritas Income & Growth Portfolio (Income and Growth) -
         3,064,940.621 shares at $11.80 per share (cost $45,615,150)                                     36,166,299



                                      FS-3


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2003

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

    Calvert Variable Series, Inc. Ameritas Portfolios (Ameritas), continued:
       Ameritas Index 500 Portfolio (Index 500) -
         742,692.307 shares at $120.38 per share (cost $99,303,451)                              $       89,405,300
       Ameritas MidCap Growth Portfolio (MidCap) -
         1,697,568.876 shares at $31.49 per share (cost $43,751,824)                                     53,456,444
       Ameritas Money Market Portfolio (Money Market) -
         98,753,493.410 shares at $1.00 per share (cost $98,753,493)             $    98,753,493
           Dividends Receivable                                                            5,236
                                                                                ----------------
             Total                                                                                       98,758,729
       Ameritas Small Capitalization Portfolio (Small Cap) -
         985,461.361 shares at $26.44 per share (cost $22,543,887)                                       26,055,598
       Ameritas Small Company Equity Portfolio (Small Co. Equity) -
         822,677.618 shares at $23.41 per share (cost $16,140,622)                                       19,258,883
       Ameritas Select Portfolio (Select) -
         1,334,019.223 shares at $19.78 per share (cost $22,763,411)                                     26,386,900
    Calvert Variable Series, Inc. Calvert Portfolios (Calvert):
       CVS Social Balanced Portfolio (Balanced) -
         4,007,761.227 shares at $1.758 per share (cost $6,886,317)                                       7,045,644
       CVS Social International Equity Portfolio (Intl. Equity) -
         346,271.726 shares at $14.09 per share (cost $4,048,465)                                         4,878,969
       CVS Social Mid Cap Growth Portfolio (Mid Cap) -
         192,704.659 shares at $24.11 per share (cost $4,609,001)                                         4,646,109
       CVS Social Small Cap Growth Portfolio (Small Cap) -
         469,780.275 shares at $15.21 per share (cost $6,461,704)                                         7,145,358
       CVS Social Equity Portfolio (Equity) -
         173,394.475 shares at $15.82 per share (cost $2,412,270)                                         2,743,101
       CVS Income Portfolio (Income) -
         764,589.717 shares at $16.05 per share (cost $12,276,773)                                       12,271,665
    American Century Variable Portfolios, Inc. (American Century):
       VP Income & Growth Fund (Income & Growth) -
         3,104,154.947 shares at $6.57 per share (cost $18,195,474)                                      20,394,298
    INVESCO Variable Investment Funds, Inc. (Invesco):
       VIF-Dynamics Fund (Dynamics) -
         482,586.406 shares at $11.77 per share (cost $5,557,557)                                         5,680,042
    Salomon Brothers Variable Series Funds Inc. (Salomon):
       Variable All Cap Fund (All Cap) -
         853,673.840 shares at $15.62 per share (cost $12,118,145)                                       13,334,385

                                      FS-4


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2003

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

    Summit Mutual Funds Inc. Summit Pinnacle Series (Summit):
       S&P MidCap 400 Index Portfolio (S&P MidCap) -
         157,375.727 shares at $52.62 per share (cost $7,152,398)                                $        8,281,111
       Russell 2000 Small Cap Index Portfolio (Russell Small Cap) -
         169,222.834 shares at $54.41 per share (cost $7,763,503)                                         9,207,414
       Nasdaq-100 Index Portfolio (Nasdaq-100 Index) -
         443,472.625 shares at $20.72 per share (cost $7,733,506)                                         9,188,753
    Third Avenue Variable Series Trust (Third Avenue):
      Third Avenue Value Portfolio (Value) -
         2,179,008.630 shares at $20.96 per share (cost $37,378,734)                                     45,672,021
    Dreyfus Investment Portfolios (Dreyfus):
       MidCap Stock Portfolio - Service Shares (MidCap) -
         176,852.486 shares at $15.78 per share (cost $2,497,307)                                         2,790,732
                                                                                                --------------------

    NET ASSETS REPRESENTING EQUITY OF POLICYOWNERS                                               $    1,315,336,313
                                                                                                ====================





The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                             ---------------------------------------

                                                                                        Equity-Income IC
                                                                             ---------------------------------------
                                                                                   2003                 2002
                                                                             ------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                            $      1,451,710    $      1,808,957
   Mortality and expense risk charge                                                (1,022,422)         (1,288,353)
                                                                             ------------------  -------------------
Net investment income(loss)                                                            429,288             520,604
                                                                            ------------------  -------------------
Realized gain(loss) on investments:
   Net realized gain distributions                                                        ----           2,462,192
   Net realized gain(loss) on sale of fund shares                                   (4,536,748)         (7,969,303)
                                                                             ------------------  -------------------
Net realized gain(loss)                                                             (4,536,748)         (5,507,111)
                                                                             ------------------  -------------------
Change in unrealized appreciation/depreciation                                      23,915,643         (14,497,502)
Net increase(decrease) in net assets resulting                               ------------------  -------------------

    from operations                                                           $     19,808,183    $    (19,484,009)
                                                                             ==================  ===================

STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                $        429,288    $        520,604
   Net realized gain(loss)                                                          (4,536,748)         (5,507,111)
   Net change in unrealized appreciation/depreciation                               23,915,643         (14,497,502)
                                                                             ------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  19,808,183         (19,484,009)
                                                                             ------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                 872,987           1,270,424
   Subaccounts transfers (including fixed account), net                             (3,516,831)         (2,538,417)
   Transfers for policyowner benefits and terminations                             (12,212,058)        (14,429,487)
   Policyowner maintenance charges                                                    (180,004)           (213,683)
                                                                             ------------------  -------------------
Net increase(decrease) from policyowner transactions                               (15,035,906)        (15,911,163)
                                                                             ------------------  -------------------

Total increase(decrease) in net assets                                               4,772,277         (35,395,172)
Net assets at beginning of period                                                   80,600,427         115,995,599
                                                                             ------------------  -------------------
Net assets at end of period                                                   $     85,372,704    $     80,600,427
                                                                             ==================  ===================

The accompanying notes are an integral part of these financial statements.


                                                      Fidelity
--------------------------------------------------------------------------------------------------------------------

           Equity-Income SC                       Equity-Income SC2                         Growth IC
--------------------------------------- -------------------------------------- -------------------------------------
       2003                2002               2003                2002               2003                2002
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------
 $        195,633     $        220,485   $        108,402    $         53,024   $        165,182    $       219,784
         (109,387)            (124,296)           (71,285)            (35,134)          (776,978)        (1,043,560)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------
           86,246               96,189             37,117              17,890           (611,796)          (823,776)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------


             ----              317,758               ----              76,416               ----               ----
         (540,981)            (824,283)           (42,571)           (140,039)       (11,235,410)       (20,650,239)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------
         (540,981)            (506,525)           (42,571)            (63,623)       (11,235,410)       (20,650,239)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------

        3,478,628           (2,214,393)         2,614,535            (945,106)        27,838,678         (9,205,505)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------


 $      3,023,893     $     (2,624,729)  $      2,609,081    $       (990,839)  $     15,991,472    $   (30,679,520)
===================  ================== ==================  ================== ==================  =================




 $         86,246     $         96,189   $         37,117    $         17,890   $       (611,796)   $      (823,776)
         (540,981)            (506,525)           (42,571)            (63,623)       (11,235,410)       (20,650,239)
        3,478,628           (2,214,393)         2,614,535            (945,106)        27,838,678         (9,205,505)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------

        3,023,893           (2,624,729)         2,609,081            (990,839)        15,991,472        (30,679,520)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------


           94,111              111,430          1,029,966             999,191            972,725          1,544,260
          594,970           (1,920,311)         5,085,662           2,778,015             (3,638)       (13,127,812)
         (896,433)            (889,522)          (370,215)           (133,773)        (8,453,155)       (12,642,932)
           (2,159)                 (89)           (10,499)            (10,867)          (171,325)          (212,138)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------
         (209,511)          (2,698,492)         5,734,914           3,632,566         (7,655,393)       (24,438,622)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------

        2,814,382           (5,323,221)         8,343,995           2,641,727          8,336,079        (55,118,142)
       11,124,554           16,447,775          5,857,217           3,215,490         56,645,627        111,763,769
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------
 $     13,938,936     $     11,124,554   $     14,201,212    $      5,857,217   $     64,981,706    $    56,645,627
===================  ================== ==================  ================== ==================  =================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                             ---------------------------------------

                                                                                           Growth SC
                                                                             ---------------------------------------
                                                                                   2003                 2002
                                                                             ------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                            $         27,093    $         27,811
   Mortality and expense risk charge                                                  (130,070)           (168,078)
                                                                             ------------------  -------------------
Net investment income(loss)                                                           (102,977)           (140,267)
                                                                             ------------------  -------------------
Realized gain(loss) on investments:
   Net realized gain distributions                                                        ----                ----
   Net realized gain(loss) on sale of fund shares                                   (1,975,280)         (3,490,191)
                                                                             ------------------  -------------------
Net realized gain(loss)                                                             (1,975,280)         (3,490,191)
                                                                             ------------------  -------------------

Change in unrealized appreciation/depreciation                                       5,818,817          (3,178,226)
                                                                             ------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                            $      3,740,560    $     (6,808,684)
                                                                             ==================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                $       (102,977)   $       (140,267)
   Net realized gain(loss)                                                          (1,975,280)         (3,490,191)
   Net change in unrealized appreciation/depreciation                                5,818,817          (3,178,226)
                                                                             ------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   3,740,560          (6,808,684)
                                                                             ------------------  -------------------
Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                 107,452             124,216
   Subaccounts transfers (including fixed account), net                                 95,086          (3,329,123)
   Transfers for policyowner benefits and terminations                              (1,280,278)         (1,359,212)
   Policyowner maintenance charges                                                      (2,839)                (10)
                                                                             ------------------  -------------------
Net increase(decrease) from policyowner transactions                                (1,080,579)         (4,564,129)
                                                                             ------------------  -------------------

Total increase(decrease) in net assets                                               2,659,981         (11,372,813)
Net assets at beginning of period                                                   12,962,226          24,335,039
                                                                             ------------------  -------------------
Net assets at end of period                                                   $     15,622,207    $     12,962,226
                                                                             ==================  ===================



The accompanying notes are an integral part of these financial statements.


                                                        Fidelity
--------------------------------------------------------------------------------------------------------------------

              Growth SC2                            High Income IC                        High Income SC
---------------------------------------  ------------------------------------- -------------------------------------
       2003                2002                2003               2002               2003                2002
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------

 $          5,445     $          3,575    $     1,564,775    $      2,110,173   $        327,189    $       378,834
          (45,719)             (25,694)          (453,335)           (338,354)           (51,675)           (33,640)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------
          (40,274)             (22,119)         1,111,440           1,771,819            275,514            345,194
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------


             ----                 ----               ----                ----               ----               ----
          (48,051)            (249,147)         6,163,647          (1,919,692)          (212,742)          (873,551)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------
          (48,051)            (249,147)         6,163,647          (1,919,692)          (212,742)          (873,551)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------

        1,725,415             (965,741)         1,232,018           1,942,962          1,148,176            635,619
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------


 $      1,637,090     $     (1,237,007)   $     8,507,105    $      1,795,089   $      1,210,948    $       107,262
===================  ==================  =================  ================== ==================  =================




 $        (40,274)    $        (22,119)   $     1,111,440    $      1,771,819   $        275,514    $       345,194
          (48,051)            (249,147)         6,163,647          (1,919,692)          (212,742)          (873,551)
        1,725,415             (965,741)         1,232,018           1,942,962          1,148,176            635,619
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------

        1,637,090           (1,237,007)         8,507,105           1,795,089          1,210,948            107,262
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------


          918,493              868,498            293,000             319,629             58,046             14,790
        2,571,723            1,847,401        (11,704,453)         10,665,270          1,419,746            464,221
         (218,280)            (214,406)        (4,624,271)         (5,586,443)          (432,749)          (287,521)
           (9,940)              (6,347)           (66,232)            (51,818)            (1,065)              (107)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------
        3,261,996            2,495,146        (16,101,956)          5,346,638          1,043,978            191,383
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------

        4,899,086            1,258,139         (7,594,851)          7,141,727          2,254,926            298,645
        3,956,085            2,697,946         37,118,206          29,976,479          4,066,099          3,767,454
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------
 $      8,855,171     $      3,956,085    $    29,523,355    $     37,118,206   $      6,321,025    $     4,066,099
===================  ==================  =================  ================== ==================  =================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Fidelity
                                                                            ----------------------------------------

                                                                                        High Income SC2
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $        271,536     $        138,542
   Mortality and expense risk charge                                                  (44,495)             (14,123)
                                                                            -------------------  -------------------
Net investment income(loss)                                                           227,041              124,419
                                                                            -------------------  -------------------
Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                      82,141              (50,072)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                                82,141              (50,072)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                        915,315               12,791
                                                                           -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                           $      1,224,497     $         87,138
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        227,041     $        124,419
   Net realized gain(loss)                                                             82,141              (50,072)
   Net change in unrealized appreciation/depreciation                                 915,315               12,791
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  1,224,497               87,138
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                872,827              431,169
   Subaccounts transfers (including fixed account), net                             3,602,347            1,574,228
   Transfers for policyowner benefits and terminations                               (215,920)             (45,296)
   Policyowner maintenance charges                                                     (3,712)              (5,462)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                                4,255,542            1,954,639
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                              5,480,039            2,041,777
Net assets at beginning of period                                                   3,151,666            1,109,889
                                                                            -------------------  -------------------
Net assets at end of period                                                  $      8,631,705     $      3,151,666
                                                                            ===================  ===================



The accompanying notes are an integral part of these financial statements.

                                                       Fidelity
--------------------------------------------------------------------------------------------------------------------

             Overseas IC                             Overseas SC                           Overseas SC2
--------------------------------------- -------------------------------------- -------------------------------------
       2003                2002               2003                2002               2003                2002
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------

 $        150,011     $        194,297   $         27,901    $         32,771   $          5,573    $         4,247
         (227,142)            (304,554)           (34,864)            (42,245)           (14,383)            (5,966)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------
          (77,131)            (110,257)            (6,963)             (9,474)            (8,810)            (1,719)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------


             ----                 ----               ----                ----               ----               ----
         (680,308)          (1,067,292)          (663,519)         (1,096,854)            87,094            (48,748)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------
         (680,308)          (1,067,292)          (663,519)         (1,096,854)            87,094            (48,748)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------

        7,020,167           (3,467,839)         2,001,470              68,766            709,586           (180,379)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------


 $      6,262,728     $     (4,645,388)  $      1,330,988    $     (1,037,562)  $        787,870    $      (230,846)
===================  ================== ==================  ================== ==================  =================




 $        (77,131)    $       (110,257)  $         (6,963)   $         (9,474)  $         (8,810)   $        (1,719)
         (680,308)          (1,067,292)          (663,519)         (1,096,854)            87,094            (48,748)
        7,020,167           (3,467,839)         2,001,470              68,766            709,586           (180,379)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------

        6,262,728           (4,645,388)         1,330,988          (1,037,562)           787,870           (230,846)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------


          248,144              369,334             31,450              53,405            384,071            118,697
          189,633           (2,353,656)           201,203            (478,368)         1,204,635            650,251
       (2,716,377)          (3,853,895)          (181,597)           (269,345)           (66,897)           (20,585)
          (45,498)             (55,935)              (620)                (26)            (1,478)            (1,369)
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------
       (2,324,098)          (5,894,152)            50,436            (694,334)         1,520,331            746,994
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------

        3,938,630          (10,539,540)         1,381,424          (1,731,896)         2,308,201            516,148
       16,962,257           27,501,797          3,495,311           5,227,207            969,658            453,510
-------------------  ------------------ ------------------  ------------------ ------------------  -----------------
 $     20,900,887     $     16,962,257   $      4,876,735    $      3,495,311   $      3,277,859    $       969,658
===================  ================== ==================  ================== ==================  =================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Fidelity
                                                                            ----------------------------------------

                                                                                         Asset Mgr. IC
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $      2,012,995     $      2,795,052
   Mortality and expense risk charge                                                 (686,381)            (827,195)
                                                                            -------------------  -------------------
Net investment income(loss)                                                         1,326,614            1,967,857
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                  (2,401,402)          (4,849,182)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                            (2,401,402)          (4,849,182)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                      9,170,946           (4,580,623)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                           $      8,096,158     $     (7,461,948)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:

   Net investment income(loss)                                               $      1,326,614     $      1,967,857
   Net realized gain(loss)                                                         (2,401,402)          (4,849,182)
   Net change in unrealized appreciation/depreciation                               9,170,946           (4,580,623)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  8,096,158           (7,461,948)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                555,281              577,914
   Subaccounts transfers (including fixed account), net                              (682,570)          (5,215,793)
   Transfers for policyowner benefits and terminations                             (7,916,317)         (10,558,657)
   Policyowner maintenance charges                                                   (158,488)            (176,861)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                               (8,202,094)         (15,373,397)
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                               (105,936)         (22,835,345)
Net assets at beginning of period                                                  54,829,509           77,664,854
                                                                            -------------------  -------------------
Net assets at end of period                                                  $     54,723,573     $     54,829,509
                                                                            ===================  ===================



The accompanying notes are an integral part of these financial statements.

                                                       Fidelity
--------------------------------------------------------------------------------------------------------------------

            Asset Mgr. SC                          Asset Mgr. SC2                          Inv. Bond IC
--------------------------------------- -------------------------------------  -------------------------------------
       2003                2002               2003                2002               2003               2002
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

 $        342,667     $        485,203   $         82,571    $        72,170    $      3,512,645   $      2,658,457
          (92,409)            (110,158)           (21,157)           (15,512)         (1,006,842)          (957,108)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
          250,258              375,045             61,414             56,658           2,505,803          1,701,349
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


             ----                 ----               ----               ----           1,235,931               ----
         (354,610)            (954,122)           (12,797)           (85,158)          2,050,137          1,134,982
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
         (354,610)            (954,122)           (12,797)           (85,158)          3,286,068          1,134,982
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        1,616,763             (757,695)           377,543           (179,467)         (2,653,750)         3,958,142
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


 $      1,512,411     $     (1,336,772)  $        426,160    $      (207,967)   $      3,138,121   $      6,794,473
===================  ================== ==================  =================  ================== ==================




 $        250,258     $        375,045   $         61,414    $        56,658    $      2,505,803   $      1,701,349
         (354,610)            (954,122)           (12,797)           (85,158)          3,286,068          1,134,982
        1,616,763             (757,695)           377,543           (179,467)         (2,653,750)         3,958,142
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        1,512,411           (1,336,772)           426,160           (207,967)          3,138,121          6,794,473
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


           76,755              101,571            194,330            226,305           1,051,276          1,713,304
         (711,786)          (1,698,106)           377,072            574,678         (14,568,852)        25,144,850
         (477,297)            (938,883)           (85,838)           (62,402)        (12,548,925)       (12,843,747)
           (1,578)                 (26)            (2,516)            (2,722)           (108,631)           (90,527)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
       (1,113,906)          (2,535,444)           483,048            735,859         (26,175,132)        13,923,880
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

          398,505           (3,872,216)           909,208            527,892         (23,037,011)        20,718,353
        9,779,728           13,651,944          2,341,227          1,813,335          88,749,190         68,030,837
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
 $     10,178,233     $      9,779,728   $      3,250,435    $     2,341,227    $     65,712,179   $     88,749,190
===================  ================== ==================  =================  ================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Fidelity
                                                                            ----------------------------------------

                                                                                         Inv. Bond SC2
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $        530,613     $        171,940
   Mortality and expense risk charge                                                 (118,203)             (62,224)
                                                                            -------------------  -------------------
Net investment income(loss)                                                           412,410              109,716
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                    193,878                 ----
   Net realized gain(loss) on sale of fund shares                                     116,207               82,877
                                                                            -------------------  -------------------
Net realized gain(loss)                                                               310,085               82,877
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                       (112,334)             609,474
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $        610,161     $        802,067
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:

   Net investment income(loss)                                               $        412,410     $        109,716
   Net realized gain(loss)                                                            310,085               82,877
   Net change in unrealized appreciation/depreciation                                (112,334)             609,474
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    610,161              802,067
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                              1,972,906            2,182,248
   Subaccounts transfers (including fixed account), net                             2,771,967            6,598,046
   Transfers for policyowner benefits and terminations                             (1,458,912)            (527,041)
   Policyowner maintenance charges                                                    (20,367)             (19,715)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                                3,265,594            8,233,538
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                              3,875,755            9,035,605
Net assets at beginning of period                                                  12,883,191            3,847,586
                                                                            -------------------  -------------------
Net assets at end of period                                                  $     16,758,946     $     12,883,191
                                                                            ===================  ===================



The accompanying notes are an integral part of these financial statements.


                                                       Fidelity
--------------------------------------------------------------------------------------------------------------------

            Contrafund IC                           Contrafund SC                         Contrafund SC2
---------------------------------------  ------------------------------------- -------------------------------------
       2003                2002                2003               2002               2003                2002
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------


 $        235,734     $        498,567    $        55,294    $        133,314   $         13,278    $        10,113
         (683,926)            (779,309)          (143,994)           (162,230)           (50,002)           (18,180)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------
         (448,192)            (280,742)           (88,700)            (28,916)           (36,724)            (8,067)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------


             ----                 ----               ----                ----               ----               ----
         (429,499)          (7,577,396)          (608,739)         (1,136,187)             4,796            (34,926)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------
         (429,499)          (7,577,396)          (608,739)         (1,136,187)             4,796            (34,926)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------

       13,065,210            1,567,830          4,398,448            (697,101)         1,754,674           (263,454)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------


 $     12,187,519     $     (6,290,308)   $     3,701,009    $     (1,862,204)  $      1,722,746    $      (306,447)
===================  ==================  =================  ================== ==================  =================




 $       (448,192)    $       (280,742)   $       (88,700)   $        (28,916)  $        (36,724)   $        (8,067)
         (429,499)          (7,577,396)          (608,739)         (1,136,187)             4,796            (34,926)
       13,065,210            1,567,830          4,398,448            (697,101)         1,754,674           (263,454)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------

       12,187,519           (6,290,308)         3,701,009          (1,862,204)         1,722,746           (306,447)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------


          806,082            1,027,309            108,216              90,081          1,193,185            521,285
         (631,448)          (1,923,182)           696,454          (1,507,558)         3,952,872          2,331,707
       (5,963,368)          (5,919,765)         1,518,762)         (1,314,066)          (193,595)           (50,438)
          (99,297)            (109,225)            (3,031)                (14)            (4,210)            (4,173)
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------
       (5,888,031)          (6,924,863)          (717,123)         (2,731,557)         4,948,252          2,798,381
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------

        6,299,488          (13,215,171)         2,983,886          (4,593,761)         6,670,998          2,491,934
       50,346,720           63,561,891         14,474,951          19,068,712          3,808,825          1,316,891
-------------------  ------------------  -----------------  ------------------ ------------------  -----------------
 $     56,646,208     $     50,346,720    $    17,458,837    $     14,474,951   $     10,479,823    $     3,808,825
===================  ==================  =================  ================== ==================  =================


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Fidelity
                                                                            ----------------------------------------

                                                                                       Asset Mgr. Gr. IC
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $        218,443     $        274,162
   Mortality and expense risk charge                                                  (99,887)            (119,020)
                                                                            -------------------  -------------------
Net investment income(loss)                                                           118,556              155,142
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                    (505,154)          (1,327,972)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                              (505,154)          (1,327,972)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                      1,814,663             (634,373)
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $      1,428,065     $     (1,807,203)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        118,556     $        155,142
   Net realized gain(loss)                                                           (505,154)          (1,327,972)
   Net change in unrealized appreciation/depreciation                               1,814,663             (634,373)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  1,428,065           (1,807,203)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                104,273              167,406
   Subaccounts transfers (including fixed account), net                               (47,202)          (1,487,255)
   Transfers for policyowner benefits and terminations                               (702,805)          (1,012,190)
   Policyowner maintenance charges                                                    (12,310)             (14,549)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                                 (658,044)          (2,346,588)
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                                770,021           (4,153,791)
Net assets at beginning of period                                                   7,024,108           11,177,899
                                                                            -------------------  -------------------
Net assets at end of period                                                  $      7,794,129     $      7,024,108
                                                                            ===================  ===================



The accompanying notes are an integral part of these financial statements.

                                  Fidelity                                                    Alger
-----------------------------------------------------------------------------  -------------------------------------

          Asset Mgr. Gr. SC                      Asset Mgr. Gr. SC2                          Balanced
--------------------------------------- -------------------------------------  -------------------------------------
       2003                2002               2003                2002               2003               2002
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

 $         48,389     $         64,177   $          6,622    $         3,906    $        719,708   $        685,666
          (15,848)             (20,194)            (2,716)            (1,369)           (395,144)          (462,594)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
           32,541               43,983              3,906              2,537             324,564            223,072
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


             ----                 ----               ----               ----                ----               ----
         (110,713)            (406,114)            (4,150)           (17,665)           (555,610)        (1,493,970)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
         (110,713)            (406,114)            (4,150)           (17,665)           (555,610)        (1,493,970)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

          410,110              (71,840)            71,950            (15,796)          5,852,743         (4,822,368)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


 $        331,938     $       (433,971)  $         71,706    $       (30,924)   $      5,621,697   $     (6,093,266)
===================  ================== ==================  =================  ================== ==================




 $         32,541     $         43,983   $          3,906    $         2,537    $        324,564   $        223,072
         (110,713)            (406,114)            (4,150)           (17,665)           (555,610)        (1,493,970)
          410,110              (71,840)            71,950            (15,796)          5,852,743         (4,822,368)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

          331,938             (433,971)            71,706            (30,924)          5,621,697         (6,093,266)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


           19,018                7,699            106,816             42,404             875,397          1,213,632
         (195,402)            (456,151)           243,384              4,937           1,297,731         (4,553,429)
          (40,852)            (269,466)           (11,724)            (2,326)         (3,552,659)        (4,263,804)
             (299)                 (20)               302               (416)            (46,349)           (47,664)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
         (217,535)            (717,938)           338,778             44,599          (1,425,880)        (7,651,265)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

          114,403           (1,151,909)           410,484             13,675           4,195,817        (13,744,531)
        1,666,324            2,818,233            224,005            210,330          33,302,801         47,047,332
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
 $      1,780,727     $      1,666,324   $        634,489    $       224,005    $     37,498,618   $     33,302,801
===================  ================== ==================  =================  ================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Alger
                                                                            ----------------------------------------

                                                                                           Leveraged
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $           ----     $          2,645
   Mortality and expense risk charge                                                 (301,196)            (403,753)
                                                                            -------------------  -------------------
Net investment income(loss)                                                          (301,196)            (401,108)
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                  (3,174,077)         (11,922,900)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                            (3,174,077)         (11,922,900)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                     10,523,029           (2,253,130)
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $      7,047,756     $    (14,577,138)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $       (301,196)    $       (401,108)
   Net realized gain(loss)                                                         (3,174,077)         (11,922,900)
   Net change in unrealized appreciation/depreciation                              10,523,029           (2,253,130)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  7,047,756          (14,577,138)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                937,019            1,111,197
   Subaccounts transfers (including fixed account), net                               145,142          (12,437,153)
   Transfers for policyowner benefits and terminations                             (2,165,580)          (3,933,326)
   Policyowner maintenance charges                                                    (49,043)             (56,313)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                               (1,132,462)         (15,315,595)
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                              5,915,294          (29,892,733)
Net assets at beginning of period                                                  22,528,976           52,421,709
                                                                            -------------------  -------------------
Net assets at end of period                                                  $     28,444,270     $     22,528,976
                                                                            ===================  ===================




The accompanying notes are an integral part of these financial statements.

                                                         MFS
--------------------------------------------------------------------------------------------------------------------

            Strategic Inc.                            Utilities                           New Discovery
--------------------------------------- -------------------------------------- -------------------------------------
       2003                2002               2003                2002               2003               2002
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------

 $        513,311     $        145,974   $        701,394    $      1,045,649   $           ----   $            ---
          (99,283)             (59,079)          (356,503)           (441,499)          (133,743)          (172,981)
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------
          414,028               86,895            344,891             604,150           (133,743)          (172,981)
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------


             ----                 ----               ----                ----               ----               ----
          181,079               23,872         (2,739,499)         (7,874,126)        (1,230,843)        (4,193,026)
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------
          181,079               23,872         (2,739,499)         (7,874,126)        (1,230,843)        (4,193,026)
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------

          185,677              283,336         11,346,625          (4,702,994)         4,660,500         (1,896,816)
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------


 $        780,784     $        394,103   $      8,952,017    $    (11,972,970)  $      3,295,914   $     (6,262,823)
===================  ================== ==================  ================== ================== ==================




 $        414,028     $         86,895   $        344,891    $        604,150   $       (133,743)  $       (172,981)
          181,079               23,872         (2,739,499)         (7,874,126)        (1,230,843)        (4,193,026)
          185,677              283,336         11,346,625          (4,702,994)         4,660,500         (1,896,816)
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------

          780,784              394,103          8,952,017         (11,972,970)         3,295,914         (6,262,823)
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------


          682,342              280,365            642,322             800,033            478,935            588,734
          531,750            4,453,592            (26,107)         (7,929,341)           (35,583)        (1,665,544)
       (1,196,382)            (572,776)        (3,200,051)         (5,307,311)        (1,276,156)        (1,720,413)
           (7,340)              (5,378)           (44,931)            (47,561)           (22,333)           (23,143)
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------
           10,370            4,155,803         (2,628,767)        (12,484,180)          (855,137)        (2,820,366)
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------

          791,154            4,549,906          6,323,250         (24,457,150)         2,440,777         (9,083,189)
        7,976,396            3,426,490         28,451,130          52,908,280         11,264,675         20,347,864
-------------------  ------------------ ------------------  ------------------ ------------------ ------------------
 $      8,767,550     $      7,976,396   $     34,774,380    $     28,451,130   $     13,705,452   $     11,264,675
===================  ================== ==================  ================== ================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                        Morgan Stanley
                                                                            ----------------------------------------

                                                                                       Emerging Markets
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $           ----     $           ----
   Mortality and expense risk charge                                                  (58,652)             (71,245)
                                                                            -------------------  -------------------
Net investment income(loss)                                                           (58,652)             (71,245)
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                     172,883           (1,210,668)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                               172,883           (1,210,668)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                      1,906,360              448,619
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $      2,020,591     $       (833,294)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        (58,652)    $        (71,245)
   Net realized gain(loss)                                                            172,883           (1,210,668)
   Net change in unrealized appreciation/depreciation                               1,906,360              448,619
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  2,020,591             (833,294)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                150,217              143,490
   Subaccounts transfers (including fixed account), net                             1,764,629              715,552
   Transfers for policyowner benefits and terminations                               (561,028)            (569,229)
   Policyowner maintenance charges                                                     (8,460)              (9,911)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                                1,345,358              279,902
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                              3,365,949             (553,392)
Net assets at beginning of period                                                   4,359,541            4,912,933
                                                                            -------------------  -------------------
Net assets at end of period                                                  $      7,725,490     $      4,359,541
                                                                            ===================  ===================



The accompanying notes are an integral part of these financial statements.

                                                   Morgan Stanley
--------------------------------------------------------------------------------------------------------------------

            Global Value                            Intl. Magnum                         U.S. Real Estate
--------------------------------------  -------------------------------------  -------------------------------------
       2003                2002               2003               2002                2003               2002
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------

 $           ----     $       163,929    $          5,534   $         44,905    $           ----   $        430,376
         (152,669)           (152,140)            (46,964)           (57,579)           (174,609)          (162,261)
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------
         (152,669)             11,789             (41,430)           (12,674)           (174,609)           268,115
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------


             ----             142,429                ----               ----                ----            334,453
         (327,154)           (662,893)             23,808           (468,265)            219,737            (84,921)
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------
         (327,154)           (520,464)             23,808           (468,265)            219,737            249,532
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------

        4,040,275          (2,068,605)          1,025,207           (266,869)          4,698,053         (1,440,194)
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------


 $      3,560,452     $    (2,577,280)   $      1,007,585   $       (747,808)   $      4,743,181   $       (922,547)
===================  =================  ================== ==================  ================== ==================




 $       (152,669)    $        11,789    $        (41,430)  $        (12,674)   $       (174,609)  $        268,115
         (327,154)            (520,464)            23,808           (468,265)            219,737            249,532
        4,040,275           (2,068,605)         1,025,207           (266,869)          4,698,053         (1,440,194)
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------

        3,560,452          (2,577,280)          1,007,585           (747,808)          4,743,181           (922,547)
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------


          580,259             574,328             261,455            229,564             739,086            583,484
        1,886,251           2,559,964             (67,491)           246,716           1,544,128          4,313,030
       (1,336,164)         (1,093,882)           (357,493)          (392,399)         (1,598,772)        (1,305,390)
          (17,515)            (16,181)             (4,062)            (5,394)            (20,735)           (15,222)
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------
        1,112,831           2,024,229            (167,591)            78,487             663,707          3,575,902
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------

        4,673,283            (553,051)            839,994           (669,321)          5,406,888          2,653,355
       12,508,839          13,061,890           4,005,729          4,675,050          13,604,605         10,951,250
-------------------  -----------------  ------------------ ------------------  ------------------ ------------------
 $     17,182,122     $    12,508,839    $      4,845,723   $      4,005,729    $     19,011,493   $     13,604,605
===================  =================  ================== ==================  ================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Ameritas
                                                                            ----------------------------------------

                                                                                          Core Strat.
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $           ----     $           ----
   Mortality and expense risk charge                                                 (103,565)                ----
                                                                            -------------------  -------------------
Net investment income(loss)                                                          (103,565)                ----
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                      (5,086)                ----
                                                                            -------------------  -------------------
Net realized gain(loss)                                                                (5,086)                ----
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                      2,239,405                 ----
                                                                            ----------------------------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $      2,130,754     $           ----
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $       (103,565)    $           ----
   Net realized gain(loss)                                                             (5,086)                ----
   Net change in unrealized appreciation/depreciation                               2,239,405                 ----
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  2,130,754                 ----
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                242,925                 ----
   Subaccounts transfers (including fixed account), net                            52,132,014                 ----
   Transfers for policyowner benefits and terminations                             (1,263,184)                ----
   Policyowner maintenance charges                                                    (12,897)                ----
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                               51,098,858                 ----
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                             53,229,612                 ----
Net assets at beginning of period                                                        ----                 ----
                                                                            -------------------  -------------------
Net assets at end of period                                                  $     53,229,612     $           ----
                                                                            ===================  ===================



The accompanying notes are an integral part of these financial statements.


                                                      Ameritas
--------------------------------------------------------------------------------------------------------------------

           Emerging Growth                             Growth                           Growth with Income
--------------------------------------- -------------------------------------  -------------------------------------
       2003                2002               2003                2002               2003               2002
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

 $           ----     $           ----   $           ----    $         ----    $         103,305   $         72,553
         (243,193)            (406,499)          (690,775)          (911,782)           (128,877)          (207,035)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
         (243,193)            (406,499)          (690,775)          (911,782)            (25,572)          (134,482)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


             ----                 ----               ----               ----                ----               ----
      (15,942,031)         (15,058,549)        (5,907,827)       (13,330,335)         (3,852,625)        (2,090,706)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
      (15,942,031)         (15,058,549)        (5,907,827)       (13,330,335)         (3,852,625)        (2,090,706)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

       21,230,541              299,624         23,370,203        (17,978,233)          5,617,418         (2,426,214)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


 $      5,045,317     $    (15,165,424)  $     16,771,601    $   (32,220,350)   $      1,739,221   $     (4,651,402)
===================  ================== ==================  =================  ================== ==================




 $       (243,193)    $       (406,499)  $       (690,775)   $      (911,782)   $        (25,572)  $       (134,482)
      (15,942,031)         (15,058,549)        (5,907,827)       (13,330,335)         (3,852,625)        (2,090,706)
       21,230,541              299,624         23,370,203        (17,978,233)          5,617,418         (2,426,214)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        5,045,317          (15,165,424)        16,771,601        (32,220,350)          1,739,221         (4,651,402)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


          529,419              836,743          1,253,451          2,071,047             197,369            370,168
      (26,230,699)          (6,580,206)           967,224        (10,351,159)        (14,388,719)        (1,891,143)
       (1,803,059)          (3,252,948)        (6,591,737)        (8,191,815)         (1,273,484)        (2,142,174)
          (35,814)             (54,108)          (112,528)          (133,378)            (16,477)           (21,161)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
      (27,540,153)          (9,050,519)        (4,483,590)       (16,605,305)        (15,481,311)        (3,684,310)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

      (22,494,836)         (24,215,943)        12,288,011        (48,825,655)        (13,742,090)        (8,335,712)
       22,494,836           46,710,779         53,174,756        102,000,411          13,742,090         22,077,802
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
 $           ----     $     22,494,836   $     65,462,767    $    53,174,756    $           ----   $     13,742,090
===================  ================== ==================  =================  ================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Ameritas
                                                                            ----------------------------------------

                                                                                       Income and Growth
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $        180,069     $        144,328
   Mortality and expense risk charge                                                 (390,259)            (538,982)
                                                                            -------------------  -------------------
Net investment income(loss)                                                          (210,190)            (394,654)
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                  (3,166,985)          (6,040,732)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                            (3,166,985)          (6,040,732)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                     11,535,975          (11,111,448)
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
    from operations                                                          $      8,158,800     $    (17,546,834)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:

   Net investment income(loss)                                               $       (210,190)    $       (394,654)
   Net realized gain(loss)                                                         (3,166,985)          (6,040,732)
   Net change in unrealized appreciation/depreciation                              11,535,975          (11,111,448)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  8,158,800          (17,546,834)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                736,556            1,135,533
   Subaccounts transfers (including fixed account), net                              (782,359)          (6,061,693)
   Transfers for policyowner benefits and terminations                             (3,780,107)          (5,265,980)
   Policyowner maintenance charges                                                    (49,030)             (62,105)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                               (3,874,940)         (10,254,245)
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                              4,283,860          (27,801,079)
Net assets at beginning of period                                                  31,882,439           59,683,518
                                                                            -------------------  -------------------
Net assets at end of period                                                  $     36,166,299     $     31,882,439
                                                                            ===================  ===================



The accompanying notes are an integral part of these financial statements.

                                                      Ameritas
--------------------------------------------------------------------------------------------------------------------

              Index 500                                MidCap                              Money Market
--------------------------------------- -------------------------------------  -------------------------------------
       2003                2002               2003               2002                2003               2002
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------

 $      1,127,934     $      1,192,193   $           ----   $           ----    $      1,206,505   $      2,450,956
         (950,970)          (1,177,223)          (563,624)          (689,132)         (1,391,207)        (1,827,384)
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------
          176,964               14,970           (563,624)          (689,132)           (184,702)           623,572
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------


             ----                 ----               ----               ----                ----               ----
       (8,585,017)         (16,313,823)         1,170,063        (20,562,663)               ----               ----
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------
       (8,585,017)         (16,313,823)         1,170,063        (20,562,663)               ----               ----
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------

       27,041,230          (10,555,792)        16,025,431            (71,635)               ----               ----
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------


 $     18,633,177     $    (26,854,645)  $     16,631,870   $    (21,323,430)   $       (184,702)  $        623,572
===================  ================== ================== ==================  ================== ==================




 $        176,964     $         14,970   $       (563,624)  $       (689,132)   $       (184,702)  $        623,572
       (8,585,017)         (16,313,823)         1,170,063        (20,562,663)               ----               ----
       27,041,230          (10,555,792)        16,025,431            (71,635)               ----               ----
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------

       18,633,177          (26,854,645)        16,631,870        (21,323,430)           (184,702)           623,572
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------


        2,291,390            2,365,502            804,216          1,451,884          92,058,657        124,278,585
          899,785           (8,123,426)         3,092,091         (7,979,710)        (82,688,345)       (82,234,062)
       (7,866,034)         (10,205,335)        (6,260,756)        (6,957,269)        (47,621,892)       (68,991,947)
         (113,950)            (139,794)           (86,948)           (96,107)            588,805           (242,112)
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------
       (4,788,809)         (16,103,053)        (2,451,397)       (13,581,202)        (37,662,775)       (27,189,536)
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------

       13,844,368          (42,957,698)        14,180,473        (34,904,632)        (37,847,477)       (26,565,964)
       75,560,932          118,518,630         39,275,971         74,180,603         136,606,206        163,172,170
-------------------  ------------------ ------------------ ------------------  ------------------ ------------------
 $     89,405,300     $     75,560,932   $     53,456,444   $     39,275,971    $     98,758,729   $    136,606,206
===================  ================== ================== ==================  ================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Ameritas
                                                                            ----------------------------------------

                                                                                           Research
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $        110,641     $         47,858
   Mortality and expense risk charge                                                 (120,452)            (183,364)
                                                                            -------------------  -------------------
Net investment income(loss)                                                            (9,811)            (135,506)
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                  (4,472,519)          (3,210,045)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                            (4,472,519)          (3,210,045)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                      6,350,745           (1,482,635)
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $      1,868,415     $     (4,828,186)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:

   Net investment income(loss)                                               $         (9,811)    $       (135,506)
   Net realized gain(loss)                                                         (4,472,519)          (3,210,045)
   Net change in unrealized appreciation/depreciation                               6,350,745           (1,482,635)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  1,868,415           (4,828,186)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                347,342              899,262
   Subaccounts transfers (including fixed account), net                           (14,078,334)             252,650
   Transfers for policyowner benefits and terminations                               (685,070)          (1,569,523)
   Policyowner maintenance charges                                                    (17,267)             (18,848)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                              (14,433,329)            (436,459)
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                            (12,564,914)          (5,264,645)
Net assets at beginning of period                                                  12,564,914           17,829,559
                                                                            -------------------  -------------------
Net assets at end of period                                                  $           ----     $     12,564,914
                                                                            ===================  ===================



The accompanying notes are an integral part of these financial statements.

                                                      Ameritas
--------------------------------------------------------------------------------------------------------------------

              Small Cap                           Small Co. Equity                            Select
--------------------------------------- -------------------------------------  -------------------------------------
       2003                2002               2003                2002               2003               2002
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

 $           ----     $           ----   $           ----    $          ----    $         40,156   $          8,553
         (274,927)            (346,005)          (167,518)          (159,009)           (247,406)          (245,207)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
         (274,927)            (346,005)          (167,518)          (159,009)           (207,250)          (236,654)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


             ----                 ----            622,841            191,561                ----               ----
       (1,380,718)          (6,811,704)            63,926            (91,104)           (252,742)          (879,409)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
       (1,380,718)          (6,811,704)           686,767            100,457            (252,742)          (879,409)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        8,720,510           (5,650,287)         4,123,668         (1,683,452)          6,063,238         (2,850,297)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


 $      7,064,865     $    (12,807,996)  $      4,642,917    $    (1,742,004)   $      5,603,246   $     (3,966,360)
===================  ================== ==================  =================  ================== ==================




 $       (274,927)    $       (346,005)  $       (167,518)   $      (159,009)   $       (207,250)  $       (236,654)
       (1,380,718)          (6,811,704)           686,767            100,457            (252,742)          (879,409)
        8,720,510           (5,650,287)         4,123,668         (1,683,452)          6,063,238         (2,850,297)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        7,064,865          (12,807,996)         4,642,917         (1,742,004)          5,603,246         (3,966,360)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


          850,336              982,558            883,956          1,154,299           1,272,395          1,529,317
          560,949           (3,177,553)         1,167,960          5,478,513             664,863          8,737,532
       (2,718,287)          (4,130,407)        (1,491,624)        (1,446,018)         (2,810,594)        (2,874,944)
          (51,571)             (62,911)           (20,836)           (17,721)            (29,412)           (26,588)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
       (1,358,573)          (6,388,313)           539,456          5,169,073            (902,748)         7,365,317
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        5,706,292          (19,196,309)         5,182,373          3,427,069           4,700,498          3,398,957
       20,349,306           39,545,615         14,076,510         10,649,441          21,686,402         18,287,445
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
 $     26,055,598     $     20,349,306   $     19,258,883    $    14,076,510    $     26,386,900   $     21,686,402
===================  ================== ==================  =================  ================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Calvert
                                                                            ----------------------------------------

                                                                                           Balanced
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $        124,938     $        143,429
   Mortality and expense risk charge                                                  (56,120)             (50,882)
                                                                            -------------------  -------------------
Net investment income(loss)                                                            68,818               92,547
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                     (73,225)            (374,516)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                               (73,225)            (374,516)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                        944,441             (451,623)
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $        940,034     $       (733,592)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $         68,818     $         92,547
   Net realized gain(loss)                                                            (73,225)            (374,516)
   Net change in unrealized appreciation/depreciation                                 944,441             (451,623)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    940,034             (733,592)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                406,478            1,610,592
   Subaccounts transfers (including fixed account), net                             1,211,165              (84,886)
   Transfers for policyowner benefits and terminations                               (385,426)            (362,490)
   Policyowner maintenance charges                                                     (2,313)              (3,921)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                                1,229,904            1,159,295
                                                                                                 -------------------
                                                                            -------------------

Total increase(decrease) in net assets                                              2,169,938              425,703
Net assets at beginning of period                                                   4,875,706            4,450,003
                                                                            -------------------  -------------------
Net assets at end of period                                                  $      7,045,644     $      4,875,706
                                                                            ===================  ===================




The accompanying notes are an integral part of these financial statements.

                                                       Calvert

--------------------------------------------------------------------------------------------------------------------

             Intl. Equity                              Mid Cap                               Small Cap
--------------------------------------- -------------------------------------  -------------------------------------
       2003                2002               2003                2002               2003               2002
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

 $         97,121     $           ----   $           ----    $          ----    $         86,340   $         84,903
          (28,879)             (17,510)           (36,671)           (33,567)            (56,833)           (72,094)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
           68,242              (17,510)           (36,671)           (33,567)             29,507             12,809
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


             ----                 ----               ----               ----                ----            105,096
           12,083             (184,482)          (263,856)          (578,075)           (298,120)          (922,951)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
           12,083             (184,482)          (263,856)          (578,075)           (298,120)          (817,855)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

          845,030               83,065          1,271,866           (470,928)          2,017,422         (1,531,211)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


 $        925,355     $       (118,927)  $        971,339    $    (1,082,570)   $      1,748,809   $     (2,336,257)
===================  ================== ==================  =================  ================== ==================




 $         68,242     $        (17,510)  $        (36,671)   $       (33,567)   $         29,507   $         12,809
           12,083             (184,482)          (263,856)          (578,075)           (298,120)          (817,855)
          845,030               83,065          1,271,866           (470,928)          2,017,422         (1,531,211)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

          925,355             (118,927)           971,339         (1,082,570)          1,748,809         (2,336,257)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


          570,117              353,447            510,092            265,938             635,074            459,433
        1,564,260              829,054            225,883            570,739             197,590          3,752,882
         (141,197)             (45,444)          (316,094)          (359,249)           (492,832)          (743,774)
            3,324               (1,904)              (115)            (3,788)              2,195             (6,335)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
        1,996,504            1,135,153            419,766            473,640             342,027          3,462,206
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        2,921,859            1,016,226          1,391,105           (608,930)          2,090,836          1,125,949
        1,957,110              940,884          3,255,004          3,863,934           5,054,522          3,928,573
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
 $      4,878,969     $      1,957,110   $      4,646,109    $     3,255,004    $      7,145,358   $      5,054,522
===================  ================== ==================  =================  ================== ==================


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Calvert
                                                                            ----------------------------------------

                                                                                            Equity
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $            323     $           ----
   Mortality and expense risk charge                                                  (13,153)              (1,867)
                                                                            -------------------  -------------------
Net investment income(loss)                                                           (12,830)              (1,867)
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                      10,054               (8,481)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                                10,054               (8,481)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                        344,425              (13,593)
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $        341,649     $        (23,941)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        (12,830)    $         (1,867)
   Net realized gain(loss)                                                             10,054               (8,481)
   Net change in unrealized appreciation/depreciation                                 344,425              (13,593)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    341,649              (23,941)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                699,444              146,140
   Subaccounts transfers (including fixed account), net                             1,126,832              627,817
   Transfers for policyowner benefits and terminations                                (64,996)            (115,484)
   Policyowner maintenance charges                                                      5,832                 (192)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                                1,767,112              658,281
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                              2,108,761              634,340
Net assets at beginning of period                                                     634,340                 ----
                                                                            -------------------  -------------------
Net assets at end of period                                                  $      2,743,101     $        634,340
                                                                            ===================  ===================




The accompanying notes are an integral part of these financial statements.


               Calvert                            American Century                           Invesco
--------------------------------------- -------------------------------------  -------------------------------------

                Income                            Income & Growth                            Dynamics

--------------------------------------- -------------------------------------  -------------------------------------
       2003                2002               2003                2002               2003               2002
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

 $        404,575     $         71,200   $        170,742    $        90,093    $           ----   $           ----
          (83,859)             (17,765)          (152,217)          (104,785)            (59,436)           (56,605)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
          320,716               53,435             18,525            (14,692)            (59,436)           (56,605)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


          561,399               87,410               ----               ----                ----               ----
           95,514                5,322           (105,854)          (429,522)          1,048,156         (1,687,146)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
          656,913               92,732           (105,854)          (429,522)          1,048,156         (1,687,146)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

              880               (5,988)         4,060,027         (1,879,716)            463,991           (604,329)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


 $        978,509     $        140,179   $      3,972,698    $    (2,323,930)   $      1,452,711   $     (2,348,080)
===================  ================== ==================  =================  ================== ==================




 $        320,716     $         53,435   $         18,525    $       (14,692)   $        (59,436)  $        (56,605)
          656,913               92,732           (105,854)          (429,522)          1,048,156         (1,687,146)
              880               (5,988)         4,060,027         (1,879,716)            463,991           (604,329)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

          978,509              140,179          3,972,698         (2,323,930)          1,452,711         (2,348,080)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


        1,757,988              530,491          1,529,327          1,272,973             465,623            584,881
        4,979,445            4,819,727          4,248,561          5,012,546             340,481            103,821
         (827,071)            (111,409)        (1,144,142)        (1,072,350)           (790,860)          (659,275)
            6,704               (2,898)           (17,156)           (13,865)            (16,410)            (8,424)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
        5,917,066            5,235,911          4,616,590          5,199,304              (1,166)            21,003
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        6,895,575            5,376,090          8,589,288          2,875,374           1,451,545         (2,327,077)
        5,376,090                 ----         11,805,010          8,929,636           4,228,497          6,555,574
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
 $     12,271,665     $      5,376,090   $     20,394,298    $    11,805,010    $      5,680,042   $      4,228,497
===================  ================== ==================  =================  ================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Salomon
                                                                            ----------------------------------------

                                                                                            All Cap
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $         28,725     $         42,492
   Mortality and expense risk charge                                                 (103,683)            (147,713)
                                                                            -------------------  -------------------
Net investment income(loss)                                                           (74,958)            (105,221)
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       ----                 ----
   Net realized gain(loss) on sale of fund shares                                    (512,203)          (1,854,743)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                              (512,203)          (1,854,743)
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                      3,692,089           (1,870,276)
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $      3,104,928     $     (3,830,240)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $        (74,958)    $       (105,221)
   Net realized gain(loss)                                                           (512,203)          (1,854,743)
   Net change in unrealized appreciation/depreciation                               3,692,089           (1,870,276)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                  3,104,928           (3,830,240)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                679,190              594,351
   Subaccounts transfers (including fixed account), net                             2,059,051           (1,431,924)
   Transfers for policyowner benefits and terminations                             (1,090,650)          (4,127,237)
   Policyowner maintenance charges                                                    (14,752)             (20,688)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                                1,632,839           (4,985,498)
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                              4,737,767           (8,815,738)
Net assets at beginning of period                                                   8,596,618           17,412,356
                                                                            -------------------  -------------------
Net assets at end of period                                                  $     13,334,385     $      8,596,618
                                                                            ===================  ===================

The accompanying notes are an integral part of these financial statements.


                                                       Summit
--------------------------------------------------------------------------------------------------------------------

              S&P MidCap                         Russell Small Cap                       Nasdaq-100 Index
--------------------------------------- -------------------------------------  -------------------------------------
       2003                2002               2003                2002               2003               2002
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

   $       27,129     $         17,187   $         24,318      $       5,443    $           ----   $           ----
          (57,861)             (44,932)           (56,368)           (37,133)            (69,912)           (39,792)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
          (30,732)             (27,745)           (32,050)           (31,690)            (69,912)           (39,792)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


             ----               13,250               ----             28,932                ----               ----
          (34,857)            (311,656)           (73,748)          (383,803)            (84,289)        (1,059,227)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
          (34,857)            (298,406)           (73,748)          (354,871)            (84,289)        (1,059,227)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        1,728,647             (707,529)         1,932,034           (621,746)          2,582,989           (906,154)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


   $    1,663,058     $     (1,033,680)    $    1,826,236      $  (1,008,307)   $      2,428,788   $     (2,005,173)
===================  ================== ==================  =================  ================== ==================




 $        (30,732)    $        (27,745)  $        (32,050)   $       (31,690)   $        (69,912)  $        (39,792)
          (34,857)            (298,406)           (73,748)          (354,871)            (84,289)        (1,059,227)
        1,728,647             (707,529)         1,932,034           (621,746)          2,582,989           (906,154)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        1,663,058           (1,033,680)         1,826,236         (1,008,307)          2,428,788         (2,005,173)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------


          466,463              276,832            491,892            208,693             673,179            225,795
        2,192,998            3,328,810          3,636,101          1,951,705           2,383,046          1,596,315
         (355,222)            (330,606)          (506,983)          (283,082)           (534,966)          (441,732)
           (5,410)              (5,723)            (5,903)            (4,991)             (5,726)            (4,859)
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
        2,298,829            3,269,313          3,615,107          1,872,325           2,515,533          1,375,519
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------

        3,961,887            2,235,633          5,441,343            864,018           4,944,321           (629,654)
        4,319,224            2,083,591          3,766,071          2,902,053           4,244,432          4,874,086
-------------------  ------------------ ------------------  -----------------  ------------------ ------------------
 $      8,281,111     $      4,319,224   $      9,207,414    $     3,766,071    $      9,188,753   $      4,244,432
===================  ================== ==================  =================  ================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                         Third Avenue
                                                                            ----------------------------------------

                                                                                             Value
                                                                            ----------------------------------------
                                                                                   2003                 2002
                                                                            -------------------  -------------------
STATEMENTS OF OPERATIONS
Investment income:
   Dividend distributions received                                           $         64,625     $         52,023
   Mortality and expense risk charge                                                 (353,287)            (288,563)
                                                                            -------------------  -------------------
Net investment income(loss)                                                          (288,662)            (236,540)
                                                                            -------------------  -------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                    650,168              453,104
   Net realized gain(loss) on sale of fund shares                                     (42,841)            (291,092)
                                                                            -------------------  -------------------
Net realized gain(loss)                                                               607,327              162,012
                                                                            -------------------  -------------------

Change in unrealized appreciation/depreciation                                     11,146,603           (3,895,476)
                                                                            -------------------  -------------------

Net increase(decrease) in net assets resulting
   from operations                                                           $     11,465,268     $     (3,970,004)
                                                                            ===================  ===================


STATEMENTS OF CHANGES IN NET ASSETS
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                               $       (288,662)    $       (236,540)
   Net realized gain(loss)                                                            607,327              162,012
   Net change in unrealized appreciation/depreciation                              11,146,603           (3,895,476)
                                                                            -------------------  -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                 11,465,268           (3,970,004)
                                                                            -------------------  -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                              1,990,324            1,728,226
   Subaccounts transfers (including fixed account), net                             9,754,837           10,524,226
   Transfers for policyowner benefits and terminations                             (3,250,219)          (3,066,655)
   Policyowner maintenance charges                                                    (43,028)             (36,168)
                                                                            -------------------  -------------------
Net increase(decrease) from policyowner transactions                                8,451,914            9,149,629
                                                                            -------------------  -------------------

Total increase(decrease) in net assets                                             19,917,182            5,179,625
Net assets at beginning of period                                                  25,754,839           20,575,214
                                                                            -------------------  -------------------
Net assets at end of period                                                  $     45,672,021     $     25,754,839
                                                                            ===================  ===================



The accompanying notes are an integral part of these financial statements.

               Dreyfus
---------------------------------------

                MidCap
---------------------------------------
       2003                2002
-------------------  ------------------


   $        3,498     $            174
          (12,903)                 (57)
-------------------  ------------------

           (9,405)                 117
-------------------  ------------------


             ----                 ----
           58,296                 ----
-------------------  ------------------
           58,296                 ----
-------------------  ------------------

          294,275                 (849)
-------------------  ------------------


   $      343,166     $           (732)
===================  ==================




 $         (9,405)    $            117
           58,296                 ----
          294,275                 (849)
-------------------  ------------------

          343,166                 (732)
-------------------  ------------------


          505,732                6,610
        2,057,391               83,915
         (205,762)                ----
              423                  (11)
-------------------  ------------------
        2,357,784               90,514
-------------------  ------------------

        2,700,950               89,782
           89,782                 ----
-------------------  ------------------
 $      2,790,732     $         89,782
===================  ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIODS ENDED DECEMBER 31, 2003 AND 2002

1.  ORGANIZATION

    Ameritas Variable Life Insurance Company Separate Account VA-2 (the Account) was established on May 28, 1987, under Nebraska law by Ameritas Variable Life Insurance Company (AVLIC), a wholly owned subsidiary of AMAL Corporation, a holding company majority owned by Ameritas Life Insurance Corp. (ALIC) (an indirect wholly owned subsidiary of Ameritas Acacia Mutual Holding Company). The assets of the Account are segregated from AVLIC's other assets and are used only to support variable annuity products issued by AVLIC.

    The Account is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. The Account is made up of variable investment options called subaccounts for which accumulation units are separately maintained. Each subaccount corresponds to a single underlying non-publicly traded portfolio issued through a series fund. At December 31, 2003, there are fifty-five subaccounts available within the Account:

    Fidelity Management and Research                        Fidelity Management and Research
      Company (Advisor)                                       Company, continued
      Fidelity (Fund)                                         Fidelity, continued
       *Equity-Income IC (Subaccount)                           *Inv. Bond IC
        (Commenced October 23, 1987)                              (Commenced June 3, 1991)
       *Equity-Income SC                                        *Inv. Bond SC2
        (Commenced June 15, 1998)                                 (Commenced February 5, 2001)
       *Equity-Income SC2                                       *Contrafund IC
        (Commenced February 2, 2001)                              (Commenced August 25, 1995)
       *Growth IC                                               *Contrafund SC
        (Commenced October 23, 1987)                              (Commenced June 25, 1998)
       *Growth SC                                               *Contrafund SC2
        (Commenced June 23, 1998)                                 (Commenced January 25, 2001)
       *Growth SC2                                              *Asset Mgr. Gr. IC
        (Commenced February 6, 2001)                              (Commenced September 15, 1995)
       *High Income IC                                          *Asset Mgr. Gr. SC
        (Commenced October 23, 1987)                              (Commenced June 25, 1998)
       *High Income SC                                          *Asset Mgr. Gr. SC2
        (Commenced June 23, 1998)                                 (Commenced February 8, 2001)
       *High Income SC2
        (Commenced February 12, 2001)                       Fred Alger Management, Inc.
       *Overseas IC                                           Alger
        (Commenced October 23, 1987)                            *Balanced
       *Overseas SC                                               (Commenced June 8, 1993)
        (Commenced July 7, 1998)                                *Leveraged
       *Overseas SC2                                              (Commenced August 30, 1995)
        (Commenced February 15, 2001)
       *Asset Mgr. IC                                       Massachusetts Financial Services Company
        (Commenced February 7, 1990)                          MFS
       *Asset Mgr. SC                                           *Strategic Inc.
        (Commenced June 25, 1998)                                 (Commenced August 24, 1995)
       *Asset Mgr. SC2                                          *Utilities
        (Commenced March 15, 2001)                                (Commenced September 18, 1995)

                                     FS-36



1.  ORGANIZATION, continued

    Massachusetts Financial Services Company,               Calvert Asset Management Company, Inc.
      continued                                               (See Note 3)
      MFS, continued                                          Calvert
       *New Discovery                                           *Balanced
        (Commenced November 11, 1999)                             (Commenced May 8, 2000)
                                                                *Intl. Equity
    Morgan Stanley Investment Management                          (Commenced May 11, 2000)
      Inc. dba "Van Kampen"                                     *Mid Cap
      Morgan Stanley                                              (Commenced May 30, 2000)
       *Emerging Markets                                        *Small Cap
        (Commenced May 1, 1997)                                   (Commenced May 26, 2000)
       *Global Value                                            *Equity
        (Commenced May 2, 1997)                                   (Commenced May 6, 2002)
       *Intl. Magnum                                            *Income
        (Commenced May 1, 1997)                                   (Commenced May 6, 2002)
       *U.S. Real Estate
        (Commenced May 1, 1997)                             American Century Investment
                                                            Management, Inc.
    Ameritas Investment Corp. (See Note 3)                    American Century
    Ameritas                                                    *Income & Growth
       *Core Strat.                                               (Commenced January 25, 2001)
        (Commenced October 31, 2003)
       *Emerging Growth                                     INVESCO Funds Group, Inc.
        (Commenced October 29, 1999)                          Invesco
        (Ceased Business October 31, 2003)                      *Dynamics
       *Growth                                                    (Commenced January 22, 2001)
        (Commenced October 29, 1999)
       *Growth with Income                                  Salomon Brothers Asset Management, Inc.
        (Commenced October 29, 1999)                          Salomon
        (Ceased Business October 31, 2003)                      *All Cap
       *Income and Growth                                         (Commenced January 18, 2001)
        (Commenced October 29, 1999)
       *Index 500                                           Summit Investment Partners, Inc.
        (Commenced October 29, 1999)                          Summit
       *MidCap                                                  *S&P MidCap
        (Commenced October 29, 1999)                              (Commenced January 17, 2001)
       *Money Market                                            *Russell Small Cap
        (Commenced October 28, 1999)                              (Commenced January 18, 2001)
       *Research                                                *Nasdaq-100 Index
        (Commenced October 29, 1999)                              (Commenced January 2, 2001)
        (Ceased Business October 31, 2003)
       *Small Cap                                           EQSF Advisers, Inc.
        (Commenced October 29, 1999)                          Third Avenue
       *Small Co. Equity                                        *Value
        (Commenced January 17, 2001)                              (Commenced January 3, 2001)
       *Select
        (Commenced January 5, 2001)                         The Dreyfus Corporation
                                                              Dreyfus
                                                                *MidCap
                                                                  (Commenced November 6, 2002)

2.  ACCOUNTING POLICIES

    USE OF ESTIMATES
    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

    INVESTMENTS
    The assets of the subaccounts are carried at the net asset value of the underlying portfolios, adjusted for the accrual of dividends. The value of the policyowners' units corresponds to the investment in the underlying subaccounts. The availability of investment portfolio and subaccount options may vary between products. Share transactions and security transactions are accounted for on a trade date basis.

    Income from dividends and gains from realized gain distributions are recorded on the ex-distribution date. Realized gains and losses on the sales of investments represent the difference between the proceeds from sales of investments by the subaccounts and the cost of such shares, which is determined on a weighted average cost basis.

    FEDERAL AND STATE TAXES
    The operations of the Account are included in the federal income tax return of AVLIC, which is taxed as a life insurance company under the Internal Revenue Code. AVLIC has the right to charge the Account any federal income taxes, or provision for federal income taxes, attributable to the operations of the Account or to the policies funded in the Account. Charges for state and local taxes, if any, attributable to the Account may also be made. Currently, AVLIC does not make a charge for income taxes or other taxes.

    RECLASSIFICATIONS
    Certain items on the prior period financial statements have been reclassified to conform to current period presentation.

3.  RELATED PARTIES

    Affiliates of AVLIC provide management, administrative and investment advisory services for the Ameritas and Calvert subaccounts. These subaccounts incurred approximately $2,494,000 and $2,992,000 payable to affiliates of AVLIC during 2003 and 2002, respectively.

4.  PURCHASES AND SALES OF INVESTMENTS

    The cost of purchases and proceeds from sales of investments in the subaccounts for the periods ended December 31, 2003 were as follows:

                                       Purchases                 Sales
                                 ----------------------  -----------------------
     Fidelity:
       Equity-Income IC            $       28,567,815      $       43,174,432
       Equity-Income SC                     2,315,178               2,438,444
       Equity-Income SC2                    6,167,675                 395,645
       Growth IC                           44,669,428              52,936,617
       Growth SC                            1,649,292               2,832,847
       Growth SC2                           3,516,492                 294,770
       High Income IC                      79,776,542              94,767,058
       High Income SC                       4,127,437               2,807,945
       High Income SC2                      6,043,195               1,560,612
       Overseas IC                          3,261,002               5,662,233

                                            Purchases                 Sales
                                 ----------------------  -----------------------
     Fidelity (continued):
       Overseas SC                 $        1,069,447      $        1,025,973
       Overseas SC2                         2,359,715                 848,193
       Asset Mgr. IC                        3,287,265              10,162,744
       Asset Mgr. SC                          672,774               1,536,422
       Asset Mgr. SC2                         960,190                 415,728
       Inv. Bond IC                        13,190,835              35,624,234
       Inv. Bond SC2                        9,494,246               5,622,365
       Contrafund IC                        5,695,090              12,031,312
       Contrafund SC                        1,773,995               2,579,817
       Contrafund SC2                       5,214,768                 303,241
       Asset Mgr. Gr. IC                    1,032,570               1,572,058
       Asset Mgr. Gr. SC                      101,083                 286,077
       Asset Mgr. Gr. SC2                     481,318                 138,633

     Alger:
       Balanced                             4,335,379               5,436,695
       Leveraged                            4,537,483               5,971,142

     MFS:
       Strategic Inc.                       5,669,928               5,245,530
       Utilities                            4,294,139               6,578,015
       New Discovery                       17,274,681              18,263,561

     Morgan Stanley:
       Emerging Markets                     6,130,379               4,843,672
       Global Value                         3,318,139               2,357,977
       Intl. Magnum                         2,271,434               2,480,455
       U.S. Real Estate                     5,330,167               4,841,069

     Ameritas:
       Core Strat.                         52,506,164               1,510,870
       Emerging Growth                      4,953,133              32,736,479
       Growth                               5,927,481              11,101,846
       Growth with Income                   1,019,231              16,526,114
       Income and Growth                    1,784,569               5,869,700
       Index 500                           19,657,598              24,269,443
       MidCap                              91,045,933              94,060,954
       Money Market                       268,317,598             306,160,966
       Research                             1,288,058              15,731,197
       Small Cap                           17,005,504              18,639,004
       Small Co. Equity                     4,829,311               3,834,532
       Select                               5,350,266               6,460,263

     Calvert:
       Balanced                             1,981,978                 683,257
       Intl. Equity                         2,754,255                 689,509
       Mid Cap                              1,476,696               1,093,602
       Small Cap                            3,253,403               2,881,868
       Equity                               1,914,280                 159,998
       Income                               9,236,263               2,437,082

                                       Purchases                 Sales
                                 ----------------------  -----------------------
     American Century:
       Income & Growth             $        6,311,137      $        1,676,022

     Invesco:
       Dynamics                            55,835,395              55,895,998

     Salomon:
       All Cap

                                            4,315,592               2,757,711
     Summit:
       S&P MidCap                           3,678,924               1,410,826
       Russell Small Cap                    5,925,324               2,342,268
       Nasdaq-100 Index                     6,369,151               3,923,530

     Third Avenue:
       Value                               12,829,710               4,016,289

     Dreyfus:
       MidCap                               3,007,584                 659,205

5.  UNIT VALUES

    The unit value, units, net assets, investment income ratio (Inv. Income Ratio), expense ratio and total return (certain of which are defined below) are included in the following table (amounts have been rounded).

    Inv. Income Ratio - The Inv. Income Ratio represents the dividend distributions received divided by average net assets. This ratio excludes the mortality and expense risk charge and is affected by the timing of the declaration of dividends by the underlying fund portfolio.

    Expense Ratio - The Expense Ratio represents the annualized contract expenses of the Account for the period indicated and includes only those expenses that are charged through a reduction of the unit value. Included in this category are mortality and expense charges. These fees range between .80 percent and 1.40 percent (annualized) of net assets, depending on the product selected. Expenses of the underlying fund portfolios and charges made directly to policyowner accounts through the redemption of units are excluded. For this separate account, charges made through the redemption of units ranged from $18 to $50 per policy annually or as rider charges taken as a percent of net assets ranging from .05 percent to .80 percent annualized, depending on the product and options selected.

    Total Return - The Total Return represents the change in the unit value reported year-to-date, however, subaccounts which commenced in the current year, as shown in Note 1, are based on shorter return periods. These percentages do not include any expenses assessed through the redemption of units. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

    Total returns and expense ratios in this disclosure may not be applicable to all policies. Policyowners and prospective policyowners should consult policyowner statements and policy and fund prospectuses for specific performance and expense information.

                                       At December 31                       For the Periods Ended December 31
                       ---------------------------------------------------------------------------------------------
                                                                          Inv.
                             Unit                         Net Assets     Income      Expense           Total
                           Value ($)         Units           ($)        Ratio %      Ratio %          Return %
                       ---------------------------------------------------------------------------------------------
                          Min     Max                                              Min     Max      Min      Max
 Fidelity:
 Equity-Income IC
 2003                     27.93    47.56      2,208,289     85,372,704     1.87    1.25    1.40    28.52    28.71
 2002                     21.73    36.95      2,651,704     80,600,427     1.81    1.25    1.40   (18.10)  (17.97)
 2001                     26.53    45.05      3,095,692    115,995,599     1.73    1.25    1.40    (6.28)   (6.13)

 Equity-Income SC
 2003                     28.44   28.44         490,142     13,938,936    1.69     0.95    0.95    28.99    28.99
 2002                     22.05   22.05         504,581     11,124,554    1.66     0.95    0.95   (17.78)  (17.78)
 2001                     26.82   26.82         613,370     16,447,775    1.49     0.95    0.95    (5.98)   (5.98)

 Equity-Income SC2
 2003                     23.80   23.80         596,628     14,201,212    1.19     0.80    0.80    29.01    29.01
 2002                     18.45   18.45         317,475      5,857,217    1.12     0.75    0.75   (17.77)  (17.77)
 2001                     22.44   22.44         143,316      3,215,490    ----     0.75    0.75    (6.79)   (6.79)

 Growth IC
 2003                     38.88   54.14       1,312,378     64,981,706    0.28     1.25    1.40    31.00    31.20
 2002                     29.68   41.27       1,490,848     56,645,627    0.27     1.25    1.40   (31.08)  (30.98)
 2001                     43.06   59.79       2,012,029    111,763,769    0.09     1.25    1.40   (18.80)  (18.68)

 Growth SC
 2003                     39.59   39.59         394,595     15,622,207    0.20     0.95    0.95    31.53    31.53
 2002                     30.10   30.10         430,633     12,962,226    0.16     0.95    0.95   (30.86)  (30.86)
 2001                     43.54   43.54         558,928     24,335,039    ----     0.95    0.95   (18.51)  (18.51)

 Growth SC2
 2003                     30.13   30.13         293,933      8,855,171    0.09     0.80    0.80    31.51    31.51
 2002                     22.91   22.91         172,691      3,956,085    0.10     0.75    0.75   (30.82)  (30.82)
 2001                     33.11   33.11          81,473      2,697,946    ----     0.75    0.75   (18.98)  (18.98)

 High Income IC
 2003                     10.39   24.78       1,945,727     29,523,355    4.53     1.25    1.40    25.51    25.69
 2002                      8.28   19.71       2,626,641     37,118,206    7.87     1.25    1.40     2.00     2.16
 2001                      8.12   19.30       2,164,097     29,976,479   19.81     1.25    1.40   (12.97)  (12.83)

 High Income SC
 2003                     10.59   10.59         597,022      6,321,025    5.99     0.95    0.95    25.78    25.78
 2002                      8.42    8.42         483,041      4,066,099   10.58     0.95    0.95     2.64     2.64
 2001                      8.20    8.20         459,386      3,767,454   12.58     0.95    0.95   (12.73)  (12.73)

 High Income SC2
 2003                      8.15    8.15       1,059,483      8,631,705    4.78     0.80    0.80    25.77    25.77
 2002                      6.48    6.48         486,540      3,151,666    7.37     0.75    0.75     2.52     2.52
 2001                      6.32    6.32         175,674      1,109,889    ----     0.75    0.75   (19.93)  (19.93)


                                     FS-41

5.  UNIT VALUES, continued

                                       At December 31                       For the Periods Ended December 31
                       ---------------------------------------------------------------------------------------------
                                                                         Inv.
                             Unit                        Net Assets     Income       Expense           Total
                           Value ($)         Units           ($)       Ratio %       Ratio %          Return %
                       ---------------------------------------------------------------------------------------------
                         Min      Max                                              Min     Max      Min      Max
 Fidelity, continued:
 Overseas IC
 2003                    19.15    22.72         934,337    20,900,887     0.86     1.25    1.40    41.37    41.59
 2002                    13.55    16.05       1,072,969    16,962,257     0.81     1.25    1.40   (21.40)  (21.27)
 2001                    17.24    20.38       1,368,794    27,501,797     9.15     1.25    1.40   (22.33)  (22.15)

 Overseas SC
 2003                    19.67    19.67         247,973     4,876,735     0.76     0.95    0.95    41.85    41.85
 2002                    13.86    13.86         252,107     3,495,311     0.73     0.95    0.95   (21.09)  (21.09)
 2001                    17.57    17.57         297,479     5,227,207     5.88     0.95    0.95   (22.02)  (22.02)

 Overseas SC2
 2003                    15.37    15.37         213,241     3,277,859     0.30     0.80    0.80    41.92    41.92
 2002                    10.83    10.83          89,523       969,658     0.53     0.75    0.75   (21.05)  (21.05)
 2001                    13.72    13.72          33,056       453,510     ----     0.75    0.75   (20.05)  (20.05)

 Asset Mgr. IC
 2003                    18.54    28.61       2,036,239    54,723,573     3.77     1.25    1.40    16.34    16.52
 2002                    15.93    24.56       2,364,213    54,829,509     4.31     1.25    1.40    (9.99)   (9.86)
 2001                    17.70    27.24       3,013,436    77,664,854     4.69     1.25    1.40    (5.42)   (5.28)

 Asset Mgr. SC
 2003                    18.83    18.83         540,596    10,178,233     3.51     0.95    0.95    16.79    16.79
 2002                    16.12    16.12         606,667     9,779,728     4.15     0.95    0.95    (9.71)   (9.71)
 2001                    17.85    17.85         764,614    13,651,944     4.13     0.95    0.95    (5.15)   (5.15)

 Asset Mgr. SC2
 2003                    15.05    15.05         216,010     3,250,435     3.05     0.80    0.80    16.75    16.75
 2002                    12.89    12.89         181,645     2,341,227     3.49     0.75    0.75    (9.70)   (9.70)
 2001                    14.27    14.27         127,031     1,813,335     ----     0.75    0.75     1.17     1.17

 Inv. Bond IC
 2003                    16.64    17.05       3,486,280    65,712,179     4.31     0.95    1.40     3.75     4.21
 2002                    16.04    21.55       4,852,807    88,749,190     3.44     0.95    1.40     8.81     9.30
 2001                    14.74    19.77       3,996,733    68,030,837     4.69     0.95    1.40     6.95     7.43

 Inv. Bond SC2
 2003                    14.49    14.49       1,156,571    16,758,946     3.50     0.80    0.80     4.13     4.13
 2002                    13.92    13.92         925,800    12,883,191     2.07     0.75    0.75     9.27     9.27
 2001                    12.73    12.73         302,145     3,847,586     ----     0.75    0.75     5.59     5.59

 Contrafund IC
 2003                    26.84    29.21       1,981,173    56,646,208     0.47     1.25    1.40    26.68    26.87
 2002                    21.19    23.02       2,230,859    50,346,720     0.86     1.25    1.40   (10.60)  (10.47)
 2001                    23.70    25.72       2,516,851    63,561,891     0.88     1.25    1.40   (13.47)  (13.33)


                                     FS-42

5.  UNIT VALUES, continued
                                      At December 31                        For the Periods Ended December 31
                      ----------------------------------------------------------------------------------------------
                                                                         Inv.
                             Unit                        Net Assets     Income       Expense           Total
                          Value ($)          Units           ($)       Ratio %       Ratio %          Return %
                      ----------------------------------------------------------------------------------------------
                         Min      Max                                              Min     Max      Min      Max
 Fidelity, continued:
 Contrafund SC
 2003                    27.35    27.35        638,401     17,458,837     0.36     0.95    0.95    27.14    27.14
 2002                    21.51    21.51        672,958     14,474,951     0.78     0.95    0.95   (10.27)  (10.27)
 2001                    23.97    23.97        795,408     19,068,712     0.75     0.95    0.95   (13.19)  (13.19)

 Contrafund SC2
 2003                    23.45    23.45        446,856     10,479,823     0.21     0.80    0.80    27.20    27.20
 2002                    18.44    18.44        206,580      3,808,825     0.41     0.75    0.75   (10.27)  (10.27)
 2001                    20.55    20.55         64,084      1,316,891     0.01     0.75    0.75    (9.83)   (9.83)

 Asset Mgr. Gr. IC
 2003                    15.35    19.06        438,544      7,794,129     3.00     1.25    1.40    21.63    21.81
 2002                    12.62    15.65        480,413      7,024,108     3.12     1.25    1.40   (16.70)  (16.57)
 2001                    15.15    18.76        634,496     11,177,899     3.26     1.25    1.40    (8.68)   (8.54)

 Asset Mgr. Gr. SC
 2003                    15.58    15.58        114,295      1,780,727     2.89     0.95    0.95    21.99    21.99
 2002                    12.77    12.77        130,467      1,666,324     2.99     0.95    0.95   (16.33)  (16.33)
 2001                    15.27    15.27        184,602      2,818,233     2.95     0.95    0.95    (8.38)   (8.38)

 Asset Mgr. Gr. SC2
 2003                    12.59    12.59         50,389        634,489     1.91     0.80    0.80    22.07    22.07
 2002                    10.32    10.32         21,715        224,005     2.09     0.75    0.75   (16.45)  (16.45)
 2001                    12.35    12.35         17,035        210,330     ----     0.75    0.75    (8.67)   (8.67)

 Alger:
 Balanced

 2003                    13.79    15.48      1,980,220     37,498,618     2.07     0.80    1.40    17.38    18.11
 2002                    11.67    23.75      1,996,710     33,302,801     1.71     0.75    1.40   (13.51)  (12.94)
 2001                    13.41    27.42      2,389,543     47,047,332     1.44     0.75    1.40    (6.03)   (2.64)

 Leveraged
 2003                    28.40    32.38        874,892     28,444,270     ----     0.80    1.40    32.86    33.68
 2002                    21.25    25.03        913,223     22,528,976     0.01     0.75    1.40   (34.83)  (34.40)
 2001                    32.39    38.36      1,380,909     52,421,709     ----     0.75    1.40   (18.67)  (16.52)

 MFS:
 Strategic Inc.

 2003                    12.27    12.99        676,519      8,767,550     5.82     0.80    1.40     8.85     9.52
 2002                    11.21    13.21        657,861      7,976,396     2.85     0.75    1.40     6.90     7.59
 2001                    10.42    12.34        303,463      3,426,490     3.56     0.75    1.40     2.52     3.76

 Utilities
 2003                    18.34    20.46      1,590,499     34,774,380     2.32     0.80    1.40    34.02    34.84
 2002                    13.60    18.48      1,730,077     28,451,130     2.78     0.75    1.40   (23.83)  (23.33)
 2001                    17.74    24.23      2,445,809     52,908,280     3.35     0.75    1.40   (26.48)  (24.92)


                                     FS-43

5.  UNIT VALUES, continued
                                     At December 31                        For the Periods Ended December 31
                      ----------------------------------------------------------------------------------------------
                                                                       Inv.
                            Unit                       Net Assets     Income       Expense             Total
                          Value ($)        Units          ($)        Ratio %       Ratio %           Return %
                      ----------------------------------------------------------------------------------------------
                        Min      Max                                             Min     Max       Min       Max
 MFS, continued:
 New Discovery
 2003                    14.10   14.12       964,774     13,705,452     ----     0.80    1.40      31.87     32.68
 2002                    10.63   10.86     1,047,597     11,264,675     ----     0.75    1.40     (32.58)   (32.14)
 2001                    15.67   16.04     1,277,022     20,347,864     ----     0.75    1.40     (10.49)    (5.92)

 Morgan Stanley:
 Emerging Markets

 2003                    8.84    10.04       767,335      7,725,490     ----     0.80    1.40      47.59     48.50
 2002                    5.95     7.02       632,267      4,359,541     ----     0.75    1.40     (10.18)    (9.58)
 2001                    6.59     7.80       637,204      4,912,933     ----     0.75    1.40     (15.24)    (7.37)

 Global Value
 2003                   12.86    14.22     1,224,204     17,182,122     ----     0.80    1.40      27.17     27.96
 2002                   10.05    11.45     1,126,247     12,508,839     1.23     0.75    1.40     (18.02)   (17.48)
 2001                   12.18    13.90       958,087     13,061,890     1.20     0.75    1.40      (8.33)    (5.32)

 Intl. Magnum
 2003                    9.75     9.86       485,767      4,845,723     0.13     0.80    1.40      25.64     26.42
 2002                    7.76     8.02       504,768      4,005,729     0.92     0.75    1.40     (18.01)   (17.43)
 2001                    9.45     9.76       483,954      4,675,050     0.44     0.75    1.40     (20.46)   (14.03)

 U.S. Real Estate
 2003                   16.87    17.76     1,063,064     19,011,493     ----     0.80    1.40      35.61     36.44
 2002                   12.36    13.61     1,030,293     13,604,605     3.10     0.75    1.40      (2.15)    (1.52)
 2001                   12.56    13.88       802,283     10,951,250     4.62     0.75    1.40       8.31      9.27

 Ameritas:
 Core Strat.
 2003                   15.68    16.19     3,375,071     53,229,612     ----     0.80    1.40       4.16      4.25
 2002                    ----     ----          ----           ----     ----     ----    ----      ----      ----
 2001                    ----     ----          ----           ----     ----     ----    ----      ----      ----

 Growth
 2003                   42.63    44.59     1,291,026     65,462,767     ----     0.80    1.40      33.62     34.45
 2002                   31.71    42.26     1,390,858     53,174,756     ----     0.75    1.40     (34.20)   (33.76)
 2001                   47.88    64.13     1,741,991    102,000,411     0.04     0.75    1.40     (17.95)   (12.79)

 Income and Growth
 2003                   12.47    13.54     1,662,697     36,166,299     0.55     0.80    1.40      28.23     29.02
 2002                    9.66    30.92     1,798,980     31,882,439     0.32     0.75    1.40     (31.41)   (30.96)
 2001                   14.00    45.01     2,242,207     59,683,518     0.44     0.75    1.40     (16.56)   (15.10)

 Index 500
 2003                  124.57   126.88       689,774     89,405,300     1.44     0.80    1.40      26.46     27.24
 2002                   98.50   107.37       737,175     75,560,932     1.24     0.75    1.40     (23.37)   (22.87)
 2001                  128.56   139.92       885,297    118,518,630     1.33     0.75    1.40     (15.24)   (13.25)

                                     FS-44



5.  UNIT VALUES, continued

                                      At December 31                        For the Periods Ended December 31
                      ----------------------------------------------------------------------------------------------
                                                                         Inv.
                            Unit                         Net Assets     Income       Expense           Total
                          Value ($)         Units           ($)        Ratio %       Ratio %          Return %
                      ----------------------------------------------------------------------------------------------
                        Min      Max                                               Min    Max       Min      Max
 Ameritas, continued:
 MidCap
 2003                    32.32   38.02       1,347,667     53,456,444     ----     0.80   1.40     45.26    46.15
 2002                    22.12   28.63       1,425,966     39,275,971     ----     0.75   1.40    (30.88)  (30.42)
 2001                    31.79   41.42       1,853,185     74,180,603     ----     0.75   1.40    (10.65)   (7.99)

 Money Market
 2003                     1.04    1.14      76,045,662     98,758,729     1.01     0.80   1.40     (0.40)    0.21
 2002                     1.04    1.76     107,689,577    136,606,206     1.60     0.75   1.40      0.19     0.84
 2001                     1.03    1.75     126,226,601    163,172,170     3.82     0.75   1.40      2.49     3.16

 Small Cap
 2003                    25.85   28.41         814,357     26,055,598     ----     0.80   1.40     36.94    37.79
 2002                    18.76   25.15         859,877     20,349,306     ----     0.75   1.40    (36.14)  (35.72)
 2001                    29.19   39.33       1,053,110     39,545,615     ----     0.75   1.40    (28.28)  (25.22)

 Small Co. Equity
 2003                    24.04   24.47         793,639     19,258,883     ----     0.80   1.40     34.03    34.86
 2002                    17.92   18.15         780,509     14,076,510     ----     0.75   1.40     (8.59)   (8.00)
 2001                    19.60   19.73         541,693     10,649,441     ----     0.75   1.40     10.31    28.09

 Select
 2003                    19.02   19.38       1,372,759     26,386,900     0.18     0.80   1.40     27.44    28.22
 2002                    14.92   15.12       1,444,144     21,686,402     0.04     0.75   1.40    (15.22)  (14.67)
 2001                    17.60   17.72       1,035,755     18,287,445     ----     0.75   1.40      3.05    14.94

 Calvert:
 Balanced
 2003                     1.91    1.96       3,637,910      7,045,644     2.23     0.80   1.40     17.67    18.39
 2002                     1.61    1.68       2,964,969      4,875,706     2.99     0.75   1.40    (13.37)  (12.80)
 2001                     1.85    1.93       2,333,810      4,450,003     8.13     0.75   1.40     (8.23)   (7.63)

 Intl. Equity
 2003                    15.98   16.95         296,399      4,878,969     3.26     0.80   1.40     29.86    30.66
 2002                    12.23   13.24         154,289      1,957,110     ----     0.75   1.40    (16.19)  (15.58)
 2001                    14.49   15.72          61,300        940,884     0.17     0.75   1.40    (25.81)  (19.39)

 Mid Cap
 2003                    25.20   26.44         179,942      4,646,109     ----     0.80   1.40     29.85    30.65
 2002                    19.29   20.60         162,385      3,255,004     ----     0.75   1.40    (29.22)  (28.76)
 2001                    27.08   28.98         135,435      3,863,934     ----     0.75   1.40    (16.92)  (12.75)

 Small Cap
 2003                   15.93    16.08         444,536      7,145,358     1.61     0.80   1.40     37.64    38.49
 2002                   11.50    11.82         432,908      5,054,522     1.38     0.75   1.40    (23.62)  (23.12)
 2001                   14.96    15.40         256,580      3,928,573     ----     0.75   1.40      4.77    10.09


                                     FS-45

5.  UNIT VALUES, continued

                                      At December 31                        For the Periods Ended December 31
                      ----------------------------------------------------------------------------------------------
                                                                          Inv.
                             Unit                        Net Assets     Income       Expense           Total
                          Value ($)          Units          ($)        Ratio %       Ratio %          Return %
                      ----------------------------------------------------------------------------------------------
                         Min      Max                                              Min     Max      Min      Max
 Calvert, continued:
 Equity
 2003                    15.49    15.62        175,757      2,743,101     0.02     0.80    1.40    20.48    21.22
 2002                    12.85    12.89         49,237        634,340     ----     0.75    1.40   (14.16)   (1.39)
 2001                     ----     ----           ----           ----     ----     ----    ----      ----     ----

 Income
 2003                    17.63    17.80        691,160     12,271,665     4.56     0.80    1.40    11.15    11.83
 2002                    15.84    15.91        338,250      5,376,090     2.38     0.75    1.40     5.55     6.03
 2001                     ----     ----           ----           ----     ----     ----    ----      ----     ----

 American Century:
 Income & Growth
 2003                     6.48     6.65      3,089,516     20,394,298     1.12     0.80    1.40    27.56    28.35
 2002                     5.08     5.18      2,293,410     11,805,010     0.88     0.75    1.40   (20.49)  (19.97)
 2001                     6.39     6.47      1,385,883      8,929,636     0.04     0.75    1.40   (12.24)   (5.95)

 Invesco:
 Dynamics
 2003                    11.41    11.69        486,857      5,680,042     ----     0.80    1.40    35.92    36.75
 2002                     8.36     8.66        494,498      4,228,497     ----     0.75    1.40   (32.85)  (32.41)
 2001                    12.44    12.84        517,622      6,555,574     ----     0.75    1.40   (32.30)  (20.95)

 Salomon:
 All Cap
 2003                    15.38    15.68        857,091     13,334,385     0.29     0.80    1.40    37.11    37.95
 2002                    11.22    11.37        761,026      8,596,618     0.32     0.75    1.40   (26.10)  (25.61)
 2001                    15.18    15.28      1,143,129     17,412,356     0.98     0.75    1.40    (5.51)   (2.12)

 Summit:
 S&P MidCap
 2003                    12.92    13.15        649,242      8,281,111     0.49     0.80    1.40    32.87    33.69
 2002                     7.78     9.84        456,161      4,319,224     0.42     0.75    1.40   (16.32)  (15.77)
 2001                     9.28    11.68        191,596      2,083,591     0.23     0.75    1.40    (2.89)   (0.63)

 Russell Small Cap
 2003                    10.76    10.94        827,249      9,207,414     0.46     0.80    1.40    44.19    45.08
 2002                     7.47     7.86        492,859      3,766,071     0.16     0.75    1.40   (22.15)  (21.64)
 2001                     9.59    10.05        295,890      2,902,053     0.75     0.75    1.40    (3.63)    1.49

 Nasdaq-100 Index
 2003                     3.97     4.05      2,286,068      9,188,753     ----     0.80    1.40    46.58    47.48
 2002                     2.71     2.75      1,554,366      4,244,432     ----     0.75    1.40   (38.37)  (37.96)
 2001                     4.40     4.43      1,104,588      4,874,086     ----     0.75    1.40   (41.57)  (19.00)


                                     FS-46

5.  UNIT VALUES, continued

                                      At December 31                        For the Periods Ended December 31
                      ----------------------------------------------------------------------------------------------
                                                                         Inv.
                             Unit                        Net Assets     Income       Expense           Total
                          Value ($)          Units          ($)        Ratio %       Ratio %          Return %
                      ----------------------------------------------------------------------------------------------
                         Min      Max                                              Min     Max      Min      Max
 Third Avenue:
 Value
 2003                    21.11    21.52      2,141,540     45,672,021     0.20     0.80    1.40    40.55    41.42
 2002                    15.01    15.22      1,703,750     25,754,839     0.20     0.75    1.40   (11.96)  (11.38)
 2001                    17.05    17.17      1,202,238     20,575,214     0.13     0.75    1.40     3.93    10.23

 Dreyfus:
 MidCap
 2003                    15.59    15.70        178,299      2,790,732     0.30     0.80    1.40    29.66    30.46
 2002                    12.02    12.03          7,463         89,782     0.47     0.75    1.40    (2.35)    0.11
 2001                     ----     ----           ----           ----     ----     ----    ----      ----     ----

6.  CHANGES IN UNITS OUTSTANDING
    The changes in units outstanding were as follows:

                                                     2003                     2002
                                             ---------------------     --------------------
    Fidelity:
    Equity-Income IC
    Units issued                                      5,626,591                 5,098,938
    Units redeemed                                   (6,070,006)               (5,542,926)
                                             ---------------------     --------------------
    Net increase(decrease)                             (443,415)                 (443,988)
                                             =====================     ====================

    Equity-Income SC
    Units issued                                        559,154                   433,993
    Units redeemed                                     (573,593)                 (542,782)
                                             ---------------------     --------------------
    Net increase(decrease)                              (14,439)                 (108,789)
                                             =====================     ====================

    Equity-Income SC2
    Units issued                                        620,142                   318,843
    Units redeemed                                     (340,989)                 (144,684)
                                             ---------------------     --------------------
    Net increase(decrease)                              279,153                   174,159
                                             =====================     ====================

    Growth IC
    Units issued                                     14,605,858                 3,032,090
    Units redeemed                                  (14,784,328)               (3,553,271)
                                             ---------------------     --------------------
    Net increase(decrease)                             (178,470)                 (521,181)
                                             =====================     ====================

    Growth SC
    Units issued                                        758,323                   246,022
    Units redeemed                                     (794,361)                 (374,317)
                                             ---------------------     --------------------
    Net increase(decrease)                              (36,038)                 (128,295)
                                             =====================     ====================

    Growth SC2
    Units issued                                        296,427                   185,123
    Units redeemed                                     (175,185)                  (93,905)
                                             ---------------------     --------------------
    Net increase(decrease)                              121,242                    91,218
                                             =====================     ====================


                                     FS-47


6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2003                     2002
                                             ---------------------     --------------------
    Fidelity, continued:
    High Income IC
    Units issued                                     15,824,479                10,552,318
    Units redeemed                                  (16,505,393)              (10,089,774)
                                             ---------------------     --------------------
    Net increase(decrease)                             (680,914)                  462,544
                                             =====================     ====================

    High Income SC
    Units issued                                      1,522,026                   692,548
    Units redeemed                                   (1,408,045)                 (668,893)
                                             ---------------------     --------------------
    Net increase(decrease)                              113,981                    23,655
                                             =====================     ====================

    High Income SC2
    Units issued                                      1,744,130                   534,911
    Units redeemed                                   (1,171,187)                 (224,045)
                                             ---------------------     --------------------
     Net increase(decrease)                              572,943                   310,866
                                             =====================     ====================

    Overseas IC
    Units issued                                     15,811,216                 7,192,007
    Units redeemed                                  (15,949,848)               (7,487,832)
                                             ---------------------     --------------------
    Net increase(decrease)                             (138,632)                 (295,825)
                                             =====================     ====================

    Overseas SC
    Units issued                                        749,154                   260,652
    Units redeemed                                     (753,288)                 (306,024)
                                             ---------------------     --------------------
    Net increase(decrease)                               (4,134)                  (45,372)
                                             =====================     ====================

    Overseas SC2
    Units issued                                        338,419                   127,129
    Units redeemed                                     (214,701)                  (70,662)
                                             ---------------------     --------------------
    Net increase(decrease)                              123,718                    56,467
                                             =====================     ====================

    Asset Mgr. IC
    Units issued                                      1,319,992                   380,527
    Units redeemed                                   (1,647,966)               (1,029,750)
                                             ---------------------     --------------------
    Net increase(decrease)                             (327,974)                 (649,223)
                                             =====================     ====================

    Asset Mgr. SC
    Units issued                                        232,651                   163,485
    Units redeemed                                     (298,722)                 (321,432)
                                             ---------------------     --------------------
    Net increase(decrease)                              (66,071)                 (157,947)
                                             =====================     ====================

    Asset Mgr. SC2
    Units issued                                        124,978                   132,578
    Units redeemed                                      (90,613)                  (77,964)
                                             ---------------------     --------------------
    Net increase(decrease)                               34,365                    54,614
                                             =====================     ====================

    Inv. Bond IC
    Units issued                                      6,910,549                 5,509,951
    Units redeemed                                   (8,277,076)               (4,653,877)
                                             ---------------------     --------------------
    Net increase(decrease)                           (1,366,527)                  856,074
                                             =====================     ====================


                                     FS-48


6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2003                     2002
                                             ---------------------     --------------------
    Fidelity, continued:
    Inv. Bond SC2
    Units issued                                      1,667,431                 1,525,171
    Units redeemed                                   (1,436,660)                 (901,516)
                                             ---------------------     --------------------
    Net increase(decrease)                              230,771                   623,655
                                             =====================     ====================

    Contrafund IC
    Units issued                                      3,636,590                 4,833,536
    Units redeemed                                   (3,886,276)               (5,119,528)
                                             ---------------------     --------------------
    Net increase(decrease)                             (249,686)                 (285,992)
                                             =====================     ====================

    Contrafund SC
    Units issued                                        528,975                   324,601
    Units redeemed                                     (563,532)                 (447,051)
                                             ---------------------     --------------------
    Net increase(decrease)                              (34,557)                 (122,450)
                                             =====================     ====================

    Contrafund SC2
    Units issued                                        523,091                   225,432
    Units redeemed                                     (282,815)                  (82,936)
                                             ---------------------     --------------------
    Net increase(decrease)                              240,276                   142,496
                                             =====================     ====================

    Asset Mgr. Gr. IC
    Units issued                                        696,682                   210,730
    Units redeemed                                     (738,551)                 (364,813)
                                             ---------------------     --------------------
    Net increase(decrease)                              (41,869)                 (154,083)
                                             =====================     ====================

    Asset Mgr. Gr. SC
    Units issued                                        112,058                    43,870
    Units redeemed                                     (128,230)                  (98,005)
                                             ---------------------     --------------------
    Net increase(decrease)                              (16,172)                  (54,135)
                                             =====================     ====================

    Asset Mgr. Gr. SC2
    Units issued                                         43,594                    19,498
    Units redeemed                                      (14,920)                  (14,818)
                                             ---------------------     --------------------
    Net increase(decrease)                               28,674                     4,680
                                             =====================     ====================

    Alger:
    Balanced
    Units issued                                      2,018,719                 1,154,047
    Units redeemed                                   (2,035,209)               (1,546,880)
                                             ---------------------     --------------------
    Net increase(decrease)                              (16,490)                 (392,833)
                                             =====================     ====================

    Leveraged
    Units issued                                      3,539,813                   937,141
    Units redeemed                                   (3,578,144)               (1,404,827)
                                             ---------------------     --------------------
    Net increase(decrease)                              (38,331)                 (467,686)
                                             =====================     ====================

                                     FS-49



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2003                     2002
                                             ---------------------     --------------------
    MFS:
    Strategic Inc.
    Units issued                                      2,258,775                 1,012,648
    Units redeemed                                   (2,240,117)                 (658,250)
                                             ---------------------     --------------------
    Net increase(decrease)                               18,658                   354,398
                                             =====================     ====================

    Utilities
    Units issued                                      2,775,015                   872,263
    Units redeemed                                   (2,914,593)               (1,587,995)
                                             ---------------------     --------------------
    Net increase(decrease)                             (139,578)                 (715,732)
                                             =====================     ====================

    New Discovery
    Units issued                                      6,212,685                 2,754,892
    Units redeemed                                   (6,295,508)               (2,984,317)
                                             ---------------------     --------------------
    Net increase(decrease)                              (82,823)                 (229,425)
                                             =====================     ====================

    Morgan Stanley:
    Emerging Markets
    Units issued                                      2,548,007                 2,570,848
    Units redeemed                                   (2,412,939)               (2,575,785)
                                             ---------------------     --------------------
    Net increase(decrease)                              135,068                    (4,937)
                                             =====================     ====================

    Global Value
    Units issued                                      1,631,101                 1,403,383
    Units redeemed                                   (1,533,144)               (1,235,223)
                                             ---------------------     --------------------
    Net increase(decrease)                               97,957                   168,160
                                             =====================     ====================

    Intl. Magnum
    Units issued                                      1,886,057                 3,220,616
    Units redeemed                                   (1,905,058)               (3,199,802)
                                             ---------------------     --------------------
    Net increase(decrease)                              (19,001)                   20,814
                                             =====================     ====================

    U.S. Real Estate
    Units issued                                      2,974,605                 2,149,321
    Units redeemed                                   (2,941,834)               (1,921,311)
                                             ---------------------     --------------------
    Net increase(decrease)                               32,771                   228,010
                                             =====================     ====================

    Ameritas:
    Core Strat.
    Units issued                                      3,723,085                      ----
    Units redeemed                                     (348,014)                     ----
                                             ---------------------     --------------------
    Net increase(decrease)                            3,375,071                      ----
                                             =====================     ====================

    Emerging Growth
    Units issued                                      8,937,165                 2,048,991
    Units redeemed                                  (10,798,601)               (2,692,272)
                                             ---------------------     --------------------
    Net increase(decrease)                           (1,861,436)                 (643,281)
                                             =====================     ====================

                                     FS-50



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2003                     2002
                                             ---------------------     --------------------
    Ameritas, continued:
    Growth
    Units issued                                      4,655,260                 1,184,718
    Units redeemed                                   (4,755,092)               (1,535,851)
                                             ---------------------     --------------------
    Net increase(decrease)                              (99,832)                 (351,133)
                                             =====================     ====================

    Growth with Income
    Units issued                                      1,998,795                   749,501
    Units redeemed                                   (3,030,303)                 (994,547)
                                             ---------------------     --------------------
    Net increase(decrease)                           (1,031,508)                 (245,046)
                                             =====================     ====================

    Income and Growth
    Units issued                                      3,213,854                   998,361
    Units redeemed                                   (3,350,137)               (1,441,588)
                                             ---------------------     --------------------
    Net increase(decrease)                             (136,283)                 (443,227)
                                             =====================     ====================

    Index 500
    Units issued                                      1,754,488                   637,231
    Units redeemed                                   (1,801,889)                 (785,353)
                                             ---------------------     --------------------
    Net increase(decrease)                              (47,401)                 (148,122)
                                             =====================     ====================

    MidCap
    Units issued                                     12,203,796                 4,919,957
    Units redeemed                                  (12,282,095)               (5,347,176)
                                             ---------------------     --------------------
    Net increase(decrease)                              (78,299)                 (427,219)
                                             =====================     ====================

    Money Market
    Units issued                                  1,173,172,303             1,184,286,251
    Units redeemed                               (1,204,816,218)           (1,202,823,275)
                                             ---------------------     --------------------
    Net increase(decrease)                          (31,643,915)              (18,537,024)
                                             =====================     ====================

    Research
    Units issued                                      2,329,773                 1,117,401
    Units redeemed                                   (3,328,172)               (1,171,787)
                                             ---------------------     --------------------
    Net increase(decrease)                             (998,399)                  (54,386)
                                             =====================     ====================

    Small Cap
    Units issued                                     15,460,916                 3,368,741
    Units redeemed                                  (15,506,436)               (3,561,974)
                                             ---------------------     --------------------
    Net increase(decrease)                              (45,520)                 (193,233)
                                             =====================     ====================

    Small Co. Equity
    Units issued                                      1,862,749                 2,091,628
    Units redeemed                                   (1,849,619)               (1,852,812)
                                             ---------------------     --------------------
    Net increase(decrease)                               13,130                   238,816
                                             =====================     ====================

    Select
    Units issued                                      1,939,953                 2,510,410
    Units redeemed                                   (2,011,338)               (2,102,021)
                                             ---------------------     --------------------
    Net increase(decrease)                              (71,385)                  408,389
                                             =====================     ====================


                                     FS-51



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2003                     2002
                                             ---------------------     --------------------
    Calvert:
    Balanced
    Units issued                                      3,364,951                 4,015,413
    Units redeemed                                   (2,692,010)               (3,384,254)
                                             ---------------------     --------------------
    Net increase(decrease)                              672,941                   631,159
                                             =====================     ====================

    Intl. Equity
    Units issued                                        431,354                 1,330,329
    Units redeemed                                     (289,244)               (1,237,340)
                                             ---------------------     --------------------
    Net increase(decrease)                              142,110                    92,989
                                             =====================     ====================

    Mid Cap
    Units issued                                        308,788                   149,290
    Units redeemed                                     (291,231)                 (122,340)
                                             ---------------------     --------------------
    Net increase(decrease)                               17,557                    26,950
                                             =====================     ====================

    Small Cap
    Units issued                                        866,273                 1,339,535
    Units redeemed                                     (854,645)               (1,163,207)
                                             ---------------------     --------------------
    Net increase(decrease)                               11,628                   176,328
                                             =====================     ====================

    Equity
    Units issued                                        193,471                    69,787
    Units redeemed                                      (66,951)                  (20,550)
                                             ---------------------     --------------------
    Net increase(decrease)                              126,520                    49,237
                                             =====================     ====================

    Income
    Units issued                                        901,572                   476,832
    Units redeemed                                     (548,662)                 (138,582)
                                             ---------------------     --------------------
    Net increase(decrease)                              352,910                   338,250
                                             =====================     ====================

    American Century:
    Income & Growth
    Units issued                                      4,244,501                 3,338,726
    Units redeemed                                   (3,448,395)               (2,431,199)
                                             ---------------------     --------------------
    Net increase(decrease)                              796,106                   907,527
                                             =====================     ====================

    Invesco:
    Dynamics
    Units issued                                      7,766,690                 2,500,505
    Units redeemed                                   (7,774,331)               (2,523,629)
                                             ---------------------     --------------------
    Net increase(decrease)                               (7,641)                  (23,124)
                                             =====================     ====================

    Salomon:
    All Cap
    Units issued                                      1,201,356                   914,847
    Units redeemed                                   (1,105,291)               (1,296,950)
                                             ---------------------     --------------------
    Net increase(decrease)                               96,065                  (382,103)
                                             =====================     ====================


                                     FS-52



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2003                     2002
                                             ---------------------     --------------------
    Summit:
    S&P MidCap
    Units issued                                      1,138,147                 1,285,212
    Units redeemed                                     (945,066)               (1,020,647)
                                             ---------------------     --------------------
    Net increase(decrease)                              193,081                   264,565
                                             =====================     ====================

    Russell Small Cap
    Units issued                                      1,127,319                   871,236
    Units redeemed                                     (792,929)                 (674,267)
                                             ---------------------     --------------------
    Net increase(decrease)                              334,390                   196,969
                                             =====================     ====================

    Nasdaq-100 Index
    Units issued                                      5,549,766                 3,182,958
    Units redeemed                                   (4,818,064)               (2,733,180)
                                             ---------------------     --------------------
    Net increase(decrease)                              731,702                   449,778
                                             =====================     ====================

    Third Avenue:
    Value
    Units issued                                      3,164,794                 3,102,783
    Units redeemed                                   (2,727,004)               (2,601,271)
                                             ---------------------     --------------------
    Net increase(decrease)                              437,790                   501,512
                                             =====================     ====================

    Dreyfus:
    MidCap
    Units issued                                        259,659                     7,533
    Units redeemed                                      (88,823)                      (70)
                                             ---------------------     --------------------
    Net increase(decrease)                              170,836                     7,463
                                             =====================     ====================

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ameritas Variable Life Insurance Company
Lincoln, Nebraska

We have audited the accompanying balance sheets of Ameritas Variable Life Insurance Company (a wholly owned subsidiary of AMAL Corporation) as of December 31, 2003 and 2002, and the related statements of operations, comprehensive income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Ameritas Variable Life Insurance Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
February 24, 2004

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                                 BALANCE SHEETS
                        (in thousands, except share data)

                                                                                           December 31
                                                                              --------------------------------------
                                                                                    2003                2002
                                                                              ------------------ -------------------
                                    ASSETS
Investments:
    Fixed maturity securities available for sale (amortized cost
       $411,229 - 2003 and $324,562 - 2002)                                    $       422,813    $       337,395
    Equity securities (amortized cost
       $1,782 - 2003 and $1,022 - 2002)                                                  1,848              1,008
    Mortgage loans on real estate                                                       11,927              9,241
    Loans on insurance policies                                                         33,851             33,600
                                                                              ------------------ -------------------
                             Total Investments                                         470,439            381,244
                                                                              ------------------ -------------------

Cash and cash equivalents                                                               39,385             68,892
Accrued investment income                                                                6,085              5,266
Reinsurance receivable-affiliate                                                           117                311
Reinsurance recoverable                                                                  1,502                803
Prepaid reinsurance premiums                                                             5,134              6,041
Deferred policy acquisition costs                                                      189,453            180,326
Current federal income tax receivable                                                        -              4,476
Other                                                                                    1,178              1,456
Separate accounts                                                                    1,862,977          1,549,281
                                                                              ------------------ -------------------
                             Total Assets                                      $     2,576,270    $     2,198,096
                                                                              ================== ===================




The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                                 BALANCE SHEETS
                        (in thousands, except share data)

                                                                                           December 31
                                                                              --------------------------------------
                                                                                    2003                2002
                                                                              ------------------ -------------------
                     LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
Policy and contract reserves                                                   $         5,668    $         9,265
Policy and contract claims                                                               2,459                924
Accumulated contract values                                                            501,154            461,399
Unearned policy charges                                                                  6,754              5,427
Unearned reinsurance ceded allowance                                                     4,774              5,312
Current federal income tax payable                                                       2,970                  -
Deferred income tax payable                                                             17,756             16,176
Accounts payable - affiliates                                                            7,477              3,949
Other                                                                                    7,081              5,046
Separate accounts                                                                    1,862,977          1,549,281
                                                                              ------------------ -------------------
                           Total Liabilities                                         2,419,070          2,056,779
                                                                              ------------------ -------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $100 per share; authorized
  50,000 shares, issued and outstanding 40,000 shares                                    4,000              4,000
Additional paid-in capital                                                              89,904             89,904
Retained earnings                                                                       62,048             46,215
Accumulated other comprehensive income                                                   1,248              1,198
                                                                              ------------------ -------------------
                           Total Stockholder's Equity                                  157,200            141,317
                                                                              ------------------ -------------------

                           Total Liabilities and Stockholder's Equity          $     2,576,270    $     2,198,096
                                                                              ================== ===================


The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                           Years Ended December 31
                                                          ----------------------------------------------------------
                                                                 2003               2002                2001
                                                          ------------------- ------------------ -------------------
INCOME:
Insurance revenues:
    Contract charges                                       $       69,799      $       69,072     $       62,172
    Premium-reinsurance ceded                                     (15,289)            (13,166)           (11,489)
    Reinsurance ceded allowance                                     4,815               4,753              4,519

Investment revenues:
    Net investment income                                          22,835              18,305             13,550
    Net realized gains (losses)                                       694                (475)               230

    Other                                                           1,900               2,027              3,246
                                                          ------------------- ------------------ -------------------

                                                                   84,754              80,516             72,228
                                                          ------------------- ------------------ -------------------

BENEFITS AND EXPENSES:
  Policy benefits:
    Death benefits                                                  5,074               5,522              3,088
    Interest credited                                              18,894              17,771             13,272
    Change in policy and contract reserves                         (3,597)              3,781              1,601
    Other                                                             172                 196                153
  Sales and operating expenses                                     23,534              25,706             26,808
  Amortization of deferred policy acquisition costs                19,165              31,963             21,734
                                                          ------------------- ------------------ -------------------

                                                                   63,242              84,939             66,656
                                                          ------------------- ------------------ -------------------

Income (loss) before income taxes                                  21,512              (4,423)             5,572

Income taxes - current                                              4,126              (3,296)            (3,793)
Income taxes - deferred                                             1,553                 480              3,493
                                                          ------------------- ------------------ -------------------

     Total income tax expense (benefit)                             5,679              (2,816)              (300)
                                                          ------------------- ------------------ -------------------

Net income (loss)                                          $       15,833      $       (1,607)    $        5,872
                                                          =================== ================== ===================



The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                       STATEMENTS OF COMPREHENSIVE INCOME
                                 (in thousands)

                                                                           Years Ended December 31
                                                          ----------------------------------------------------------
                                                                 2003               2002                2001
                                                          ------------------- ------------------ -------------------

Net income (loss)                                          $       15,833      $       (1,607)    $        5,872
Other comprehensive income (loss), net of tax:
    Unrealized gains (losses) on securities:
    Unrealized holding gains arising during period
      (net of deferred tax expense of $270, $273 and
      $385 for 2003, 2002 and 2001 respectively)                      501                 506                714
    Reclassification adjustment for (gains) losses
      included in net income (net of deferred tax
      (expense) benefit of $(243), $166 and $(80)
      for 2003, 2002 and 2001 respectively)                          (451)                309               (149)
                                                          ------------------- ------------------ -------------------
    Other comprehensive income                                         50                 815                565
                                                          ------------------- ------------------ -------------------

Comprehensive income (loss)                                $       15,883      $         (792)    $        6,437
                                                          =================== ================== ===================






The accompanying notes are an integral part of these financial statements.

                                                           AMERITAS VARIABLE LIFE INSURANCE COMPANY
                                                              STATEMENTS OF STOCKHOLDER'S EQUITY
                                                     FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                                                 (in thousands, except shares)
                                                                                                      Accumulated
                                                                         Additional                      Other
                                                  Common Stock           Paid-in       Retained      Comprehensive
                                             Shares          Amount      Capital       Earnings       Income(loss)       Total
                                         -------------  ------------- ------------- --------------  ---------------- -------------
BALANCE, January 1, 2001                       40,000    $     4,000   $  58,370   $     41,950    $       (182)    $   104,138

  Net unrealized investment gain, net             -              -           -              -               565             565

  Net income                                      -              -           -            5,872             -             5,872
                                         -------------  ------------- ------------- --------------  ---------------- -------------

BALANCE, December 31, 2001                     40,000          4,000      58,370         47,822             383         110,575

  Net unrealized investment gain, net             -              -             -            -               815             815

  Common control transactions (Note 4)            -              -        11,534            -               -            11,534

  Capital contribution                            -              -        20,000            -               -            20,000

  Net loss                                        -              -           -           (1,607)            -            (1,607)
                                         -------------  ------------- ------------- --------------  ---------------- -------------

BALANCE, December 31, 2002                     40,000          4,000      89,904         46,215           1,198         141,317

  Net unrealized investment gain, net             -              -           -              -                50              50

  Net income                                      -              -           -           15,833             -            15,833
                                         -------------  ------------- ------------- --------------  ---------------- -------------

BALANCE, December 31, 2003                     40,000    $     4,000   $  89,904   $     62,048    $      1,248     $   157,200
                                         =============  ============= ============= ==============  ================ =============



The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                              Years Ended December 31
                                                                ----------------------------------------------------
                                                                      2003             2002              2001
                                                                ----------------- ------------------ -----------------
OPERATING ACTIVITIES:
Net income (loss)                                                $      15,833    $      (1,607)    $       5,872
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Amortization of deferred policy acquisition costs                   19,165           31,963            21,734
    Policy acquisition costs deferred                                  (27,046)         (27,471)          (28,014)
    Interest credited to contract values                                18,894           17,771            13,272
    Amortization of discounts or premiums                                1,322              351              (130)
    Net realized (gains) losses on investment transactions                (694)             475              (230)
    Deferred income taxes                                                1,553              480             3,493
    Change in assets and liabilities:
      Accrued investment income                                           (819)          (1,582)             (614)
      Reinsurance receivable-affiliate                                     194              208             9,351
      Reinsurance recoverable                                             (699)             566             1,045
      Prepaid reinsurance premiums                                         907             (299)              442
      Current federal income tax                                         7,446           (1,248)              933
      Other assets                                                         496            1,624              (375)
      Policy and contract reserves                                      (3,597)           3,781             1,601
      Policy and contract claims                                         1,535              673            (2,580)
      Unearned policy charges                                            1,327              874               372
      Unearned reinsurance ceded allowance                                (538)            (604)             (188)
      Accounts payable-affiliates                                        3,528            2,138            (2,388)
      Other liabilities                                                  1,817              884             1,612
                                                                -----------------  -----------------  --------------
  Net cash from operating activities                                    40,624           28,977            25,208
                                                                -----------------  -----------------  --------------

INVESTING ACTIVITIES:

Purchase of fixed maturity securities available for sale              (176,411)        (167,635)          (81,138)
Issuance of mortgage loans on real estate                               (5,010)          (6,750)           (1,000)
Purchase of equity securities                                             (760)               -            (4,000)
Proceeds from maturities or repayment of fixed maturity
  securities available for sale                                         57,284           10,630            13,867
Proceeds from sales of fixed maturity securities available for
  sale                                                                  31,839           34,233            10,814
Proceeds from repayments of mortgage loans on real estate                2,317              400               181
Proceeds from the sale of equity securities                                  -            1,023             4,729
Net change in loans on insurance policies                                 (251)            (355)           (6,205)
Proceeds from Acacia National reinsurance transaction (Note 4)               -            1,702                 -
                                                                -----------------  --------------- -----------------
  Net cash from investing activities                                   (90,992)        (126,752)          (62,752)
                                                                -----------------  --------------- -----------------


The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                              Years Ended December 31
                                                                ----------------------------------------------------
                                                                      2003             2002              2001
                                                                ---------------- ----------------- -----------------

FINANCING ACTIVITIES:
Capital contribution                                             $           -    $      20,000     $           -
Deposits credited to policyowner account balances                    1,602,818        2,725,362         2,048,237
Withdrawals from policyowner account balances                       (1,581,957)      (2,625,622)       (1,982,113)
                                                                ---------------- ----------------- -----------------
  Net cash from financing activities                                    20,861          119,740            66,124
                                                                ---------------- ----------------- -----------------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                     (29,507)          21,965            28,580

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                                   68,892           46,927            18,347
                                                                ---------------- ----------------- -----------------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                                  $      39,385    $      68,892     $      46,927
                                                                ================ ================= =================

Supplemental cash flow information:

Cash refunded for income taxes                                   $      (3,320)   $      (2,048)    $      (4,726)


Non-Cash Transactions:
  Common control transactions (Note 4):
  Receipt and transfer of AMAL Corporation stock                 $           -    $      18,350     $           -
  Increase in paid in capital from reinsurance transactions      $           -    $       9,832     $           -




The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Ameritas Variable Life Insurance Company (the Company), a stock life insurance company domiciled in the State of Nebraska, is a wholly-owned subsidiary of AMAL Corporation, a holding company majority owned by Ameritas Life Insurance Corp.
(ALIC) with the minority interests held by AmerUs Life Insurance Company (AmerUs), and starting in 2002, Acacia Life Insurance Company (Acacia Life), Acacia National Life Insurance Company (Acacia National) and Acacia Financial Corporation (AFC). ALIC and Acacia Life are wholly owned subsidiaries of Ameritas Holding Company (AHC) which is a wholly owned subsidiary of Ameritas Acacia Mutual Holding Company (AAMHC). Acacia National and AFC are subsidiaries of Acacia Life. The Company currently issues variable life insurance, variable annuity, and fixed premium annuity policies, none of which are participating with respect to dividends.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

USE OF ESTIMATES
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates susceptible to significant change include deferred policy acquisition costs, reserves and income taxes.

RISKS AND UNCERTAINTIES
The Company operates in a business environment which is subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, interest rate risk, market risk, credit risk and legal and regulatory changes.

Interest rate risk is the potential for interest rates to change, which can cause fluctuations in the value of investments, the liabilities for future policy benefits and the carrying amount of deferred policy acquisition costs. Market risk is the potential for market values to change, which can cause fluctuations in certain future policy benefits and contract charges. Credit risk is the risk that issuers of investments owned by the Company may default or that other parties may not be able to pay amounts due to the Company. The Company is also subject to various state and Federal regulatory authorities. The potential exists for changes in regulatory initiatives which can result in additional, unanticipated impacts to the Company.

The principal accounting and reporting practices followed are:

INVESTMENTS
The Company classifies its securities into categories based upon the Company's intent relative to the eventual disposition of the securities. The first category, held to maturity securities, is comprised of fixed maturity securities which the Company has the positive intent and ability to hold to maturity. These securities are carried at amortized cost. The second category, available for sale securities, may be sold to address the liquidity and other needs of the Company. Securities classified as available for sale are carried at fair value on the balance sheet with unrealized gains and losses excluded from operations and reported as a component of accumulated other comprehensive income, net of related deferred acquisition costs and income tax effects. The third category, trading securities, is for debt and equity securities acquired for the purpose of selling them in the near term. The Company has classified all of its securities as available for sale. Realized investment gains and losses on sales of securities are determined on the specific identification method.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

INVESTMENTS, (continued)
For mortgage-backed securities, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When estimates of prepayments change, the effective yield is recalculated to reflect actual payments to date and anticipated future payments and any resulting adjustment is included in net investment income.

Mortgage loans on real estate are carried at amortized cost less an allowance for estimated uncollectible amounts except impaired loans which are measured at the present value of expected future cash flows, or alternatively, the observable market price or the fair value of the collateral. The Company has not recognized any impairments on loans as of December 31, 2003, 2002 and 2001.

Loans on insurance policies are carried at the unpaid principal balances.

The Company records write-offs or allowances for its investments based upon an evaluation of specific problem investments. The Company reviews, on a continual basis, all invested assets to identify investments where the Company may have credit concerns. Investments with credit concerns include those the Company has identified as experiencing a deterioration in financial condition.

CASH EQUIVALENTS
The Company considers all highly liquid debt securities purchased with a remaining maturity of less than three months to be cash equivalents.

As of December 31, 2003 and 2002, the Company had investments classified as cash equivalents of $7,585 and $10,031 respectively, in various money market mutual funds to which Calvert Asset Management Company, Inc., a subsidiary of AFC, is the advisor. These investments are recorded at their fair value based on net asset values.

SEPARATE ACCOUNTS
The Company operates Separate Accounts on which the earnings or losses accrue exclusively to policyowners. The assets (mutual fund investments) and liabilities of each account are clearly identifiable and distinguishable from other assets and liabilities of the Company. Assets are reported at fair value.

PREMIUM REVENUE AND BENEFITS TO POLICYOWNERS
RECOGNITION OF UNIVERSAL LIFE-TYPE CONTRACT REVENUE AND BENEFITS TO POLICYOWNERS Universal life-type policies are insurance contracts with terms that are not fixed and guaranteed. The terms that may be changed could include one or more of the amounts assessed the policyowner, premiums paid by the policyowner or interest accrued to policyowners' balances. Amounts received as payments for such contracts are reflected as deposits in accumulated contract values and are not reported as premium revenues.

Revenues for universal life-type policies consist of charges assessed against policy account values for deferred policy loading, mortality risk expense, the cost of insurance and policy administration. Policy benefits and claims that are charged to expense include interest credited to contracts under the fixed account investment option and benefit claims incurred in the period in excess of related policy account balances.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

PREMIUM REVENUE AND BENEFITS TO POLICYOWNERS, continued
RECOGNITION OF INVESTMENT CONTRACT REVENUE AND BENEFITS TO POLICYOWNERS Contracts that do not subject the Company to risks arising from policyowner mortality or morbidity are referred to as investment contracts. Certain deferred annuities are considered investment contracts. Amounts received as payments for such contracts are reflected as deposits in accumulated contract values and are not reported as premium revenues.

Revenues for investment products consist of investment income and policy administration charges. Contract benefits that are charged to expense include benefit claims incurred in the period in excess of related contract balances and interest credited to contract balances.

DEFERRED POLICY ACQUISITION COSTS
Those costs of acquiring new business, which vary with and are directly related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future premiums. Such costs include commissions, certain costs of policy issuance and underwriting, and certain variable distribution expenses.

Costs deferred related to universal life-type policies and investment-type contracts are amortized generally over the lives of the policies, in relation to the present value of estimated gross profits from mortality, investment and expense margins. The estimated gross profits are reviewed and adjusted periodically based on actual experience and changes in assumptions.

A roll forward of the amounts reflected in the balance sheets as deferred policy acquisition costs is as follows: December 31

                                                                             December 31
                                                         -------------------------------------------------
                                                               2003            2002            2001
----------------------------------------------------------------------------------------------------------
Beginning balance                                         $     180,326   $     164,234   $     160,827
Acacia National reinsurance transaction (Note 4)                      -          29,785               -
Acquisition costs deferred                                       27,046          27,471          28,014
Amortization of deferred policy acquisition costs               (19,165)        (31,963)        (21,734)
Adjustment for unrealized investment (gain) loss                  1,246          (9,201)         (2,873)
----------------------------------------------------------------------------------------------------------
Ending balance                                            $     189,453   $     180,326   $     164,234
----------------------------------------------------------------------------------------------------------

To the extent that unrealized gains or losses on available for sale securities would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as an adjustment of the unrealized investment gains or losses included in accumulated other comprehensive income.

FUTURE POLICY AND CONTRACT BENEFITS
Liabilities for future policy and contract benefits left with the Company on variable universal life and annuity-type contracts are based on the policy account balance, and are shown as accumulated contract values. In addition, the Company carries as future policy benefits a liability for additional coverages offered under policy riders.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (continued)

INCOME TAXES
Effective for tax year 2002, the Company files a consolidated life/non-life federal income tax return with its parent, AMAL Corporation and other members of its affiliated group. Prior to 2002, the Company filed a separate federal income tax return. An agreement among the members of its consolidated group provides for distribution of the consolidated income tax results as if filed on a separate income tax return basis. The current income tax expense or benefit (including effects of capital gains and losses and net operating losses) is apportioned generally on a sub-group (life/non-life) basis.

The provision for income taxes includes amounts currently payable and deferred income taxes resulting from the cumulative differences in assets and liabilities determined on a tax return and financial statement basis at the current enacted tax rates.

ACCOUNTING PRONOUNCEMENTS
GUARANTEED MINIMUM DEATH BENEFITS AND SEPARATE ACCOUNTS AND IMPLEMENTATION OF STATEMENT OF POSITION 03-1
In July 2003, the American Institute of Certified Public Accountants issued Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts (SOP 03-1). SOP 03-1 addresses a number of topics; the most significant of which is the accounting for contracts with guaranteed minimum death benefits (GMDB). SOP 03-1 requires companies to evaluate the significance of the GMDB benefit to determine whether the contract should be accounted for as an investment or insurance contract. For contracts determined to be insurance contracts, companies are required to establish a reserve to recognize a portion of the assessment (revenue) that compensates the insurance company for benefits to be provided in future periods. SOP 03-1 also provides guidance on separate account presentation, interest in separate accounts, gains and losses on the transfer of assets from the general account to a separate account, liability valuation, return based on a contractually referenced pool of assets or index, annuitization options and sales inducements to contract holders. The Company continues to evaluate the impact that SOP 03-1 will have on its financial results. Based on the Company's current interpretation, it is expected that adoption of SOP 03-1 will not have a material impact on the results of operations or financial position of the Company.

2.  INVESTMENTS

Investment income summarized by type of investment was as follows:
                                                                               Years Ended December 31
                                                                   -------------------------------------------------
                                                                         2003            2002            2001
 -------------------------------------------------------------------------------------------------------------------
 Fixed maturity securities available for sale                       $      20,118   $      15,118   $      10,846
 Equity securities                                                             59             139             159
 Mortgage loans on real estate                                                665             389             158
 Loans on insurance policies                                                1,960           1,976           1,645
 Cash equivalents                                                             654           1,139           1,033
 -------------------------------------------------------------------------------------------------------------------
    Gross investment income                                                23,456          18,761          13,841
 Investment expenses                                                          621             456             291
 -------------------------------------------------------------------------------------------------------------------
    Net investment income                                           $      22,835   $      18,305   $      13,550
 -------------------------------------------------------------------------------------------------------------------

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

2.  INVESTMENTS, (continued)

Net pretax realized investment gains (losses) were as follows:

                                                                                Years Ended December 31
                                                                    ------------------------------------------------
                                                                         2003            2002            2001
--------------------------------------------------------------------------------------------------------------------
Net gains (losses) on disposals, including calls and
  writedowns, of investments
   Net gains (losses) on disposals of fixed maturity
     securities available for sale                                   $         701   $        (473)  $        (497)
   Net gains on disposal of equity securities (note 9)                           -              14             729
--------------------------------------------------------------------------------------------------------------------
                                                                               701            (459)            232
   Provision for losses on mortgage loans on real estate                        (7)            (16)             (2)
--------------------------------------------------------------------------------------------------------------------
Net pretax realized investment gains (losses)                        $         694   $        (475)  $         230
--------------------------------------------------------------------------------------------------------------------

The Company recorded other than temporary impairments on fixed maturity securities available for sale of $0, $1,489 and $1,002 for 2003, 2002 and 2001, respectively.

Proceeds from sales of securities and gross gains and losses realized on those sales were as follows:

                                                                             Year Ended December 31, 2003
                                                                   -------------------------------------------------
                                                                       Proceeds         Gains           Losses
--------------------------------------------------------------------------------------------------------------------
Fixed maturity securities available for sale                        $      31,839   $       1,984   $       1,283
--------------------------------------------------------------------------------------------------------------------

                                                                             Year Ended December 31, 2002
                                                                   -------------------------------------------------
                                                                       Proceeds         Gains           Losses
--------------------------------------------------------------------------------------------------------------------
Fixed maturity securities available for sale                        $      34,233   $       2,054   $       1,038
Equity securities                                                           1,023              14               -
--------------------------------------------------------------------------------------------------------------------
         Total                                                      $      35,256   $       2,068   $       1,038
--------------------------------------------------------------------------------------------------------------------

                                                                             Year Ended December 31, 2001
                                                                   -------------------------------------------------
                                                                       Proceeds         Gains           Losses
--------------------------------------------------------------------------------------------------------------------
Fixed maturity securities available for sale                        $      10,814   $         452   $          72
Equity securities                                                           4,729             729               -
--------------------------------------------------------------------------------------------------------------------
         Total                                                      $      15,543   $       1,181   $          72
--------------------------------------------------------------------------------------------------------------------

The amortized cost and fair value of investments in securities by type of investment were as follows:

                                                                             December 31, 2003
                                                        ------------------------------------------------------------
                                                        Amortized Cost       Gross Unrealized         Fair Value
                                                                       ------------------------------
                                                                            Gains         Losses
--------------------------------------------------------------------------------------------------------------------
U.S. Corporate                                           $     292,679  $      12,317  $       1,972 $     303,024
Mortgage-backed                                                 56,797            934            148        57,583
U.S. Treasury securities and obligations of
  U.S. government agencies                                      61,753            766            313        62,206
--------------------------------------------------------------------------------------------------------------------
    Total fixed maturity securities available for sale         411,229         14,017          2,433       422,813
--------------------------------------------------------------------------------------------------------------------
Equity securities                                                1,782             66              -         1,848
--------------------------------------------------------------------------------------------------------------------
    Total securities available for sale                  $     413,011  $      14,083  $       2,433 $     424,661
--------------------------------------------------------------------------------------------------------------------

                                     FP-13

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

2.  INVESTMENTS, (continued)
                                                                             December 31, 2002
                                                        ------------------------------------------------------------
                                                        Amortized Cost       Gross Unrealized         Fair Value
                                                                       ------------------------------
                                                                            Gains         Losses
--------------------------------------------------------------------------------------------------------------------
U.S. Corporate                                           $     232,191  $      12,824  $       2,476 $     242,539
Mortgage-backed                                                 36,434          1,438            514        37,358
U.S. Treasury securities and obligations of
  U.S. government agencies                                      55,937          1,561              -        57,498
--------------------------------------------------------------------------------------------------------------------
    Total fixed maturity securities available for sale         324,562         15,823          2,990       337,395
--------------------------------------------------------------------------------------------------------------------
Equity securities                                                1,022              -             14         1,008
--------------------------------------------------------------------------------------------------------------------
    Total securities available for sale                  $     325,584  $      15,823  $       3,004 $     338,403
--------------------------------------------------------------------------------------------------------------------

An aging of unrealized losses on the Company's investments in fixed maturity securities available for sale as of December 31, 2003 is as follows:

                                         Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                        Fair Value  Unrealized    Fair Value  Unrealized    Fair Value  Unrealized
                                                      Losses                    Losses                    Losses
--------------------------------------------------------------------------------------------------------------------
U.S. Corporate                          $    61,673 $     1,367   $     2,199 $       605   $    63,872 $     1,972
Mortgage-backed                              20,133         148             -           -        20,133         148
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                   15,051         313             -           -        15,051         313
--------------------------------------------------------------------------------------------------------------------
    Total                               $    96,857 $     1,828   $     2,199 $       605   $    99,056 $     2,433
--------------------------------------------------------------------------------------------------------------------

For substantially all fixed maturity securities available for sale with an unrealized loss greater than 12 months, such unrealized loss was less than 20% of the Company's carrying value of each fixed maturity security. The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on an evaluation of the prospects of the issuers, including, but not limited to, the Company's intentions to sell or ability to hold the investments; the length of time and magnitude of the unrealized loss; and the credit ratings of the issuers of the investments in the above fixed maturity securities available for sale, the Company has concluded that the declines in the fair values of the Company's investments in fixed maturity securities available for sale at December 31, 2003 are temporary.

The amortized cost and fair value of fixed maturity securities available for sale by contractual maturity at December 31, 2003 are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Amortized           Fair
                                                     Cost             Value
--------------------------------------------------------------------------------
Due in one year or less                      $        27,717  $        28,061
Due after one year through five years                179,552          188,073
Due after five years through ten years               131,051          133,235
Due after ten years                                   16,112           15,861
Mortgage-backed securities                            56,797           57,583
--------------------------------------------------------------------------------
    Total                                    $       411,229  $       422,813
--------------------------------------------------------------------------------

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

2.  INVESTMENTS, (continued)

At December 31, 2003 the Company had fixed maturity securities available for sale with a carrying value of $4,009 on deposit with various state insurance departments.

3.  INCOME TAXES

The items that give rise to deferred tax assets and liabilities relate to the following:

                                                       December 31

                                           ------------------------------------
                                                 2003              2002
-------------------------------------------------------------------------------
Deferred policy acquisition costs           $        55,832  $        53,229
Prepaid expenses                                      1,797            2,114
Net unrealized investment gains                       3,773            3,908
Other                                                     -              108
-------------------------------------------------------------------------------
Gross deferred tax liability                         61,402           59,359
-------------------------------------------------------------------------------
Future policy and contract benefits                  39,927           36,499
Net operating loss carryforward                           -              446
Alternative minimum tax credit                            -            2,288
Capital loss carryforward                                98              137
Deferred future revenues                              3,535            3,758
Other                                                    86               55
-------------------------------------------------------------------------------
Gross deferred tax asset                             43,646           43,183
-------------------------------------------------------------------------------
    Net deferred tax liability              $        17,756  $        16,176
-------------------------------------------------------------------------------

The Company has approximately $280 of capital loss carryforwards as of December 31, 2003 that may be applied against capital gains reported in the next five years. The capital loss carryforwards of approximately $142 and $138 will expire in 2004 and 2005, respectively.

The difference between the U.S. federal income tax rate and the tax provision rate is summarized as follows:

                                         Years Ended December 31
                               ------------------------------------------------
                                  2003            2002             2001
-------------------------------------------------------------------------------
Federal statutory tax rate         35.0   %       (35.0)   %        35.0   %
Dividends received deduction       (6.7)          (27.7)           (26.6)
Common control transactions        (2.1)           (6.1)             -
Release of valuation allowance      -               -              (12.8)
Other                                .2             5.1             (1.0)
-------------------------------------------------------------------------------
    Effective tax rate             26.4   %       (63.7)   %        (5.4)  %
-------------------------------------------------------------------------------

On April 1, 2002, as described in the related party transactions note, the Company entered into transactions between entities under common control. As a result of the common control transactions, the Company recorded tax deductible goodwill. For the years ended December 31, 2003 and 2002, the Company realized a current income tax benefit of $444 and $269, respectively, attributable to goodwill amortization.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

4.  RELATED PARTY TRANSACTIONS

Affiliates provide technical, financial, legal, marketing and investment advisory support to the Company under administrative service agreements. The cost of these services to the Company for years ended December 31, 2003, 2002 and 2001 was $19,568, $18,566 and $16,192, respectively.

The Company has entered into reinsurance agreements (yearly renewable term) with affiliates. Under these agreements, these affiliates assume life insurance risk in excess of the Company's retention limit. These reinsurance contracts do not relieve the Company of its obligations to its policyowners. The Company recorded $7,242, $7,396 and $5,355 of reinsurance premiums, net of ceded allowances, to affiliates for the years ended December 31, 2003, 2002 and 2001, respectively. The Company has recorded reinsurance recoveries from affiliates of $5,304, $3,045 and $4,462 for the years ended December 31, 2003, 2002 and 2001, respectively, reflected in the statement of operations as a reduction of death benefits. Reinsurance recoverable of $983 and $441 and prepaid reinsurance premiums of $3,706 and $4,053 as of December 31, 2003 and 2002, respectively, relate to these agreements and are included in the balance sheet amounts of the same titles.

AmerUs, through assumption reinsurance, has assumed approximately 99% of the Company's equity indexed annuity business as of December 31, 2003 and 2002, reducing the reinsurance receivable - affiliate to $117 and $311 as of December 31, 2003 and 2002, respectively. As a condition to assumption reinsurance, certain states have required the Company remain contingently liable in the event the assuming reinsurer is unable to fulfill its obligations. The Company was contingently liable for $10,504 and $12,375 of additional reserves as of December 31, 2003 and 2002, respectively.

The Company has entered into guarantee agreements with ALIC, AmerUs and AMAL Corporation whereby they guarantee the full, complete and absolute performance of all duties and obligations of the Company.

The Company's variable life and annuity products are distributed through affiliate broker/dealers which are wholly-owned subsidiaries of AMAL Corporation. Policies placed by these affiliates generated commission expense of $21,767, $21,321 and $26,745 for the years ended December 31, 2003, 2002 and
2001, respectively.

The Company has a variable insurance trust (VIT). The Company, ALIC, and an affiliate, First Ameritas Life Insurance Corp. of New York (FALIC), offer the VIT as an investment option to policyowners through their Separate Accounts. The Company had separate account investments of $620,520 and $558,050 in the VIT as of December 31, 2003 and 2002, respectively. ALIC had separate account investments of $4,282 and $537 in the VIT as of December 31, 2003 and 2002, respectively. FALIC had separate account investments of $627 and $639 as of December 31, 2003 and 2002, respectively. Affiliates of the Company provide investment advisory and administrative services to the VIT on a fee basis.

The Company offers Calvert Variable Series, Inc. (CVS) mutual funds, an affiliate, to policyowners through the Separate Accounts. Separate Account investments in mutual funds offered through CVS were $65,715 and $41,265 as of December 31, 2003 and 2002, respectively.

The Company provides supervision, training and marketing support for variable product distributions to AIC, an affiliate. The Company received fees of $335, $493, and $1,420 for these services for the years ended December 31, 2003, 2002, and 2001, respectively. The fees are reflected in other income on the statement of operations.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

4.  RELATED PARTY TRANSACTIONS, (continued)

On April 1, 2002, AMAL Corporation transferred 13.70676 shares of its common stock valued at $18,350 to the Company. The AMAL Corporation stock was immediately distributed by the Company in the following common control group transactions.

Effective April 1, 2002, the Company and Acacia National entered into agreements under which the Company accepted, either on a coinsurance (the fixed account business) or on a modified coinsurance basis (the separate account business), the rights, liabilities and obligations of the variable life and annuity products of Acacia National. In addition, the Company entered into an assumptive reinsurance agreement to assume these ceded policies upon regulatory or policyowner approval as required. These agreements were entered into with Acacia National in exchange for 9.33467 shares of AMAL Corporation common stock valued at $12,500.

On April 1, 2002, in connection with the reinsurance agreements the following assets and liabilities were transferred from Acacia National to the Company and deferred taxes recorded:

Assets:
    Fixed maturity securities available for sale
      (amortized cost $5,498)                                    $     5,930
    Loans on insurance policies                                        3,854
    Cash and cash equivalents                                          1,702
    Accrued investment income                                            197
    Prepaid reinsurance premium                                        1,642
    Deferred policy acquisition costs                                 29,785
                                                                -------------
                    Total assets                                      43,110
                                                                -------------

Liabilities:
    Policy and contract reserves                                         560
    Accumulated contract values                                       22,021
    Unearned policy charges                                            1,791
    Unearned reinsurance ceded allowance                               2,158
    Deferred federal income taxes                                      4,765
                                                                -------------
                    Total liabilities                                 31,295
                                                                -------------

    Accumulated other comprehensive income                               281
                                                                -------------

                    Net assets transferred                       $    11,534
                                                                =============


This transaction is considered a transaction between entities under common control and as such assets and liabilities were transferred at carrying value and no gain or loss was realized. As a result of this transaction, the net assets transferred to the Company resulted in an increase in the paid in capital of the Company.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

4.  RELATED PARTY TRANSACTIONS, (continued)

Also, on April 1, 2002, the Company transferred 4.37209 shares of AMAL Corporation common stock valued at $5,850 to Acacia Life, in exchange for the right to be the sole underwriter for the future production of all variable life and annuity products sold by the Acacia Life distribution force. This also was a transaction between entities under common control and the field distribution received had no book carrying value.

Transactions with related parties are not necessarily indicative of revenues and expenses which would have occurred had the parties not been related.

5.  BENEFIT PLANS

The Company participates in a non-contributory defined benefit plan (the Plan or Pension Plan) sponsored by AHC. Pension costs include current service costs, which are accrued and funded on a current basis, and post service costs, which are amortized over the average remaining service life of all employees on the adoption date. The assets and liabilities of this plan are held by AHC. Total Company contributions for the years ended December 31, 2003, 2002 and 2001 were $2, $1 and $6, respectively.

The Company's employees and agents participate in a defined contribution plan that covers substantially all full-time employees and agents of AHC and its subsidiaries. Company matching contributions under the defined contribution plan range from 0.5% to 3% of the participant's compensation. In addition, for those employees who do not participate in the pension plan, the Company makes a contribution of 6.0% of the participant's compensation. Total Company contributions for the years ended December 31, 2003, 2002 and 2001 were $171, $185 and $235, respectively.

The Company is also included in the post-retirement benefit plan providing group medical coverage to retired employees of AMAL Corporation and its subsidiaries. For employees eligible to retire on or before January 1, 2000, these benefits are a specified percentage of premium until age 65 and a flat dollar amount thereafter. For employees eligible for retirement after January 1, 2000, benefits will be provided up to the date when the employee becomes eligible for Medicare. Employees become eligible for these benefits upon the attainment of age 55, 15 years of service and participation in the plan for the immediately preceding 5 years. Benefit costs include the expected cost of post retirement benefits for newly eligible employees, interest cost, and gains and losses arising from differences between actuarial assumptions and actual experience. The assets and liabilities of this plan are not segregated. Total Company contributions were $29, $33 and $31 for the years ended December 31, 2003, 2002 and 2001, respectively.

Expenses for the defined benefit plan and post retirement group medical plan are allocated to the Company based on the number of employees in AMAL Corporation and its subsidiaries.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

6.  INSURANCE REGULATORY MATTERS

Net income (loss), as determined in accordance with statutory accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska, was $20,972, ($21,376) and ($5,758) for 2003, 2002 and 2001,
respectively. The Company's statutory surplus was $96,933, $72,702 and $60,560 at December 31, 2003, 2002 and 2001, respectively. The Company is required to maintain a certain level of surplus to be in compliance with state laws and regulations. Company surplus is monitored by state regulators to ensure compliance with risk based capital requirements. Under statutes of the Insurance Department of the State of Nebraska, the Company is limited in the amount of dividends it can pay to its stockholder.

The Company adopted the provisions of the National Association of Insurance Commissioner's Codification of Statutory Accounting Practices for the preparation of statutory financial statements effective January 1, 2001. The adoption of the new accounting principles had the effect of increasing statutory surplus at January 1, 2001 by $2,854, which relates primarily to accounting principles regarding income taxes.

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures are made regarding fair value information about certain financial instruments for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates, in many cases, may not be realized in immediate settlement of the instrument. All nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date; therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for each class of financial instrument for which it is practicable to estimate a value:

         Fixed maturity securities available for sale -- For publicly traded securities, fair value is determined using an independent pricing source. For securities without a readily ascertainable fair value, the value has been determined using an interest rate spread matrix based upon quality, weighted average maturity and U.S. Treasury yields.

         Equity securities -- Fair value is determined using an independent pricing source.

         Mortgage Loans on real estate -- Mortgage loans in good standing are valued on the basis of discounted cash flow. The interest rate that is assumed is based upon the weighted average term of the mortgage and appropriate spread over U.S. Treasuries. There were no mortgage loans in default at December 31, 2003 and 2002.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS, (continued)

         Loans on insurance policies -- Fair value for loans on insurance policies are estimated using a discounted cash flow analysis at interest rates currently offered for similar loans with similar remaining terms. Loans on insurance policies with similar characteristics are aggregated for purposes of the calculations.

         Cash and cash equivalents, accrued investment income, reinsurance receivable and recoverable -- The carrying amounts equal fair value.

         Accumulated contract values -- Funds on deposit which do not have fixed maturities are carried at the amount payable on demand at the reporting date, which approximates fair value.

Estimated fair values are as follows:

                                                                                December 31
                                                        ------------------------------------------------------------
                                                                     2003                         2002
                                                        ------------------------------------------------------------
                                                           Carrying         Fair         Carrying        Fair
                                                            Amount          Value         Amount         Value
--------------------------------------------------------------------------------------------------------------------
Financial assets:
   Fixed maturity securities available for sale          $     422,813  $     422,813  $     337,395 $     337,395
   Equity securities                                             1,848          1,848          1,008         1,008
   Mortgage loans on real estate                                11,927         12,270          9,241        10,198
   Loans on insurance policies                                  33,851         28,237         33,600        24,096
   Cash and cash equivalents                                    39,385         39,385         68,892        68,892
   Accrued investment income                                     6,085          6,085          5,266         5,266
   Reinsurance receivable - affiliate                              117            117            311           311
   Reinsurance recoverable                                       1,502          1,502            803           803
Financial liabilities:
   Accumulated contract values excluding amounts held
     under insurance contracts                           $     441,634  $     441,634  $     407,829 $     407,829

8.  COMMITMENTS AND CONTINGENCIES

INVESTMENTS
The Company's exposure to credit loss is represented by the contractual notional amount of mortgage loan commitments. The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet instruments. There were no mortgage loan commitments outstanding as of December 31, 2003.

LITIGATION
From time to time, the Company is subject to litigation in the normal course of business. Management does not believe that the Company is party to any such pending litigation which would have a material adverse effect on its financial statements or future operations.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (in thousands)

9.  SEPARATE ACCOUNTS

The Company is currently marketing variable life and variable annuity products, which have separate accounts as an investment option. Separate Account V (Account V) was formed to receive and invest premium receipts from variable life insurance policies issued by the Company. Separate Account VA-2 (Account VA-2) was formed to receive and invest premium receipts from variable annuity policies issued by the Company. During 2001, the Company made initial investments totaling $4,000 into two new mutual fund options offered through Account VA-2. The Company withdrew its investments and related earnings by December 31, 2001 in the amount of $4,729. The Company did not make any investments into the separate accounts during 2003 or 2002. The realized gains are recorded in the statement of operations.

On October 31, 2002 the Company established Ameritas Variable Separate Account VL (Account VL) and Ameritas Variable Separate Account VA (Account VA) under Nebraska law. Account VL was established to support the variable life contracts assumed under the modified coinsurance arrangement with Acacia National and Account VA was established to support the variable annuity contracts assumed under this arrangement.

During 2003 and 2002, under terms of the assumptive reinsurance agreement with Acacia National, separate account assets and liabilities totaling $37,582 and $106,294, respectively, were transferred from Acacia National to the Company. Subsequently, $20,396 and $45,379, respectively, were transferred from the general account to Account VL and $17,186 and $60,915, respectively, were transferred from the general account to Account VA.

All separate accounts are registered under the Investment Company Act of 1940, as amended, as unit investment trusts. Assets of the separate accounts are invested in mutual funds and are carried at fair value and are only used to support variable products of the Company.

Amounts in the separate accounts include policyowner investments in mutual fund options offered through affiliates (See note 4). Separate account assets and liabilities are segregated from the other assets and liabilities of the Company.

Amounts in the Separate Accounts are as follows:

                                                        December 31
                                            ------------------------------------
                                                  2003              2002
--------------------------------------------------------------------------------
Separate Account V                           $       387,590  $       297,759
Separate Account VA-2                              1,315,336        1,146,411
Separate Account VL                                   82,886           45,211
Separate Account VA                                   77,165           59,900
--------------------------------------------------------------------------------
                                             $     1,862,977  $     1,549,281
--------------------------------------------------------------------------------

                                     PART C

                                OTHER INFORMATION

Item 24.      Financial Statements and Exhibits

     a) Financial Statements:

     The financial statements of the subaccounts of Ameritas Variable Life Insurance Company Separate Account VA-2 and Ameritas Variable Life Insurance Company are filed in Part B. They include:

     Subaccounts of Ameritas Variable Life Insurance Company Separate
     Account VA-2:
     -    Report of Deloitte & Touche LLP, independent auditors.
     -    Statements of Net Assets as of December 31, 2003.
     - Statements of Operations for the periods ended December 31, 2003 and 2002.
     - Statements of Changes in Net Assets for the periods ended December 31, 2003 and 2002.
     - Notes to Financial Statements for the periods ended December 31, 2003 and 2002.

     Ameritas Variable Life Insurance Company:
     -    Report of Deloitte & Touche LLP, independent auditors.
     -    Balance Sheets as of December 31, 2003 and 2002.
     - Statements of Operations for the years ended December 31, 2003, 2002 and 2001.
     - Statements of Comprehensive Income for the years ended December 31, 2003, 2002 and 2001.
     - Statements of Stockholder's Equity for the years ended December 31, 2003, 2002 and 2001.
     - Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001.
     - Notes to Financial Statements for the years ended December 31, 2003, 2002 and 2001.

All schedules of Ameritas Variable Life Insurance Company for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or have been disclosed in the Notes to the Financial Statements and therefore have been omitted.

There are no financial statements included in Part A or Part C.

     b)  Exhibits

     Exhibit
     Number   Description of Exhibit

     (1) Resolution of Board of Directors of Ameritas Variable Life Insurance Company establishing Ameritas Variable Life Insurance Company Separate Account VA-2. 1
     (2)      Not applicable.
     (3) (a)  Principal Underwriting Agreement. 2
         (b)  Form of Selling Agreement. 3
     (4)      Form of Variable Annuity Contract. 4
     (5)      Form of Application for Variable Annuity Contract.
     (6) (a) Articles of Incorporation of Ameritas Variable Life Insurance Company. 5
         (b)  Bylaws of Ameritas Variable Life Insurance Company. 6
     (7)      Not Applicable.
     (8) (a)  Participation Agreement (MFS). 3
         (b)  Participation Agreement (Fidelity). 5
         (c)  Participation Agreement (Alger American). 5
         (d)  Participation Agreement (Morgan Stanley). 3
         (e) Form of Participation Agreement (Calvert Variable Series, Inc. Ameritas Portfolios). 7
         (f)  Form of Participation Agreement (Calvert Variable Series, Inc.). 8
         (g)  Form of Participation Agreement (American Century). 9
         (h)  Form of Participation Agreement (INVESCO). 8
         (i)  Form of Participation Agreement (Salomon Brothers). 8
         (j)  Form of Participation Agreement (Summit). 8
         (k)  Form of Participation Agreement (Third Avenue). 8
         (l)  Form of Participation Agreement (Dreyfus). 9
     (9)      Legal Opinion and Consent.
     (10)(a)  Independent Auditors' Consent.
     (11)     Financial Statements are discussed at Item 24(a).
     (12)     Not applicable.
     (13)     Schedule of Computation of Performance Quotations. 10
     (14)     Powers of Attorney. 11, 12, 13, 14

1 Incorporated by reference to the initial Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 333-36507, filed on September 26, 1997.
2 Incorporated by reference to Post-Effective Amendment No. 4 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 33-98848, filed on February 28, 1997.
3 Incorporated by reference to the initial Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-15585, filed on November 6, 1996.
4. Incorporated by reference to the initial Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 333-114976, filed on April 28, 2004.
5 Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement for Ameritas Variable Life Insurance Company, Separate Account V File No. 333-15585, filed on January 17, 1997.
6 Incorporated by reference to Pre-Effective Amendment No. 1 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 33-36507, filed on February 20, 1998.
7 Incorporated by reference to Post-Effective Amendment No. 5 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-15585, filed on August 30, 1999.
8 Incorporated by reference to Post-Effective Amendment No. 7 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-14845, filed November 22, 2000.
9 Incorporated by reference to Post-Effective Amendment No. 18 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 33-33844, filed February 24, 2003.
10 Incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 333-47162, filed April 9, 2001.
11 Incorporated by reference to Post-Effective Amendment No. 7 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 333-46675, filed March 29, 2002.
12 Incorporated by reference to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 333-101274, filed November 18, 2002.
13 Incorporated by reference to Post-Effective Amendment No. 22 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account V, File No. 33-30019, filed April 23, 2003.
14 Incorporated by reference to Post-Effective Amendment No. 14 to the Registration Statement for Ameritas Variable Life Insurance Company Separate Account VA-2, File No. 33-98848, filed April 2, 2004.

Item 25.        Directors and Officers of the Depositor

         Name and Principal                          Position and Offices
         Business Address                            with Depositor
         Lawrence J. Arth*                           Director, Chairman and Chief Executive Officer
         JoAnn M. Martin*                            Director, President and Chief Operating Officer
         Gary R. McPhail**                           Director and Executive Vice President
         David C. Moore*                             Director and Executive Vice President
         Haluk Ariturk***                            Director
         Thomas C. Godlasky**                        Director
         Arnold D. Henkel*                           Director
         Garrett P. Ryan***                          Director
         Melinda S. Urion*****                       Director
         Robert C. Barth*                            Vice President and Controller
         Raymond M. Gilbertson*                      Vice President - Corporate Compliance
         William W. Lester*                          Senior Vice President, Chief Investment Officer and Treasurer
         Thomas N. Simpson*                          Senior Vice President and National Sales Manager
         Donald R. Stading*                          Vice President, Secretary and General Counsel

* Principal business address: Ameritas Variable Life Insurance Company, 5900 "O" Street, Lincoln, Nebraska 68510.
** Principal business address: AmerUs Life Insurance Company, 611 Fifth Avenue, Des Moines, Iowa 50309.
*** Principal business address: Acacia Life Insurance Company, 7315 Wisconsin Avenue, Bethesda, Maryland 20814.
**** Principal business address: Indianapolis Life Insurance Company, 2960 North Meridian, Indianapolis, Indiana 46206.
***** Principal business address: AmerUs Group Company, 699 Walnut Street, Des
      Moines, Iowa 50309.

Item 26.        Organizations under common control with the depositor include:

Name of Corporation (state where organized)                            Principal Business
Ameritas Acacia Mutual Holding Company (NE)............................mutual insurance holding company
     Ameritas Holding Company (NE).....................................stock insurance holding company

         Acacia Life Insurance Company (DC)............................life insurance company
              Acacia Financial Corp. (MD)..............................holding company
                  Acacia Federal Savings Bank (DE).....................federally chartered bank
                     Acacia Property & Casualty Insurance
                     Agency, Inc. (VA).................................insurance agency
                     Acacia Service Corp. (VA).........................deposit solicitation
                     Acacia Title Agency, Inc. (VA)....................title company
                  Acacia Realty Corporation (DC).......................real estate joint venture company
                  Calvert Group. Ltd. (DE).............................holding company
                     Calvert Asset Management Company (DE).............asset management services
                     Calvert Shareholder Services, Inc. (DE)...........administrative services
                     Calvert Administrative Services Company (DE)......administrative services
                     Calvert Distributors, Inc. (DE)...................broker-dealer
              Acacia Realty Square, LLC (DE)...........................property management company
              Enterprise Resources, LLC (DE)...........................class II insurance sales

         Ameritas Life Insurance Corp. (NE)............................life/health insurance company
              AMAL Corporation (NE)....................................a joint venture holding company between Ameritas
                                                                       Life Insurance Corp. (52.41%), AmerUs Life Insurance
                                                                       Company (33.59%), Acacia Life Insurance Company (11.03%),
                                                                       and Acacia Financial Corp. (2.97%)
                  Ameritas Investment Corp. (NE).......................securities broker dealer, investment adviser
                  Ameritas Variable Life Insurance Company (NE)        life insurance company
                  The Advisors Group, Inc. (DE)........................investment adviser
              Ameritas Investment Advisors, Inc. (NE)..................investment adviser
              First Ameritas Life Insurance Corp. of New York (NY).....life insurance company
              Lincoln Gateway Shopping Center, Inc. (NE)...............real estate investment and management
              Pathmark Administrators, Inc. (NE).......................third-party administrator of dental and eye care insurance plans
              Veritas Corp. (NE).......................................insurance marketing agency

Subsidiaries are indicated by indentations. Ownership is 100% by the parent company except as noted.

Item 27.      Number of Contractowners

              No contracts have been offered.

Item 28.      Indemnification

Ameritas Variable Life Insurance Company's By-laws provide as follows:

     "The Corporation shall indemnify any person who was, or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding to the full extent authorized by the laws of Nebraska."

     Section 21-2004 of the Nebraska Business Corporation Act, in general, allows a corporation to indemnify any director, officer, employee or agent of the corporation for amount paid in settlement actually and reasonably incurred by him or her in connection with an action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     In a case of a derivative action, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless a court in which the action was brought shall determine that such person is fairly and reasonably entitled to indemnify for such expenses which the Court shall deem proper.

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.      Principal Underwriter

a) Ameritas Investment Corp. ("AIC") which will serve as the principal underwriter for the variable annuity contracts issued through Ameritas Variable Life Insurance Company Separate Account VA-2, also serves as the principal underwriter for variable life insurance contracts issued through Ameritas Variable Life Insurance Company Separate Account V, and serves as the principal underwriter for variable life insurance contracts issued through Ameritas Life Insurance Corp. Separate Account LLVL and First Ameritas Variable Life Separate Account and variable annuity contracts issued through Ameritas Life Insurance Corp. Separate Account LLVA and First Ameritas Variable Annuity Separate Account. AIC is the underwriter for the Ameritas Portfolios and also serves as its investment advisor.

b) The following table sets forth certain information regarding the officers and directors of the principal underwriter, Ameritas Investment Corp.

          Name and Principal                         Positions and Offices
          Business Address                           and Underwriter
          ----------------                           ---------------
          Salene Hitchcock-Gear*                     Director, President and Interim CEO
          Gary R. McPhail**                          Director, Senior Vice President
          David C. Moore*                            Director, Senior Vice President
          William W. Lester*                         Director, Treasurer
          Lawrence J. Arth*                          Director
          Thomas C. Godlasky**                       Director
          Billie B. Beavers***                       Senior Vice President
          James R. Fox***                            Senior Vice President
          Michael P. Heaton***                       Senior Vice President
          Maria E. Sherffius*                        Vice President - Chief Compliance Officer
          Donald R. Stading*                         Vice President, Secretary and General Counsel
          Michael M. VanHorne***                     Senior Vice President

          * Principal business address: Ameritas Investment Corp., 5900 "O" Street, Lincoln, Nebraska 68510.
          ** Principal business address: AmerUs Life Insurance Company, 611 Fifth Avenue, Des Moines, Iowa 50309.
          *** Principal business address: Ameritas Investment Corp., 440 Regency Parkway Drive, Suite 222, Omaha, Nebraska 68114.

c)                             Net Underwriting       Compensation
          Name of Principal     Discounts and             on                Brokerage
           Underwriter (1)     Commissions (2)       Redemption (3)      Commissions (4)     Compensation (5)
          -------------------  ---------------       --------------      ---------------     ----------------
          Ameritas Investment
          Corp. ("AIC")            $9,174,454              $0                  $17,775         $179,639

          (2)+(4)+(5) = Gross variable annuity compensation received by AIC.
          (2) = Sales compensation received and paid out by AIC as underwriter, AIC retains 0.
          (4) = Sales compensation received by AIC for retail sales.
          (5) = Sales compensation received by AIC and retained as underwriting fee.

Item 30.  Location of Separate Account and Records

     The Books, records and other documents required to be maintained by Section 31(a) of the 1940 Act and Rules 31a-1 to 31a-3 thereunder are maintained at Ameritas Variable Life Insurance Company, 5900 "O" Street, Lincoln, Nebraska 68510.

Item 31.  Management Services

     Not Applicable.

Item 32.  Undertakings

     Registrant undertakes to file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statement in the registration statement are never more than 16 months old for so long as payment under the variable annuity contracts may be accepted.

     Registrant undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove and send for a Statement of Additional Information.

     Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

     The registrant is relying upon the Division of Investment Management (Division) no-action letter of November 28, 1988 concerning annuities sold in 403 (b) plans and represents that the requirements of the no-action letter have been, are and/or will be complied with.

     Ameritas Variable Life Insurance Company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES

As required by the Securities Act of 1933, the Registrant, Ameritas Variable Life Insurance Company Separate Account VA-2, certifies that it has caused this Registration Statement on Form N-4 to be signed on its behalf by the undersigned thereunto duly authorized in the City of Lincoln, County of Lancaster, State of Nebraska on this 9th day of June, 2004.

                                        AMERITAS VARIABLE LIFE INSURANCE COMPANY
                                               SEPARATE ACCOUNT VA-2, Registrant

                             AMERITAS VARIABLE LIFE INSURANCE COMPANY, Depositor



                                                       By: Lawrence J. Arth*
                                                         -----------------------
                                                         Chairman of the Board

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 9, 2004.

         SIGNATURE                                            TITLE
     Lawrence J. Arth *                     Director, Chairman and Chief Executive Officer
     JoAnn M. Martin *                      Director, President and Chief Operating Officer
     Gary R. McPhail *                      Director, Executive Vice President
     David C. Moore **                      Director, Executive Vice President
     Haluk Ariturk ***                      Director
     Thomas C. Godlasky *                   Director
     Arnold D. Henkel****                   Director
     Garrett P. Ryan **                     Director
     Melinda S. Urion **                    Director
     Robert C. Barth *                      Vice President and Controller
     William W. Lester *                    Senior Vice President, Chief Investment Officer and Treasurer

  /s/  Donald R. Stading                    Vice President, Secretary and General Counsel
-------------------------
       Donald R. Stading

* Signed by Donald R. Stading under Powers of Attorney executed effective as of January 25, 2001.
** Signed by Donald R. Stading under Powers of Attorney executed effective as of November 15, 2002.
*** Signed by Donald R. Stading under Power of Attorney executed effective as of April 7, 2003.
**** Signed by Donald R. Stading under Power of Attorney executed effective as of April 2, 2004.

                                  Exhibit Index

       Exhibit

         (5)       Form of Application for Variable Annuity Contract

         (9)       Opinion and Consent of Donald R. Stading

         (10)(a)   Independent Auditors' Consent